UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

THE WESTERN UNION COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

A Message from Jeffrey A. Joerres, Chair of the Board of Directors (Non-Executive)

Dear Fellow Stockholders:

It is clear that 2025 marked a difficult year from a macro perspective and a changing geopolitical landscape slowed some of the progress we were making against our Evolve 2025 strategy. The Board and management team remained committed to navigating these industry shifts, embracing change, and positioning the Company for sustainable long-term success.

Notably, despite this challenging environment and market headwinds, our management team, under Devin McGranahan’s leadership, demonstrated resilience and a steadfast focus on delivering for our customers. We have achieved several key milestones over the last three years, including a much-improved revenue profile, a meaningful acceleration of our digital business, and a consumer services business that now approaches 15% of our annual revenues, almost double where it was just a few years ago. These accomplishments are a testament to the dedication and adaptability of the management team and our employees, whose commitment drives our progress. Please see “Business Overview and 2025 Performance Highlights” beginning on page 39.

Our Beyond Strategy

As we move forward, the Board’s active role in shaping and overseeing Western Union’s strategic direction remains central to our journey. Through regular reviews and open dialogue with management, we strive to ensure our strategy aligns with evolving market trends and stakeholder expectations. At our November 2025 Investor Day, we introduced our Beyond strategy---a blueprint for sustainable growth and competitiveness in the digital era---which is intended to move the Company forward by continuing to advance our digital capabilities, meeting our customers where and how they want to interact with us, investing in and broadening our consumer services offerings, and expanding our payments infrastructure around the globe. This framework underscores our commitment to innovation, and operational excellence, ensuring Western Union is well-positioned to capture new opportunities and deliver long-term value.

Solid Corporate Governance Framework

Our commitment to strong governance is paramount. To support our strategic efforts, effective risk management, focus on superior compliance, and ongoing oversight and evaluation of our management team, as well as thoughtful board composition, remain cornerstones of our governance framework.

•	The Board, in close collaboration with its committees and management, identifies, evaluates, and addresses key risks, including financial, operational, regulatory and emerging risks, allowing us to anticipate challenges and act proactively to protect your interests.
•	The Board effectively oversees and collaborates with the management team to ensure they have the resources and guidance to deliver on our objectives. Among other things, accountability, ethical leadership, and a culture that fosters innovation and operational rigor are at the heart of our approach.
•	We strive for a Board that includes directors with diversity of experiences, viewpoints and perspectives, independence, and a broad range of expertise, all qualities essential for effective oversight of both established and emerging risks. Through rigorous annual evaluations we ensure our directors are equipped to guide the Company’s evolving strategy. Notably, we have added five new directors since 2020, including our newest director, Milind Pant, who joined the Board on March 13, 2026.

Commitment to Stockholder Engagement, Responsiveness & Long-Term Value

Additionally, fundamental to these governance principles is meaningful engagement with our stockholders. This year, we expanded our outreach efforts, reaching out to stockholders representing approximately 70% of our outstanding shares, and gained valuable insights into executive compensation and other governance matters. Your feedback has informed updates to our compensation programs, detailed in this Proxy Statement beginning on page 34, and we remain committed to ongoing dialogue.

Every decision we make is guided by our responsibility to foster long-term value for you, our stockholders. We are committed to balancing short-term performance with prudent investment in future opportunities, always focused on sustainable returns and strengthening Western Union’s foundation.

Thank you for your ongoing trust and support. We value your engagement and look forward to working together to advance Western Union’s success in the years ahead.

Jeffrey A. Joerres
Chair of the Board of Directors (Non-Executive)

THE WESTERN UNION COMPANY

7001 E. Belleview Avenue
Denver, Colorado 80237

March 31, 2026

Dear Stockholder:

You are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of The Western Union Company (the “Company”), to be held at 8:00 a.m., local time, on Thursday, May 14, 2026, at the Company’s headquarters located at 7001 E. Belleview Avenue, Denver, Colorado 80237. The registration desk will open at 7:30 a.m.

The attached notice and Proxy Statement contain details of the business to be conducted at the Annual Meeting. In addition, the Company’s 2025 Annual Report, which is being made available to you along with the Proxy Statement, contains information about the Company and its performance. Directors and certain officers of the Company will be present at the Annual Meeting.

Your vote is important! Whether or not you plan to attend the Annual Meeting, please read the Proxy Statement and then vote at your earliest convenience by telephone, internet, tablet or smartphone, or request a proxy card to complete, sign, date and return by mail. Using the telephone, internet, tablet or smartphone voting systems, or mailing your completed proxy card, will not prevent you from voting in person at the Annual Meeting if you are a stockholder of record and wish to do so.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company.

Devin B. McGranahan
President, Chief Executive Officer and Director

Your Vote Is Important!

Please promptly vote by telephone, internet, tablet or smartphone, or request a proxy card to complete, sign, date and return by mail so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Your prompt action will aid the Company in reducing the expense of proxy solicitation.

Dated March 31, 2026 THE WESTERN UNION COMPANY 7001 E. Belleview Avenue Denver, Colorado 80237 (866) 405-5012

Notice Of 2026 Annual Meeting Of Stockholders

When: May 14, 2026 at 8:00 a.m. Mountain Time	Where: Company Headquarters 7001 E. Belleview Avenue Denver, Colorado 80237	Record Date: March 17, 2026

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement before voting.

	ITEMS OF BUSINESS	BOARD’S RECOMMENDATION	FURTHER INFORMATION
1	Election of Directors named in this Proxy Statement to serve as members of the Company’s Board of Directors until the Company’s 2027 Annual Meeting of Stockholders	FOR each director nominee	Page 16
2	Hold an advisory vote to approve executive compensation	FOR	Page 83
3	Ratify the Selection of Ernst & Young LLP as our independent registered public accounting firm for 2026	FOR	Page 84
4	Approval of the Company’s 2026 Employee Stock Purchase Plan	FOR	Page 85
5	Vote on the stockholder proposal described in the accompanying Proxy Statement, if properly presented at the Annual Meeting	AGAINST	Page 89
6	Transact any other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting

Attending This Meeting

All stockholders will be required to show valid, government-issued, photo identification or an employee badge issued by the Company. If you own shares as a stockholder of record (a “Registered Holder”), your name will be compared to the list of registered stockholders to verify your share ownership. If you own shares through a broker, agent, or other nominee (a “Beneficial Holder”), you will need to bring evidence of your share ownership, such as your most recent brokerage account statement or a legal proxy from your broker, agent or other nominee. If you do not have valid picture identification and proof that you own Company shares, you will not be admitted to the Annual Meeting. All packages and bags are subject to inspection. Please note that the registration desk will open at 7:30 a.m. Please arrive in advance of the start of the Annual Meeting to allow time for identity verification.

>> Notice Of 2026 Annual Meeting Of Stockholders

Who Can Attend And Vote

Our stockholders of record on March 17, 2026 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement that may take place. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours by any stockholder for ten days prior to the Annual Meeting at our principal executive offices located at 7001 E. Belleview Avenue, Denver, Colorado 80237.

Your Vote Is Important!

Telephone Beneficial Holders call toll free at 1-800-454-8683 Registered Holders call toll free at 1-866-883-3382	Internet Beneficial Holders visit www.proxyvote.com Registered Holders visit www.proxypush.com/WU	By Mail Request a paper proxy card to complete, sign, date and return

By Tablet or Smartphone

Beneficial Holders vote your shares online
with your tablet or smartphone by scanning
the QR code above.

Registered Holders vote your shares online
with your tablet or smartphone by scanning
the QR code on your Proxy Card.

In Person Attend the Annual Meeting

>> Notice Of 2026 Annual Meeting Of Stockholders

Important Notice Regarding The Availability Of Proxy Materials

The Company’s Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com or www.proxydocs.com/ brokers/WU for Beneficial Holders and www.proxydocs.com/WU for Registered Holders. To access such proxy materials, you will need the control/identification numbers provided to you in your Notice of Internet Availability of Proxy Materials or your Proxy Card.

We appreciate your prompt vote. After reading the Proxy Statement, please vote at your earliest convenience, by telephone, internet, tablet or smartphone, or request a proxy card to complete, sign, date and return by mail. If you decide to attend the Annual Meeting and would prefer to vote in person by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Please note that all votes cast via telephone, internet, tablet or smartphone must be cast prior to 11:59 p.m., Eastern Time on Wednesday, May 13, 2026. For shares held in The Western Union Company Incentive Savings Plan, direction regarding how to vote such shares must be received by mail on or before Monday, May 11, 2026, or by telephone, internet, tablet or smartphone by 11:59 p.m., Eastern Time, on May 11, 2026. By Order of the Board of Directors.

Benjamin C. Adams
Chief Legal Officer and Corporate Secretary March 31, 2026

This Page Intentionally Left Blank

>> Proxy Summary

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement before voting.

2026 Annual Meeting Of Stockholders Of The Western Union Company (The “Company,” “Western Union,” “We,” “Our,” Or “Us”)

When: May 14, 2026 at 8:00 a.m. Mountain Time	Where: Company Headquarters 7001 E. Belleview Avenue Denver, Colorado 80237	Record Date: March 17, 2026

Meeting Agenda And Voting Matters
	MANAGEMENT PROPOSALS	BOARD VOTE RECOMMENDATION	PAGE REFERENCE (FOR MORE DETAIL)
1	Election of Directors named in this Proxy Statement to serve as members of the Company’s Board of Directors until the Company’s 2027 Annual Meeting of Stockholders	FOR each director nominee	Page 16
2	Advisory Vote to Approve Executive Compensation	FOR	Page 83
3	Ratify the Selection of Ernst & Young LLP as our independent registered public accounting firm for 2026	FOR	Page 84
4	Approval of the Company’s 2026 Employee Stock Purchase Plan	FOR	Page 85
5	Stockholder proposal regarding stockholder right to act by written consent	AGAINST	Page 89

Information About Our Director Nominees (Page 2)

92% Independent 11 Members	CEO Experience	Regulated Industry/Government Experience	Global Operations Experience	Diversity 4 Female 1 Hispanic/Latino 2 Asian* 1 LGBTQ+ 1 American Indian**

* Asian Female and Asian Male
** American Indian Female This chart reflects the composition, skills, qualifications, and characteristics of our Board of Directors nominated for election at the 2026 Annual Meeting.

2026 Proxy Statement	I

>> Proxy Summary

Our Director Nominees

Independent	Julie M. Cameron-Doe Director Since 2023 • Age 56 Committee(s) • Audit Committee • Compliance Committee	Independent	Michael A. Miles, Jr. Director Since 2006 • Age 64 Committee(s) • Compensation and Benefits Committee Chair • Corporate Governance Committee

Independent	Martin I. Cole Director Since 2015 • Age 69 Committee(s) • Compensation and Benefits Committee • Corporate Governance Committee	Independent	Timothy P. Murphy Director Since 2020 • Age 64 Committee(s) • Audit Committee • Compliance Committee Chair

Independent	Suzette M. Deering Director Since 2023 • Age 56 Committee(s) • Compensation and Benefits Committee • Corporate Governance Committee	Independent	Milind Pant Director Since 2026 • Age 55 Committee(s) • Audit Committee • Compliance Committee

Independent	Betsy D. Holden Director Since 2006 • Age 70 Committee(s) • Compensation and Benefits Committee • Corporate Governance Committee Chair	Independent	Jan Siegmund Director Since 2019 • Age 61 Committee(s) • Audit Committee Chair • Compliance Committee

Independent	Jeffrey A. Joerres Director Since 2015 • Age 66 Chair of the Board Committee(s) • None	Independent	Angela A. Sun Director Since 2018 • Age 51 Committee(s) • Audit Committee • Compensation and Benefits Committee

Independent	Devin B. McGranahan Director Since 2021 • Age 57 President and Chief Executive Officer Committee(s) • None	Independent	Solomon D. Trujillo Director Since 2012 • Age 74 Committee(s) • Audit Committee • Compliance Committee

II	Western Union

>> Proxy Summary

Governance Highlights (Page 17)

Annual Election of Directors
Proxy Access
Majority Vote Standard in Uncontested Elections
Stockholder Right to Call Special Meetings at 10% Ownership Threshold
No Stockholder Rights Plan (“Poison Pill”)
No Supermajority Voting Provisions in the Company’s Organizational Documents
Independent Board, Except for our Chief Executive Officer (“CEO”)
Independent Non-Executive Chair
Independent Board Committees
Confidential Stockholder Voting
Board Committee Authority to Retain Independent Advisors
Robust Codes of Conduct
Board Committee Oversight of Sustainability Matters
Robust Stock Ownership Guidelines for Senior Executives and Directors
Prohibition Against Pledging and Hedging of Company Stock by Senior Executives and Directors
Regular Stockholder Engagement

Core Components Of 2025 Executive Compensation

Base Salary – Fixed compensation component payable in cash
Annual Incentive Awards – Variable compensation component payable in cash based on performance against annually established performance objectives
Performance-Based Restricted Stock Units (“PSUs”) – PSUs cliff vest after three years based on the Company’s achievement of financial performance objectives, with a payout modifier based on the Company’s relative total stockholder return (“TSR”) versus the Standard & Poor’s MidCap 400 Index (“S&P MidCap 400 Index”)
Restricted Stock Units (“RSUs”) – RSUs vest in one-third annual increments based on continued service during the vesting period
Stock Options – Non-qualified stock options granted with an exercise price equal to fair market value on the date of grant that expire ten years after grant and become exercisable in 25% annual increments over a four-year vesting period

2026 Proxy Statement	III

>> Proxy Summary

Key Features Of Our Executive Compensation Program

What We Do

Pay-for-performance and at-risk compensation.

A significant portion of our targeted annual compensation is performance-based and/or subject to forfeiture (“at-risk”), with emphasis on variable pay to reward short- and long-term performance measured against pre-established objectives informed by our Company’s strategy.

Align compensation with stockholder interests.

Performance measures for incentive compensation are linked to the overall performance of the Company and are designed to be aligned with the creation of long-term stockholder value.

Emphasis on future pay opportunity vs. current pay.

Our long-term incentive awards are equity-based, use multi-year vesting provisions to encourage retention, and are designed to align our NEOs’ interests with long-term stockholder interests. For 2025, the annual long-term equity awards comprised approximately 77% of the total target annual compensation for our CEO and, on average, approximately 57% of the total target annual compensation for our other NEOs.

Mix of performance metrics.

The Company utilizes a mix of performance metrics that emphasize both absolute performance goals, which provide the primary links between incentive compensation and the Company’s strategic operating plan and financial results, and a relative payout modifier, which measures the Company’s relative Total Shareholder Return (“TSR”) versus the S&P MidCap 400 Index.

Stockholder engagement.

The Compensation Committee Chair and members of management regularly engage with stockholders to better understand their perspectives on the Company’s executive compensation program, the Say-on-Pay vote, and our related disclosures.

“Clawback” policies.

Pursuant to the Company’s Dodd-Frank Clawback and Forfeiture Policy (the “Dodd-Frank Policy”), the Company is required to recoup certain incentive compensation from covered officers in the event of a financial restatement. In addition, the Company maintains a separate Misconduct Clawback and Forfeiture Policy (the “Misconduct Policy”) which provides that the Company may, in its sole discretion, recoup certain incentive compensation, including time-based equity awards, from covered officers in the event the covered officer engages in compliance misconduct or detrimental conduct.

Robust stock ownership guidelines.

We require our executive officers to own a meaningful amount of Company stock to align them with long-term stockholder interests (6x base salary in the case of our CEO and 3x base salary for our other NEOs).

Include leadership and compliance metrics in compensation program.

Multi-year vesting and/or performance periods for long-term incentive awards.

Independent compensation consultant retained by the Compensation Committee.

“Double trigger” severance benefits in the event of a change-in-control.

Maximum payout caps for annual cash incentive compensation and PSUs.

IV	Western Union

>> Proxy Summary

What We Don’t Do

No repricing or buyout of underwater stock options without stockholder approval.

No change-in-control tax gross ups.

Prohibition against pledging and hedging of Company securities by senior executives and directors.

Please see “Summary of Corporate Governance Practices” for additional details.

No dividends or dividend equivalents are paid on unvested or unearned PSUs or RSUs.

No service-based defined benefit pension plan.

Named Executive Officers Compensation

A key principle of the executive compensation program is ensuring that senior leaders are aligned around common performance goals. On balance, 78%-92% of total target compensation is performance-based and at-risk, comprised of 57%-77% long-term incentives, 15%-21% in annual incentives, and 8%-22% in base salary.

Equity Mix
	CEO Equity Mix	Other NEOs Default Mix

2026 Proxy Statement	V

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>> Proxy Statement

Proxy Statement

The Board of Directors (the “Board of Directors” or the “Board”) of The Western Union Company (“Western Union” or the “Company”) is, on the Company’s behalf, soliciting your proxy to vote at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 14, 2026 at 8:00 a.m., local time, and any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at the Company’s Headquarters, 7001 E. Belleview Avenue, Denver, Colorado 80237.

In accordance with U.S. Securities and Exchange Commission (the “SEC”) rules and regulations, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing our proxy materials, which include this Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and Annual Report to Stockholders, to our stockholders over the internet unless otherwise instructed by the stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials was first mailed on March 31, 2026 to all stockholders of record as of March 17, 2026 (the “Record Date”). The only voting securities of the Company are shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), of which there were 313,417,288 shares outstanding as of the Record Date.

The Company’s Annual Report to Stockholders, which contains consolidated financial statements for the year ended December 31, 2025 (the “2025 Annual Report”), accompanies this Proxy Statement. You also may obtain a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 that was filed with the SEC, without charge, by writing to Investor Relations, The Western Union Company, 7001 E. Belleview Avenue, WU-HQ-11, Denver, Colorado 80237, or by calling (866) 405-5012. Requests may also be directed to westernunion.ir@westernunion.com. If you would like to receive a copy of any exhibits listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, please call (866) 405-5012 or submit a request in writing to Investor Relations at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and these exhibits are also available in the “Investor Relations” section of www.westernunion. com. This Proxy Statement and the 2025 Annual Report are also available on the SEC’s website at sec.gov.

Information on the Company’s website is not incorporated by reference into, and does not form part of, this Proxy Statement.

2026 Proxy Statement	1

>> Board Of Directors Information

Board Of Directors Information

In accordance with applicable Delaware law, the business of the Company is managed under the direction of its Board of Directors. Pursuant to the Company’s Charter, the Board of Directors is to consist of not less than one nor more than 15 directors. All directors’ terms will expire at the Annual Meeting. At the Annual Meeting, director nominees will stand for election for one-year terms, expiring at the 2027 Annual Meeting of Stockholders.

The Board currently consists of twelve directors. The Board selects director nominees on the basis of experience, integrity, skills, diversity of background, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties, all in the context of an assessment of the perceived needs of the Board at a given point in time. In addition to the individual attributes of each of the directors described below, the Company highly values the collective business experience and qualifications of the directors. We believe that the diversity of experiences, viewpoints, and perspectives of our directors result in a Board with the commitment and energy to advance the interests of our stockholders.

During 2025, the Board of Directors met eight times (not including committee meetings). Each of the directors attended at least 75% of the aggregate number of meetings of the Board and Board committees on which they served during 2025. More information regarding our director nominees is provided below.

	Julie M. Cameron-Doe Former Chief Financial Officer of Wynn Resorts, Limited	Age 56 Director Since 2023
• CFO Experience • Financial Literacy • Eligible for Audit Committee Financial Expert • Regulated Industry/ Government • Global Operational Experience • Digital Technology

Notable Expertise Provided to the Board

►   Expertise and knowledge as a financial leader in publicly and privately held international businesses gained through service as a chief financial officer of a large, U.S.-based luxury hotel and casino operator and an international developer and manufacturer of consumer gaming products.

►   Experience leading company expansion through mergers and acquisitions which provides informed perspective to the Board on potential inorganic growth opportunities.

Principal Occupation, Business Experience, and Directorships

Ms. Cameron-Doe served as Chief Financial Officer of Wynn Resorts, Limited, a luxury hotel and casino operator, from 2022 to 2026. Previously, she served as Chief Financial Officer of Aristocrat Leisure Limited, a leading gaming manufacturer, from 2018 to 2022 and was Group General Manager-Finance at Aristocrat Leisure Limited from 2013 to 2018. Prior to that, Ms. Cameron-Doe held various financial leadership roles at entertainment and e-commerce companies in the United Kingdom and Australia. Ms. Cameron-Doe currently serves on the Board of Directors for Wynn Macau, Limited, a public company listed on the Hong Kong Stock Exchange and an indirect majority owned subsidiary of Wynn Resorts, Limited.

Other Public Directorships: Wynn Macau, Limited	Committee(s): Audit Committee, Compliance Committee

2	Western Union

>> Board Of Directors Information

	Martin I. Cole Former Chair of the Board and Interim Chief Executive Officer of Cloudera, Inc. Former Chief Executive of the Accenture Technology Group	Age 69 Director Since 2015
• CEO Experience • Regulated Industry/ Government • Financial Literacy • Emerging Markets • Global Operational Experience • Digital Technology

Notable Expertise Provided to the Board

►   Deep knowledge and expertise in product, innovation, and technology from his roles as a former chief executive officer and chair of the board of directors of an enterprise data cloud company and as a former executive officer of a multinational management consulting, technology services, and outsourcing company.

►   Experience with large multinational manufacturer operations, which provides invaluable insights to the Company for navigating challenges related to operational execution and efficiency.

Principal Occupation, Business Experience, and Directorships

Mr. Cole served as the Chair of the Board of Directors and Interim Chief Executive Officer of Cloudera, Inc., an enterprise data cloud company from 2019 to 2020, and served as a director of Cloudera, Inc. from 2014 to 2020. Prior to that, Mr. Cole served as Chief Executive of the Technology Group at Accenture plc (“Accenture”), a professional services company, from 2012 until his retirement from Accenture in 2014. During his career at Accenture, Mr. Cole also served as the Chief Executive of the Communications, Media & Technology Operating Group from 2006 to 2012, Chief Executive of the Government Operating Group from 2004 to 2006, Managing Partner of the Outsourcing and Infrastructure Delivery Group from 2002 to 2004 and Partner in the Outsourcing and Government Practices Group from 1989 to 2002. Mr. Cole joined Accenture in 1980. Mr. Cole has served as a director of Western Digital Corporation since 2014 and was appointed its board chair in 2025. He has served as chairman, non-executive, non-independent director of Sagility India Limited since 2022. He formerly served as director (from 2014-2020), lead independent director (from 2016-2020), and chairman (from 2019 to 2020) of Cloudera, Inc.

Other Public Directorships: Western Digital Corporation and Sagility India Limited	Committee(s): Compensation and Benefits Committee, Corporate Governance Committee

2026 Proxy Statement	3

>> Board Of Directors Information

	Suzette M. Deering Chief Executive Officer of Publicis Sports & Entertainment Founder of The Grit Advisory Former Chief Marketing Officer of the Ford Motor Company	Age 56 Director Since 2023
• CEO Experience • Financial Literacy • Global Operational Experience • Digital Technology

Notable Expertise Provided to the Board

►   Experience as a former chief marketing officer of large, U.S.-based global companies that manufacture and deliver consumer products around the world and provide global e-commerce services. She also brings to the Board experience as a former chief executive officer of a marketing agency.

►   Expertise in brand building, digital innovation, and global marketing will help guide the Company’s transformation and focus on customer prioritization and engagement.

Principal Occupation, Business Experience, and Directorships

Ms. Deering has served as the chief executive officer of Publicis Sports & Entertainment since October 2025, and is the founder of The Grit Advisory, a marketing advisory company she formed in May 2023. She previously served as an advisor for McKinsey & Company from 2023 to 2025. Prior to that, she served as Global Chief Marketing Officer of Ford Motor Company, an automobile manufacturing and selling company, from 2021 through 2022. Previously, she served as Vice President and Global Chief Marketing Officer of eBay, a global e-commerce company during 2020 and was Chief Marketing Officer of eBay’s North America business from 2015 to 2020. Ms. Deering was Chief Executive Officer of Moxie, a marketing agency, from 2012 to 2015 and held various leadership roles at Home Depot and Verizon Communications from 1998 to 2011.

Other Public Directorships: None	Committee(s): Compensation and Benefits Committee, Corporate Governance Committee

4	Western Union

>> Board Of Directors Information

	Betsy D. Holden Former Senior Advisor to McKinsey & Company and Former Co-CEO of Kraft Foods Inc.	Age 70 Director Since 2006
• CEO Experience • Regulated Industry/ Government • Financial Literacy • Emerging Markets • Global Operational Experience

Notable Expertise Provided to the Board

►   Experience as a former chief executive officer of a large global public company and as a board member and former consultant to multiple, large international companies. She brings extensive corporate governance experience across multiple industries.

►   Expertise in marketing and product management, including successful implementation of growth strategies and innovative marketing plans to win in competitive industries; and navigating challenges operating in a highly regulated industry. These expertise help guide the Company’s regulatory compliance and growth strategy.

Principal Occupation, Business Experience, and Directorships

Ms. Holden served as Senior Advisor to McKinsey & Company, a global management consulting company, from 2007 to 2020, leading strategy, marketing and board effectiveness initiatives for consumer goods, healthcare, and financial services clients. Prior to that, Ms. Holden spent 25 years in marketing and line positions in consumer goods. Ms. Holden served as President, Global Marketing and Category Development of Kraft Foods Inc. from 2004 to 2005, Co-Chief Executive Officer of Kraft Foods Inc. from 2001 to 2003, and President and Chief Executive Officer of Kraft Foods North America from 2000 to 2003. Ms. Holden began her career at General Foods in 1982. Ms. Holden currently serves as a Director of Dentsply Sirona, NNN Reit, Inc., and Kenvue Inc. Ms. Holden also serves on the Food Chain Advisory Board and several private portfolio company boards for Paine Schwartz Partners, a private equity firm focused on sustainable agriculture and food products. She has served on ten public boards over the last 25 years, including Diageo Plc (from 2009 to 2018), Time, Inc. (from 2014 to 2018), and Catamaran Corporation (from 2012 to 2015). Ms. Holden serves on the Global Advisory Board at Northwestern University’s Kellogg School of Management (2000-present) and previously served on Duke University’s Board of Trustees (2011-2023) and the Executive Committee (2015-2023).

Other Public Directorships: Dentsply Sirona Inc., Kenvue Inc., and NNN REIT, Inc.	Committee(s): Compensation and Benefits Committee, Corporate Governance Committee Chair

2026 Proxy Statement	5

>> Board Of Directors Information

	Jeffrey A. Joerres Non-Executive Chair of the Board of Directors	Age 66 Director Since 2015
• CEO Experience • Financial Literacy • Global Operational Experience • Regulated Industry/ Government • Emerging Markets

Notable Expertise Provided to the Board

►   Experience as the former chief executive officer and executive chair of a large, U.S.- based global company that delivers workforce solutions around the world and as a board member of global industrial and energy companies and an investment firm.

►   Expansive leadership experience and expertise in the management of internal and external relationships, including with vendors, strategic partners, suppliers, board members and management teams, provide important perspectives on managing challenges facing the business and exercising appropriate oversight of the Company’s strategy.

Principal Occupation, Business Experience, and Directorships

Mr. Joerres served as the Executive Chair of ManpowerGroup Inc. (“ManpowerGroup”), a provider of workforce solutions, from 2014 to 2015. From 1999 to 2014, Mr. Joerres served as Chief Executive Officer of ManpowerGroup and from 2001 to 2014, he served as its Chair of the Board. Mr. Joerres joined ManpowerGroup in 1993, and also served as Vice President of Marketing and Senior Vice President of European Operations and Marketing and Major Account Development. Mr. Joerres served as a director of Artisan Funds, Inc. from 2001 to 2011 and of Johnson Controls International plc from 2016 to 2017. Mr. Joerres currently serves as a director of Artisan Partners Asset Management Inc. and Conoco Phillips.

Other Public Directorships: Artisan Partners Asset Management Inc. and ConocoPhillips	Committee(s): None

6	Western Union

>> Board Of Directors Information

	Devin B. McGranahan President and Chief Executive Officer	Age 57 Director Since 2021
• CEO Experience • Regulated Industry/ Government • Financial Literacy • Global Operational Experience • Emerging Markets • Digital Technology

Notable Expertise Provided to the Board

►   Experience as the only Director who is also an executive of the Company. Provides effective leadership and insight as the Company’s leader, and from his prior financial services and operations insight gained through his experience with a global payments and financial services technology firm and a global management consulting firm.

►   Deep expertise and understanding of customers and industry dynamics to support Board oversight of long-term strategy and the Company’s multi-year digital transformation as the Company navigates the complexities and risks of an international business.

Principal Occupation, Business Experience, and Directorships

Mr. McGranahan has served as the Company’s President and CEO since December 2021. Prior to joining Western Union, Mr. McGranahan was with Fiserv, Inc., a global provider of payments and financial services technology solutions, where he served as Executive Vice President, Senior Group President, Global Business Solutions, from 2018 to 2021 and Group President, Billing and Payments Group, from 2016 to 2018. Before joining Fiserv, Mr. McGranahan served as a senior partner at McKinsey & Company, a global management consulting firm. While there, he held a variety of senior management roles, including leader of the global insurance practice from 2013 to 2016 and as a co-chair of the global senior partner election committee from 2013 to 2015. In addition, Mr. McGranahan served as co-leader of the North America financial services practice from 2009 to 2016. He joined McKinsey & Company in 1992.

Other Public Directorships: None	Committee(s): None

2026 Proxy Statement	7

>> Board Of Directors Information

Michael A. Miles, Jr.

Chairman of the Board and Former Interim Chief Executive Officer of Portillo’s Inc.
Advisory Director, Berkshire Partners
Former President and Chief Operating Officer, Staples, Inc.

Age 64 Director Since 2006
• CEO Experience • Financial Literacy • Global Operational Experience • Regulated Industry/ Government

Notable Expertise Provided to the Board

►   Effective leadership and senior management experience as a former executive of an international consumer goods retailer with large acquisitions outside of the United States and franchise distribution networks, which are similar to the Company’s agent network.

►   Expertise in global operations as well as human capital management, compensation, corporate governance and public company boards.

Principal Occupation, Business Experience, and Directorships

Mr. Miles has served as an Advisory Director for Berkshire Partners, a private equity firm since 2013. He has served as the Chairman of the Board of Portillo’s Inc. (PTLO), the Chicago based restaurant chain, since 2014 and was appointed interim Chief Executive Officer from September 2025 until February 2026.

Previously, Mr. Miles was President and Chief Operating Officer of Staples, Inc., the office products provider, from 2006 until 2013, and Chief Operating Officer from 2003 to 2006. Prior to that, he was Chief Operating Officer, Pizza Hut for Yum! Brands, Inc. from 2000 to 2003. From 1996 to 1999, he served as Senior Vice President of Concept Development & Franchise at Pizza Hut.

Other Public Directorships: Portillo’s Inc.	Committee(s): Compensation and Benefits Committee Chair, Corporate Governance Committee

8	Western Union

>> Board Of Directors Information

	Timothy P. Murphy Former President and Chief Executive Officer of Consortium Networks	Age 64 Director Since 2020
• CEO Experience • CFO Experience • Financial Literacy • Regulated Industry/ Government • Digital Technology

Notable Expertise Provided to the Board

►   Substantial experience in global law enforcement, cybersecurity, intelligence, counter-terrorism, and business and operational experience gained through his time as chief financial officer and chief operating officer at the FBI and as president and chief executive officer of a cybersecurity and networking company.

►   Deep knowledge and expertise in intelligence collection and analysis, network analysis, and insider threat, global enterprise risk management, public company accounting, disclosure and financial system management.

Principal Occupation, Business Experience, and Directorships

Mr. Murphy served as President and Chief Executive Officer of Consortium Networks, a cybersecurity and networking company, from 2019 through 2023. Previously, he served as President of Thomson Reuters Special Services, a wholly-owned subsidiary of Thomson Reuters (“TRSS”), from 2015 to 2019. TRSS provides management consulting services to help customers with intelligence collection and analysis, network analysis, insider threat, and global risk management solutions. Mr. Murphy currently serves as Chair of the Board of Directors for TRSS and served on the Board of Directors of Genius Group Limited from 2022 to 2023. From 1988 to 2011, Mr. Murphy served in the United States Federal Bureau of Investigation (the “FBI”), where he held various positions of increasing responsibility until retiring from the FBI in 2011 as Deputy Director.

Other Public Directorships: None	Committee(s): Compliance Committee Chair, Audit Committee

2026 Proxy Statement	9

>> Board Of Directors Information

	Milind Pant Former Chief Executive Officer of Amway, Inc. Executive Fellow with the Kellogg School of Management and the WSJ Leadership Institute	Age 55 Director Since 2026
• CEO Experience • Global Operational Experience • Financial Literacy • Regulated Industry/ Government • Emerging Markets • Digital Technology

Notable Expertise Provided to the Board

►   Expertise managing large-scale, complex, multinational corporations, including regulatory compliance, gained from his former role as a chief executive officer of large, U.S.- based global companies, where he led transformational growth and strategic transitions in sectors such as consumer services, including restaurants, packaged goods, and health.

►   Extensive experience in digital transformation and global consumer markets will be invaluable as Western Union continues to advance our strategic priorities and enhance value for our stockholders, customers and partners.

Principal Occupation, Business Experience, and Directorships

Mr. Pant previously served as the first non-family member Chief Executive Officer of Amway, the world’s largest direct selling company, from 2019 until 2024. From 2015 to 2018, he served as President of Pizza Hut International within Yum! Brands, Inc.’s Global Pizza Hut Division, where he oversaw international strategies and resources and provided leadership for global business management units. He also held the positions of President and Chief Operating Officer for the China Division, where he led all Yum! China brands, including KFC, Pizza Hut Dine In, Pizza Hut Delivery, East Dawning, and Little Sheep. Prior to joining Yum! Brands, he spent fifteen years at Unilever in various executive roles, including as Vice President of Foods (Savory) for Africa, the Middle East, and Turkey. Mr. Pant holds a Master of International Business from the Indian Institute of Foreign Trade and a Master of Management Studies from the Birla Institute of Technology and Science in India.

Other Public Directorships: None	Committee(s): Audit Committee, Compliance Committee

10	Western Union

>> Board Of Directors Information

	Jan Siegmund Former Chief Financial Officer of Cognizant Technology Solutions Corporation	Age 61 Director Since 2019
• CFO Experience • Financial Literacy • Eligible for Audit Committee Financial Expert • Global Operational Experience • Digital Technology

Notable Expertise Provided to the Board

►   Experience as a former chief financial officer of a professional services provider and former chief financial officer and chief strategy officer of a global provider of cloud-based human capital management solutions.

►   Expertise in innovation, technology, human capital management, enterprise risk management, public company accounting, disclosure and financial system management.

Principal Occupation, Business Experience, and Directorships

Mr. Siegmund served as Chief Financial Officer of Cognizant Technology Solutions Corporation, a professional services company, from 2020 through 2023. Prior to that, Mr. Siegmund served as Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc. (“ADP”), a global provider of cloud-based human capital management solutions, from 2012 to 2019. Prior to his appointment as Chief Financial Officer in 2012, he served as President, Added Value Services and Chief Strategy Officer of ADP from 2009 to 2012. Prior to that time, Mr. Siegmund held various positions of increasing responsibility with ADP. Mr. Siegmund joined ADP in 1999. Mr. Siegmund currently serves on the board of directors of Marsh & McLennan Companies, Inc.

Other Public Directorships: Marsh & McLennan Companies, Inc.	Committee(s): Audit Committee Chair, Compliance Committee

2026 Proxy Statement	11

>> Board Of Directors Information

	Angela A. Sun Former Chief Operations Officer & Partner, Alpha Edison	Age 51 Director Since 2018
• Financial Literacy • Regulated Industry/ Government • Emerging Markets • Global Operational Experience

Notable Expertise Provided to the Board

►   Substantial experience in operations management and valuable insight into the technology industry, including extensive strategic, operational, and government experience from her time in the Bloomberg Administration and at Bloomberg L.P.

►   Knowledge of financial system management, compensation, corporate governance and public company boards.

Principal Occupation, Business Experience, and Directorships

Ms. Sun is an investor in early stage companies. Previously, she served as Chief Operations Officer and Partner of Alpha Edison, a venture capital firm, from 2019 to 2021. Prior to that, Ms. Sun served as Global Head of Strategy and Corporate Development for Bloomberg L.P., a privately held financial software, data, and media company, from 2014 to 2017, where she led new business development, and acquisitions and commercial partnerships across the company’s media, financial products, enterprise and data businesses. From 2008 to 2014, Ms. Sun served as Chief-of-Staff to Bloomberg’s former CEO. Prior to joining Bloomberg, L.P., Ms. Sun served as a Senior Policy Advisor in the Bloomberg Administration where she oversaw a citywide portfolio of economic development agencies and led urban planning and real estate development projects. From 2001 to 2005, Ms. Sun served as a management consultant at McKinsey & Company, where she focused on the Financial Services and Healthcare sectors. Prior to McKinsey, from 1996 to 1998, Ms. Sun was an investment banker at J.P. Morgan and in 2001 was a Visiting Associate at the Henry L. Stimson Center, a nonpartisan international security and defense analysis think tank in Washington, D.C. Ms. Sun currently serves on the board of Cushman & Wakefield plc and served on the board of Apollo Strategic Growth Capital II from 2021 to 2023.

Other Public Directorships: Cushman & Wakefield plc	Committee(s): Audit Committee, Compensation and Benefits Committee

12	Western Union

>> Board Of Directors Information

	Solomon D. Trujillo Founder and Chair, Trujillo Group, LLC	Age 74 Director Since 2012
• CEO Experience • Regulated Industry/ Government • Financial Literacy • Emerging Markets • Global Operational Experience

Notable Expertise Provided to the Board

►   Expansive experience in international business as a former chief executive officer of global companies in the telecommunications, media, and cable industries headquartered in the United States, the European Union, and the Asia-Pacific region.

►   Expertise in global operations across the retail, technology, media, and communications industries, which provides the Board with invaluable insights understanding the complexities and risks of international business and how the Company can navigate these complexities and achieve its long-term growth aspirations.

Principal Occupation, Business Experience, and Directorships

Mr. Trujillo founded Trujillo Group, LLC, a private investment company, and has served as its chair since 2003. Mr. Trujillo also served as the Chief Executive Officer and as director of Telstra Corporation Limited, Australia’s largest media-communications enterprise which operated in Australia and the Asia Pacific region, from 2005 to 2009. From 2003 to 2004, Mr. Trujillo was Orange SA’s Chief Executive Officer. Earlier in his career, Mr. Trujillo was President and Chief Executive Officer of US West Communications and President, Chief Executive Officer and Chair of the Board of US West Inc. Mr. Trujillo previously served as a director of globally branded companies including WPP plc, PepsiCo, Inc., Target Corporation, Fang Holdings Ltd. (formerly SouFun Holdings Limited), Bank of America Corporation, Electronic Data Systems Corp., Orange S.A., Telstra Communications Limited, and Gannett Co., Inc. Mr. Trujillo currently serves as a Senior Advisor for Bain & Company Management Consulting, and serves on the board of advisors at Stanford School of Medicine Center on Longevity.

Other Public Directorships: None	Committee(s): Audit Committee, Compliance Committee

2026 Proxy Statement	13

>> Board Of Directors Information

Director Skills, Qualifications, And Characteristics

The following matrix and charts are provided to illustrate the skills, qualifications, and characteristics of our Board of Directors nominated for election at the 2026 Annual Meeting.

Skills and Qualifications
CEO Experience		•	•	•	•	•	•	•	•			•
CFO Experience	•							•		•
Financial Literacy	•	•	•	•	•	•	•	•	•	•	•	•
Audit Committee Financial Expert	•									•
Regulated Industry/Government Experience	•	•		•	•	•	•	•	•		•	•
Emerging Markets Experience		•		•	•	•			•		•	•
Global Operational Experience	•	•	•	•	•	•	•		•	•	•	•
Digital Technology	•	•	•			•		•	•	•
Gender
Female	•		•	•							•
Male		•			•	•	•	•	•	•		•
Race and Ethnicity
White	•	•	•	•	•	•		•		•
Hispanic/Latino												•
Asian									•		•
American Indian			•
Did not disclose							•
LGBTQ+										•
Age	56	69	56	70	66	57	64	64	55	61	51	74
Tenure	3	11	3	20	11	5	20	6	0	7	8	14

The demographic information listed above is based on responses from the directors in our annual director questionnaires.

14	Western Union

>> Board Of Directors Information

Key Experience

92% Independent 11 Members	58% Emerging Markets Experience 7 Members	75% CEO Experience 9 Members	83% Regulatory Industry/ Government Experience 10 Members
	92% Global Operational Experience 11 Members	100% Financially Literate 12 Members	58% Digital Technology 7 Members

Diversity Balance 4 Female 1 Hispanic/Latino 2 Asian* 1 LGBTQ+ 1 American Indian**	Gender Balance

Average Age	Five New Directors Since 2020

* Asian Female and Male ** American Indian Female

2026 Proxy Statement	15

>> Board Of Directors Information

Proposal 1: Election Of Directors

At the 2026 Annual Meeting, all director nominees will be elected for one-year terms.

The terms of each director if elected or re-elected, as the case may be, will expire at the 2027 Annual Meeting of Stockholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. See the “Board of Directors Information” section of this Proxy Statement for information concerning all nominees.

The Board currently consists of twelve directors. The Company’s By-Laws require that directors be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director, with abstentions and broker non-votes not counted as cast either “for” or “against”). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Under the Company’s By-Laws, if an incumbent director does not receive the majority of votes cast, the director will promptly tender his or her resignation to the Board of Directors. The Corporate Governance Committee, or such other committee as may be designated by the Board of Directors, will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors will act on the resignation, taking into account the Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days following certification of the election results. If such incumbent director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected or his or her earlier resignation or removal. In the case of a vacancy, the Board of Directors may appoint a new director as a replacement, may leave the vacancy unfilled or may reduce the number of directors on the Board.

Your shares will be voted as you instruct via the voting procedures described on the Proxy Card or the Notice of Internet Availability of Proxy Materials, or as you specify on your Proxy Card(s) if you elect to vote by mail. If unforeseen circumstances (such as death or disability) require the Board of Directors to substitute another person for any of the director nominees, your shares will be voted for that other person.

The Board Recommends
That you vote to re-elect Ms. Cameron-Doe, Mr. Cole, Ms. Deering, Ms. Holden, Mr. Joerres, Mr. McGranahan, Mr. Miles, Mr. Murphy, Mr. Pant, Mr. Siegmund, Ms. Sun, and Mr. Trujillo, each to serve until the 2027 annual meeting of stockholders and until his or her respective successor is elected and qualified.

16	Western Union

>> Corporate Governance

Corporate Governance

Summary Of Corporate Governance Practices

The Board of Directors believes that strong corporate governance is key to long-term stockholder value creation. Over the years, our Board of Directors has responded to evolving governance standards by enhancing our practices to best serve the interests of the Company’s stockholders, including:

Annual election of directors.

Proxy access. Our By-Laws permit qualifying stockholders or groups of qualifying stockholders that have each beneficially owned at least 3% of the Company’s Common Stock for three years to nominate up to the greater of (x) two or (y) an aggregate of 20% of the members of the Board and have information and supporting statements regarding those nominees included in the Company’s Proxy Statement.

Majority vote standard in uncontested elections with resignation policy. In an uncontested election, each director must be elected by a majority of votes cast, rather than by a plurality.

Stockholder right to call special meetings at 10% ownership threshold.

No stockholder rights plan (“poison pill”).

No supermajority voting provisions in the Company’s organizational documents.

Independent Board, except our CEO. Our Board is comprised of all independent directors, except our CEO.

Independent non-executive chair. The Chair of the Board of Directors is a non-executive independent director.

Independent Board committees. All of our Board Committees are made up of independent directors. Each standing committee operates under a written charter that has been approved by the Board.

Confidential stockholder voting. The Company’s Corporate Governance Guidelines provide that the vote of any stockholder will not be revealed to anyone other than a non-employee tabulator of votes or an independent election inspector, except under circumstances set forth in the Company’s Corporate Governance Guidelines.

Board Committee authority to retain independent advisors. Each Board Committee has the authority to retain independent advisors.

Robust codes of conduct. The Company is committed to operating its business with honesty and integrity and maintaining the highest level of ethical conduct. These shared values are embodied in our Code of Conduct and require that every customer, employee, agent and member of the public be treated accordingly. The Company Code of Conduct applies to all employees, but the Company’s senior financial officers are also subject to an additional code of ethics, reflecting the Company’s commitment to maintaining the highest standards of ethical conduct. In addition, the Board of Directors is subject to a Directors’ Code of Conduct.

Board oversight of sustainability matters. The Board oversees Western Union’s sustainability strategy development and relevant sustainability matters. To assist the Board with its oversight duties:

     •   The Corporate Governance Committee is responsible for reviewing and advising the Board with respect to sustainability matters related to the Company.

     •   The Audit Committee oversees Western Union’s controls and procedures relating to its sustainability material disclosures and reporting, including assurance processes.

     •  The Company’s latest Sustainability Report was included with the 2025 Annual Report and can be found on the Company’s website: https://www.westernunion.com/global/en/corporate/sustainability.html.

2026 Proxy Statement	17

>> Corporate Governance

Robust stock ownership guidelines for senior executives and directors. Robust stock ownership requirements for our senior executives and directors strongly link the interests of management and the Board with those of stockholders.
Prohibition against pledging and hedging of Company stock. The Company’s insider trading policy prohibits the Company’s executive officers and directors from pledging the Company’s securities and prohibits all employees (including executive officers) and directors from engaging in hedging or short-term speculative trading of the Company’s securities, including, without limitation, short sales or put or call options involving the Company’s securities.
Regular stockholder engagement. The Company regularly seeks to engage with its stockholders to better understand their perspectives.

Attracting, Developing, and Engaging Employees

Our human capital strategy is focused on attracting, developing, and retaining employees with skills that are critical to our business strategy, including expertise in technology, cloud, data architecture, cybersecurity, payment systems, and other areas. As a global company operating in more than 200 countries and territories, we are focused on recruiting high-caliber talent that possess a diverse set of skills and experiences and who reflect the diversity of the communities we serve. We aim to create a culture of belonging to support retention and career growth and recognize the strategic importance of belonging in our workforce and in our talent management practices.

We advance this work in a variety of ways, including through our policies and practices in hiring, training, promotion, and compensation. We strive to achieve equal pay for equal work and we regularly review and update our compensation practices. We also have site leaders in office locations with more than five employees. The site leader program is an important tool to ensure we have key leaders around the globe delivering consistent messages about our strategy, our values and behaviors, and our customers, while building a deep sense of engagement among our employees.

More details, metrics and workforce demographics appear in our latest Sustainability Report, which can be found on our Investor Relations website: https://www.westernunion.com/global/en/corporate/sustainability.html and in the Human Capital Management section of our Annual Report on Form 10-K for the year ended December 31, 2025.

You can learn more about our corporate governance by visiting the “Investor Relations, Corporate Governance” portion of the Company’s website, www.westernunion.com, or by writing to the attention of: Investor Relations, The Western Union Company, 7001 E. Belleview Avenue, WU-HQ-11, Denver, Colorado 80237.

Independence Of Directors

The Board of Directors has adopted Corporate Governance Guidelines, which contain the standards that the Board of Directors uses to determine whether a director is independent. A director is not independent under these categorical standards if:

•	The director is, or has been within the last three years, an employee of Western Union, or an immediate family member of the director is, or has been within the last three years, an executive officer of Western Union.

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from Western Union, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

18	Western Union

>> Corporate Governance

•	(i) The director is a current partner or employee of a firm that is Western Union’s internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on Western Union’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on Western Union’s audit within that time.
•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Western Union’s present executive officers at the same time serves or served on that company’s compensation committee.
•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Western Union for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.
•	The director is a current employee, or an immediate family member is a current executive officer, of a company which was indebted to Western Union, or to which Western Union was indebted, where the total amount of either company’s indebtedness to the other, in any of the last three fiscal years, exceeded 5% or more of such other company’s total consolidated assets.
•	The director or an immediate family member is a current officer, director, or trustee of a charitable organization where Western Union’s (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

The Board has reviewed the independence of the current directors under the Company’s categorical standards and the rules of the New York Stock Exchange (the “NYSE”) and found Ms. Cameron-Doe, Mr. Cole, Ms. Deering, Ms. Holden, Mr. Joerres, Mr. Miles, Mr. Murphy, Mr. Pant, Mr. Siegmund, Ms. Sun, and Mr. Trujillo to be independent.

Board Leadership Structure

The Board has a non-executive Chair. This position is independent from management. The Chair sets the agendas for and presides over the Board meetings, as well as meetings of the independent directors. Our CEO is a member of the Board and participates in its meetings. The Board believes that this leadership structure is appropriate for the Company at this time because it allows for independent oversight of management, increases management accountability, and encourages an objective evaluation of management’s performance relative to compensation.

The Board will determine its leadership structure in a manner that it determines to be in the best interests of the Company and its stockholders at the time. The Chair of the Board and CEO positions may be filled by the same individual or separated, as deemed appropriate by the Board.

The Chair of the Board, among other things:

•	presides at, and chairs, Board meetings and meetings of stockholders;
•	establishes agendas for each Board meeting in consultation with the chairs of applicable committees of the Board;
•	leads executive sessions of the Board;
•	has authority to call Board meetings;
•	leads the Board in discussions concerning the CEO’s performance and CEO succession;
•	approves meeting schedules for the Board;
•	approves information sent to the Board;
•	if requested by major stockholders, is available for consultation and direct communication; and
•	performs such other duties and responsibilities as requested by the Board.

However, if the Chair of the Board is not independent, the independent directors of the Board shall elect a Lead Director.

2026 Proxy Statement	19

>> Corporate Governance

Risk Oversight

The Board regularly devotes time during its meetings to review and discuss the most significant risks facing the Company and management’s process for identifying, prioritizing, and responding to those risks. During these discussions, the CEO, the Chief Financial Officer, the Chief Legal Officer, the Chief Risk and Compliance Officer, the Chief Compliance Officer (the “CCO”), the Chief Information Security Officer, the Chief Privacy Officer, and the Chief Internal Auditor present management’s process for assessment of risks, a description of the most significant risks facing the Company, and any mitigating factors, plans, or policies in place to address and monitor those risks. The Board has also delegated certain risk oversight responsibilities to its committees. Our management team, led by the Chief Risk and Compliance Officer, utilizes a range of processes to identify risks associated with our strategy and business, financial activities and reporting, legal and regulatory issues, information technology, including cybersecurity and artificial intelligence (“AI”), and people-related skills and availability. In 2025, management’s risk assessment process included a cybersecurity risk assessment involving, among other things, an evaluation by external annual audits (service organization controls (“SOC”) 2 report and payment card industry (“PCI”) compliance). For more information on cybersecurity oversight and strategy, please refer to Part I, Item 1C, “Cybersecurity” in our Annual Report on Form 10-K for the year ended December 31, 2025.

Key Board Committee Oversight Responsibilities

Audit Committee.

Consistent with the NYSE listing standards, to which the Company is subject, the Audit Committee bears responsibility for oversight of the Company’s policies with respect to risk assessment and risk management and must discuss with management the major risk exposures facing the Company and the steps the Company has taken to monitor and control such exposures. The Audit Committee is also responsible for assisting Board oversight of the Company’s compliance with legal and regulatory requirements, which represent many of the most significant risks the Company faces. During the Audit Committee’s discussion of risk, the Company’s CEO, Chief Financial Officer, Chief Legal Officer, Chief Risk and Compliance Officer, CCO, Chief Information Security Officer, Chief Privacy Officer, and Chief Internal Auditor present information and participate in discussions with the Audit Committee regarding risk and risk management. Risks discussed regularly include those related to global economic and political trends, business and financial performance, legal and regulatory matters, cybersecurity and information technology, data privacy, competition, legislative developments, sustainability, and other matters.

Compliance Committee.

While the Board committee with primary oversight of risk is the Audit Committee, the Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, in light of the breadth and number of responsibilities that the Audit Committee must oversee, and the importance of the evaluation and management of the Company’s compliance programs, policies, and key risk exposures associated with anti-money laundering (“AML”), sanctions, anti-corruption, fraud prevention, consumer protection, and privacy laws, including investigations or other matters that may arise in relation to such laws, the Board formed the Compliance Committee in 2013 to assist the Audit Committee and the Board with oversight of those areas. Oversight of the Company’s use of artificial intelligence was informally added in 2024 and formally added in 2025. The Compliance Committee reports regularly on these matters to the Board and Audit Committee and during the Compliance Committee’s meetings, each of the Chief Legal Officer, CCO, and Chief Privacy Officer regularly present and participate in discussions.

Compensation and Benefits Committee.

In addition, the Compensation and Benefits Committee oversees the risks associated with the Company’s compensation practices, and conducts an annual review of the Company’s succession planning process and compensation policies and programs to determine whether they encourage unnecessary or inappropriate risk-taking by the Company’s executives and employees below the executive level.

20	Western Union

>> Corporate Governance

Committees Of The Board Of Directors

The current members of each Board Committee are indicated in the table below.

DIRECTOR	AUDIT	CORPORATE GOVERNANCE	COMPENSATION AND BENEFITS	COMPLIANCE
Julie M. Cameron-Doe	•			•
Martin I. Cole		•	•
Suzette M. Deering(1)		•	•
Betsy D. Holden		•	•
Jeffrey A. Joerres «
Devin B. McGranahan
Michael A. Miles, Jr.		•	•
Timothy P. Murphy	•			•
Milind Pant (2)	•			•
Jan Siegmund	•			•
Angela A. Sun	•		•
Solomon D. Trujillo	•			•

Chair of the Board	Committee Chair	Member

Footnotes:

(1)   Effective March 13, 2026, Ms. Deering rotated from the Compliance Committee and became a member of our Corporate Governance Committee.

(2)   Effective March 13, 2026, Mr. Pant was appointed to the Board and became a member of the Audit Committee and the Compliance Committee.

Board And Committee Governing Documents

Each committee operates under a charter approved by the Board. The Company’s Audit Committee Charter, Compensation and Benefits Committee Charter, Corporate Governance Committee Charter, Compliance Committee Charter, and Corporate Governance Guidelines are available without charge through the “Investor Relations, Corporate Governance” portion of the Company’s website, www.westernunion.com, or by writing to the attention of: Investor Relations, The Western Union Company, 7001 E. Belleview Avenue, WU-HQ-11, Denver, Colorado 80237.

2026 Proxy Statement	21

>> Corporate Governance

Audit Committee

Primary Responsibilities: Pursuant to its charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to:

•

integrity of the Company’s consolidated financial statements;

•

compliance with legal and regulatory requirements;

•

review of the Company’s guidelines and policies that govern the process by which the Company goes about assessing and managing its exposure to risks, including cybersecurity and information technology amongst others;

•

the independent registered public accounting firm’s qualifications, independence and compensation;

•

review of critical audit matters with the independent registered public accounting firm; and

•

performance of the Company’s internal audit function and independent registered public accounting firm.

Jan Siegmund Committee Chair Additional Committee Members: Julie M. Cameron-Doe, Timothy P. Murphy, Milind Pant, Angela A. Sun, and Solomon D. Trujillo Meetings Held in 2025: 11

Independence:

Each member of the Audit Committee meets the independence requirements of our Corporate Governance Guidelines, the NYSE and the Securities Exchange Act of 1934, as amended and has no material relationship with the Company. Each member of the Audit Committee is financially literate, knowledgeable, and qualified to review financial statements. The Board has designated each of Mr. Siegmund and Ms. Cameron-Doe as a “financial expert” as defined by Item 407(d) of Regulation S-K.

Service on Other Audit Committees: Currently, none of the Audit Committee members serve on more than two other public company audit committees.

22	Western Union

>> Corporate Governance

Compensation And Benefits Committee

Primary Responsibilities: Pursuant to its charter, the Compensation and Benefits Committee has the authority to administer, interpret, and take any actions it deems appropriate in connection with any incentive compensation or equity-based plans of the Company, any salary or other compensation plans for officers and other key employees of the Company, and any employee benefit or fringe benefit plans, programs, or policies of the Company. Among other things, the Compensation and Benefits Committee is responsible for:

•

in consultation with executive management, establishing the Company’s general compensation philosophy, and overseeing the development and implementation of compensation and benefits policies;

•

reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and other executive officers, evaluating the performance of the CEO and other executive officers in light thereof, and setting compensation levels and other benefits for the CEO (with the ratification by the independent directors of the Board) and other executive officers based on this evaluation;

•

overseeing the Company’s regulatory compliance with respect to compensation matters;

•

reviewing and making recommendations to the Board regarding severance or similar termination agreements with the Company’s CEO or to any person being considered for promotion or hire into the position of CEO;

•

approving grants and/or awards of options, restricted stock, performance share units, and other forms of equity-based compensation under the Company’s equity-based plans;

•

developing and implementing policies with respect to the recovery or “clawback” of any excess compensation paid to any executive officers;

•

reviewing with management and preparing an annual report regarding the Company’s Compensation Discussion and Analysis to be included in the Company’s Proxy Statement and Annual Report;

•

determining stock ownership guidelines for the Company’s directors and monitoring compliance with such guidelines;

•

in consultation with the CEO, reviewing management succession planning;

•

reviewing and recommending to the Board of Directors compensation for non-employee directors; and

•

periodically reviewing the overall effectiveness of the Company’s principal strategies related to human capital management, recruiting, retention, career development, and diversity.

The Compensation and Benefits Committee has the authority to delegate all or a portion of its duties and responsibilities to a subcommittee and, in some situations, may also delegate its authority and responsibility with respect to certain compensation and benefit plans and programs to one or more employees.

Michael A. Miles, Jr. Committee Chair Additional Committee Members: Martin I. Cole, Suzette M. Deering, Betsy D. Holden, and Angela A. Sun Meetings Held in 2025: 5:

Independence:

Each member of the Compensation and Benefits Committee meets the independence requirements of our Corporate Governance Guidelines, the NYSE, the Exchange Act and such other independence or other requirements as may be applicable from time to time, and as the Board has determined, has no material relationship with the Company.

2026 Proxy Statement	23

>> Corporate Governance

Compliance Committee

Primary Responsibilities: Pursuant to its charter, the Compliance Committee assists the Audit Committee and the Board in fulfilling the Board’s oversight responsibility for the Company’s compliance with legal and regulatory requirements. Among other things, the Compliance Committee is responsible for reviewing and discussing with management:

•

the Company’s compliance programs, policies and key risk exposures relating to AML, sanctions, anti-corruption, fraud prevention, consumer protection, and privacy laws, including establishing procedures to be apprised of material investigations or other material matters that may arise in relation to such laws;

•

overseeing the Company’s policies, governance and risk management practices relating to the Company’s use of AI and associated data governance controls; and

•

legal, compliance or other regulatory matters that may have a material effect on the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies.

Timothy P. Murphy Committee Chair Additional Committee Members: Julie M. Cameron-Doe, Milind Pant, Angela A. Sun, and Solomon D. Trujillo Meetings Held in 2025: 4

Independence:

Each voting member of the Compliance Committee meets the independence requirements of our Corporate Governance Guidelines, the NYSE, and the Exchange Act, and as the Board has determined, has no material relationship with the Company. The Board may appoint non-voting members to the Compliance Committee that are not independent from the Company.

24	Western Union

>> Corporate Governance

Corporate Governance Committee

Betsy D. Holden

Committee Chair

Additional Committee Members:

Martin I. Cole, Suzette M. Deering,
and Michael A. Miles, Jr.

Meetings Held in 2025: 4

Independence:

Each member of the Corporate Governance Committee meets the independence requirements of our Corporate Governance Guidelines, the NYSE and the Exchange Act, and as the Board has determined, has no material relationship with the Company.

Primary Responsibilities: Pursuant to its charter, the Corporate Governance Committee is responsible for:

•

recommending to the Board of Directors criteria for Board and committee membership;

•

considering, in consultation with the Chair of the Board and the CEO, and recruiting candidates to fill positions on the Board of Directors;

•

evaluating current directors for re-nomination to the Board of Directors;

•

recommending director nominees to the Board of Directors;

•

recommending to the Board of Directors appointments to committees of the Board of Directors;

•

monitoring changes in the outside commitments of directors and considering whether such changes may impact their ability to effectively serve on the Board of Directors;

•

recommending to the Board of Directors corporate governance guidelines, reviewing the Corporate Governance Guidelines at least annually, and recommending modifications to the Corporate Governance Guidelines to the Board of Directors;

•

advising the Board of Directors with respect to the charters, structure, and operations of the various committees of the Board of Directors and qualifications for membership thereon;

•

overseeing the development and implementation of an orientation and continuing education program for directors;

•

establishing and implementing self-evaluation procedures for the Board of Directors and its committees;

•

reviewing stockholder proposals submitted for inclusion in the Company’s Proxy Statement;

•

reviewing emerging corporate governance issues and practices, including proxy advisory firm policies and recommendations;

•

reviewing the Company’s related persons transaction policy, and as necessary, reviewing specific related person transactions;

•

reviewing and advising the Board of Directors regarding significant public policy and sustainability matters that are relevant to the Company or the industries in which the Company operates, including trends, policies, and regulatory developments relating to sustainability strategy and reporting; and

•

overseeing the Company’s policies and practices regarding political expenditures, including an annual review of the Company’s political contributions, lobbying activities and trade association dues and payments.

2026 Proxy Statement	25

>> Corporate Governance

Chief Executive Officer Succession Planning

The Company’s Board of Directors has developed a governance framework for CEO succession planning that is intended to provide for a talent-rich leadership organization that can drive the Company’s strategic objectives. Under its governance framework, the Board of Directors:

•	Reviews succession planning for the CEO on an annual basis. As part of this process, the CEO reviews the annual performance of each member of the management team with the Board and the Board engages in a discussion with the CEO and the Chief People Officer regarding each team member and the team member’s development;
•	Maintains a confidential plan to address any unexpected short-term absence of the CEO and identifies candidates who could act as interim CEO in the event of any such unexpected absence; and
•	Ideally three to five years before the retirement of the current CEO, manages the succession process and determines the current CEO’s role in that process.

Communications With The Board Of Directors

Any stockholder of the Company or other interested party who desires to contact the non-management directors either as a group or individually, or Mr. McGranahan in his capacity as a director, may do so by writing to: The Western Union Company, Board of Directors, 7001 E. Belleview Avenue, Denver, Colorado 80237. Communications that are intended specifically for non-management directors should be addressed to the attention of the Chair of the Corporate Governance Committee. All communications will be forwarded to the Chair of the Corporate Governance Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that director.

Board Attendance At Annual Meeting Of Stockholders

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Stockholders, it encourages directors to attend. All members of the Board of Directors serving at the time attended the Company’s 2025 Annual Meeting of Stockholders, except Mr. Trujillo.

Presiding Director Of Non-Management Director Meetings

The non-management directors meet in regularly scheduled executive sessions without management. The Chair of the Board of Directors is the presiding director at these meetings.

Nomination Of Directors

The Company’s Board of Directors is responsible for nominating directors for election by the stockholders and filling any vacancies on the Board that may occur. The Corporate Governance Committee is responsible for identifying, screening, and recommending candidates to the Board for Board membership. The Corporate Governance Committee does not have any single method for identifying director candidates, but will consider candidates suggested by a wide range of sources, including by any stockholder, director, or officer of the Company. Following a robust process that began in 2025, Mr. Pant was elected to join the Board, effective March 13, 2026. He is standing for election for the first time at the Annual Meeting. Mr. Pant was first identified as a candidate for the Board of Directors by a third-party executive search firm retained by the Corporate Governance Committee and was subsequently interviewed by members of the Board.

The Corporate Governance Committee will consider candidates for election to the Board suggested in writing by a stockholder and will make a recommendation to the Board using the same criteria as it does in evaluating candidates submitted by members of the Board of Directors. Any such suggestions should be submitted to the Corporate Secretary, The Western Union Company, 7001 E. Belleview Avenue, Denver, Colorado 80237. If the Company receives such a suggestion, the Company may request additional information from the candidate to assist in its evaluation.

26	Western Union

>> Corporate Governance

Director Qualifications, Requirements, and Evaluations

CRITERIA

General criteria for the nomination of director candidates include experience; high ethical standards and integrity; skills, diversity of experiences, viewpoints; and perspectives; ability to make independent analytical inquiries; understanding of the Company’s business environment; and willingness to devote adequate time to Board duties–all in the context of an assessment of the perceived needs of the Board at that point in time. The Board does not have a formal policy governing director diversity.

RETIREMENT POLICY

Our Corporate Governance Guidelines also require that a director retire effective at the next annual meeting of stockholders following the time such director reaches the age of 75. The Board may waive this requirement for one year if it determines it is in the best interests of our Company. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a Board or Committee member.

BOARD EVALUATIONS

Pursuant to our Corporate Governance Guidelines, we evaluate the overall effectiveness of the Board annually. The Board together with the Corporate Governance Committee conducts annual self-evaluations of Board and committee performance, including an evaluation of the effectiveness of the nomination process. In addition, the Board conducts annual evaluations of each individual independent director. Based on feedback from recent Board and Committee evaluations, the Board has updated its committee memberships and added a new director.

Stockholder Nominees

Stockholders may submit nominations for director candidates by giving notice to the Corporate Secretary, The Western Union Company, 7001 E. Belleview Avenue, Denver, Colorado 80237. The requirements for the submission of such stockholder nominations are set forth in Article II of the Company’s By-Laws, which are available on the “Investor Relations, Corporate Governance” section of the Company’s website, www.westernunion.com.

Submission Of Stockholder Proposals

Stockholder proposals, including stockholder director nominations, requested to be included in the Company’s Proxy Statement for its 2027 Annual Meeting of Stockholders must be received by the Company not later than December 1, 2026. Such stockholder proposals must comply with the requirements of Rule 14a-8, and such nominations must comply with the Company’s proxy access By-laws. Otherwise, a stockholder proposal or director nomination to be considered at the Company’s 2027 Annual Meeting of Stockholders must be received by the Company no sooner than January 14, 2027 and no later than February 13, 2027 and must comply with the requirements set forth in the Company’s By-Laws.

All proposals or nominations a stockholder wishes to submit at the meeting should be directed to corporategovernance@westernunion. com. In addition to satisfying the foregoing requirements and those under the Company’s By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 15, 2027.

2026 Proxy Statement	27

>> Corporate Governance

Code Of Ethics

The Company’s Director’s Code of Conduct, Code of Ethics for Senior Financial Officers, Reporting Procedure for Accounting and Auditing Concerns, Professional Conduct Policy for Attorneys, and the Code of Conduct are available without charge through the “Investor Relations, Corporate Governance” section of the Company’s website, www.westernunion.com, or by writing to the attention of: Investor Relations, The Western Union Company, 7001 E. Belleview Avenue, WU-HQ-11, Denver, Colorado 80237. In the event of an amendment to the Company’s Code of Ethics for Senior Financial Officers, the Company intends to post such information on its website, www.westernunion.com.

Insider Trading Policy

The Company has adopted an insider trading policy governing the purchase, sale, and other dispositions of its securities by its directors, officers, and employees and has implemented processes applicable to the Company that it believes are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable listing standards. A copy of this insider trading policy is filed as Exhibit 19 to the Company’s Annual Report for the fiscal year ended December 31, 2025.

Prohibition Against Pledging And Hedging Of The Company’s Securities

The Company’s Insider Trading Policy prohibits the Company’s directors and officers from pledging the Company’s securities and prohibits directors, officers and certain employees from engaging in hedging or short-term speculative trading of the Company’s securities, including, without limitation, short sales or put or call options involving the Company’s securities.

28	Western Union

>> Compensation Of Directors

Compensation Of Directors

The following table provides information regarding the compensation of our outside directors for 2025. Mr. McGranahan, our President and CEO, did not receive additional compensation in 2025 for his service as a director, and has been excluded from the table. Please see the “2025 Summary Compensation Table” for the compensation received by Mr. McGranahan with respect to 2025.

2025 Director Compensation
NAME	FEES EARNED OR PAID IN CASH ($000)(1)	STOCK AWARDS ($000)(2)	OPTION AWARDS ($000)(3)	ALL OTHER COMPENSATION ($000)(4)	TOTAL ($000)(5)
Julie M. Cameron-Doe	115.0	–	200.0	–	315.0
Martin I. Cole	105.0	200.0	–	–	305.0
Suzette M. Deering	105.0	200.0	–	–	305.0
Betsy D. Holden	120.0	–	200.0	10.0	330.0
Jeffrey A. Joerres	125.0	–	360.0	–	485.0
Michael A. Miles, Jr.	120.0	–	200.0	–	320.0
Timothy P. Murphy	135.0	200.0	–	–	335.0
Jan Siegmund	130.0	200.0	–	–	330.0
Angela A. Sun	115.0	100.0	100.0	10.0	325.0
Solomon D. Trujillo	115.0	100.0	100.0	–	315.0

Footnotes:

(1)	Messrs. Joerres and Miles elected to receive their annual retainer fees for 2025 in the form of equity compensation as described below under “Compensation of Directors—Equity Compensation.”
(2)	The amounts in this column represent the value of stock units granted to directors as annual equity grants. Stock awards consist of stock units that are settled in shares of Common Stock, with a one-year vesting schedule and which may be subject to a deferral election consistent with Section 409A of the Internal Revenue Code. The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, for a discussion of the relevant assumptions used in calculating these amounts.
(3)	The amounts in this column represent the value of stock options granted to directors as an annual equity grant. The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, for a discussion of the relevant assumptions used in calculating these amounts.
(4)	All Other Compensation represents matches under the Company’s gift matching program that the Company made in 2025. Outside directors are eligible to participate in the Company’s gift matching program on the same terms as the Company’s executive officers and employees. Contributions made or directed to be made to an eligible organization, up to an aggregate amount of $10,000 per calendar year, will be matched by the Company. Matching contributions to various to various charities were made in 2025 on behalf of Mses. Holden and Sun.
(5)	As of December 31, 2025, each outside director had outstanding the following number of unvested restricted stock units, vested stock options and deferred stock units:

NAME	UNVESTED RESTRICTED STOCK UNITS	VESTED STOCK OPTIONS	DEFERRED STOCK UNITS
Julie M. Cameron-Doe	–	–	–
Martin I. Cole	18,797	–	8,686
Suzette M. Deering	18,797	–	19,084
Betsy D. Holden	–	246,908	118,545
Jeffrey A. Joerres	–	339,162	191,591
Michael A. Miles, Jr.	–	223,778	166,244
Timothy P. Murphy	18,797	20,084	3,237
Jan Siegmund	18,797	79,247	36,276
Angela A. Sun	9,399	22,620	49,900
Solomon D. Trujillo	9,399	252,451	33,652

2026 Proxy Statement	29

>> Compensation Of Directors

Determination of Director Compensation

The Compensation and Benefits Committee is responsible for recommending to the Board the compensation of the Company’s outside directors. As part of this process, the Compensation and Benefits Committee reviews the outside director compensation program annually to evaluate whether it is competitive with market practices by considering input from Meridian Compensation Partners, LLC (“Meridian”), the Compensation and Benefits Committee’s independent compensation consultant, regarding the Company’s historical practices with respect to outside director compensation as well as market data for the same peer group used for determining executive compensation.

Cash Compensation

In 2025, each outside director (other than our Non-Executive Chair) received the following cash compensation for service on our Board and committees of our Board, which did not change as compared to 2024:

•	an annual Board retainer fee of $85,000;
•	an annual committee chair retainer fee of $35,000 for the chair of the Audit Committee, $30,000 for the chair of the Compliance Committee and $25,000 for the chairs of the Compensation and Benefits Committee and the Corporate Governance Committee; and
•	an annual committee member retainer fee of $20,000 for non-chair members of the Audit Committee and $10,000 for non-chair members of each other committee of our Board.

Cash compensation payable to an outside director will be prorated for any partial years of service on the Board or a committee.

Equity Compensation

The 2025 outside director equity awards were granted pursuant to our 2024 Long-Term Incentive Plan (the “2024 Plan”). The purpose of these awards is to advance the interests of the Company and its stockholders by encouraging stock ownership by our outside directors and by helping the Company attract, motivate, and retain highly qualified outside directors.

In 2025, all of our outside directors (other than our Non-Executive Chair) were eligible to receive an annual equity grant with a value of $200,000 for service on our Board and committees of our Board, which did not change as compared to the 2024 annual equity grant.

The 2025 equity grant was settled in shares of common stock and had a one-year vesting requirement, subject to pro-rata vesting for a qualifying departure from the Board. For 2025, each outside director had the choice to receive such director’s annual retainer fees described above in the form of cash, equity or a combination thereof. Additionally, for 2025, each outside director had the choice to receive such director’s annual equity grant in the form of (a) all stock options, (b) all RSUs, (c) a combination of 75% stock options and 25% RSUs, (d) a combination of 50% stock options and 50% RSUs, or (e) a combination of 75% RSUs and 25% stock options.

Compensation of Our Non-Executive Chair

In 2025, our Non-Executive Chair received the following compensation in lieu of the compensation described above for our other outside directors, which did not change as compared to 2024:

•	an annual retainer fee of $125,000; and
•	an annual equity grant with a value of $360,000.

Our Non-Executive Chair has the choice to receive his annual retainer fee in the forms discussed above under “Compensation of Directors—Equity Compensation.” The Non-Executive Chair annual equity grant has a one-year vesting condition, subject to pro-rata vesting for a qualifying departure from the Board.

30	Western Union

>> Compensation Of Directors

Charitable Contributions

Outside directors may participate in the Company’s gift matching program on the same terms as the Company’s executive officers and employees. The Company updated the matching gift program in 2025. Under the updated program, contributions made or directed to be made to an eligible organization, as defined in the program, up to an aggregate amount of $10,000 per calendar year was equally matched by the Company.

Reimbursements

Directors are reimbursed for their expenses incurred by attending Board, committee, and stockholder meetings, including those for travel, meals, and lodging. A spouse or other guest may accompany directors on corporate aircraft when the aircraft is already scheduled for business purposes and can accommodate additional passengers. In those cases, there is no aggregate incremental cost to the Company and, as a result, no amount is reflected in the 2025 Director Compensation table.

Indemnification Agreements

Each outside director has entered into a Director Indemnification Agreement with the Company to clarify indemnification procedures. Consistent with the indemnification rights already provided to directors of the Company in the Company’s Charter, each agreement provides that the Company will indemnify and hold harmless each outside director to the fullest extent permitted or authorized by the General Corporation Law of the State of Delaware in effect on the date of the agreement or as such laws may be amended or replaced to increase the extent to which a corporation may indemnify its directors.

Equity Ownership Guidelines

Each outside director is expected to maintain an equity investment in the Company equal to five times his or her annual cash retainer, which must be achieved within five years of the director’s initial election to the Board. The holdings that generally may be counted toward achieving the equity ownership guidelines include outstanding stock awards or units, shares owned jointly with or separately by the director’s spouse, and shares purchased on the open market. Unexercised options, whether or not vested, do not count towards determining compliance with the equity ownership guidelines. As of the Record Date, all outside directors have met or, within the applicable period, are expected to meet, these equity ownership guidelines.

2026 Proxy Statement	31

>> Report Of The Audit Committee

Report Of The Audit Committee

The Audit Committee is currently comprised of six independent directors and operates under a written charter adopted by the Board. The Audit Committee reviews the charter at least annually, reviewing it last in December 2025. The charter is available through the “Investor Relations, Corporate Governance” portion of the Company’s website www.westernunion.com.

The Board has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s consolidated financial statements, independent registered public accounting firm qualifications and independence, performance of the Company’s internal audit function and independent registered public accounting firm, and other matters identified in the Audit Committee Charter. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent registered public accounting firm in carrying out its responsibilities. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. In addition, management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s system of internal control. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with United States generally accepted accounting principles. The Company’s independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee engages in an annual evaluation of the independent public accounting firm’s qualifications, assessing the firm’s quality of service, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity, and professional skepticism. In evaluating and selecting the Company’s independent registered public accounting firm, the Audit Committee considers, among other things, historical and recent performance of the firm, an analysis of known significant legal or regulatory proceedings related to the firm, recent Public Company Accounting Oversight Board (the “PCAOB”) reports regarding the firm, industry experience, audit fee revenues, audit approach, and the independence of the firm. The Audit Committee also periodically considers the advisability and potential impact of selecting a different independent public accounting firm. In addition, the Audit Committee is involved in the lead audit partner selection process.

During fiscal year 2025, the Audit Committee fulfilled its duties and responsibilities as outlined in its charter. Specifically, the Audit Committee, among other actions:

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s quarterly earnings press releases, consolidated financial statements, and related periodic reports filed with the SEC;
•	reviewed the Company’s guidelines and policies that govern the process by which the Company goes about assessing and managing its exposure to risks, including discussing with management, internal auditors and the independent auditor their assessment of the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures;
•	reviewed and discussed with management the Company’s processes for managing and assessing cybersecurity and information technology risks;
•	reviewed with management, the independent registered public accounting firm and the internal auditor, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the effectiveness of the Company’s internal control over financial reporting;
•	reviewed with the independent registered public accounting firm, management, and the internal auditor, as appropriate, the audit scope and plans of both the independent registered public accounting firm and internal auditor;
•	reviewed with the independent registered public accounting firm the critical audit matters expected in their report for the 2025 audit;
•	met in periodic executive sessions with each of the independent registered public accounting firm, management, and the internal auditor;

32	Western Union

>> Report Of The Audit Committee

•	received the written disclosures and the annual letter from Ernst & Young LLP provided to us pursuant to PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, concerning their independence and discussed with Ernst & Young LLP their independence; and
•	reviewed and pre-approved all services to be performed by Ernst & Young LLP and the related fees, as described in Proposal 3–Ratification of Selection of Auditors, and considered whether Ernst & Young LLP’s provision of non-audit services to the Company was compatible with the independence of the independent registered public accounting firm.

The Audit Committee has reviewed and discussed with the Company’s management and independent registered public accounting firm the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2025, and the independent registered public accounting firm’s report on those financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with United States generally accepted accounting principles.

We have discussed with Ernst & Young LLP the matters required to be discussed with the Audit Committee by the applicable requirements of the PCAOB and the SEC. Such communications include, among other items, matters relating to the conduct of an audit of the Company’s consolidated financial statements under the standards of the PCAOB. This review included a discussion with management and the independent registered public accounting firm about the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s financial statements, including the disclosures relating to critical accounting policies.

In reliance on the review and discussions described above, we recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

Audit Committee

Jan Siegmund (Chair)
Julie M. Cameron-Doe
Timothy P. Murphy
Milind Pant
Angela A. Sun
Solomon D. Trujillo

2026 Proxy Statement	33

A Message from Michael A. Miles, Jr. Compensation and Benefits Committee Chair

Dear Fellow Stockholders:

Western Union proudly builds on a legacy of innovation and expanding access to financial services for people everywhere. As detailed in the CD&A, we are undergoing an evolution to transition Western Union into a digital-first, customer-centric company ready to meet the evolving growing demands of the global marketplace. Successfully navigating this transition depends on talented, experienced, and effective leadership. Our executive compensation program is purposefully designed to encourage and reward the performance and attract and retain the talent necessary for the success of this multi-year transition.

Stockholder Engagement & Responsiveness

As independent stewards, the Compensation Committee is dedicated to maintaining a balanced, competitive, and reasonable compensation program for our CEO and executive team. Our executive pay program reflects sound governance practices and aligns pay with driving Western Union’s long-term success. We were disappointed with the support of 46% of the votes cast on our Say-on-Pay proposal at the 2025 Annual Meeting. We want to assure you that the Committee values feedback from our stockholders. In response to the Say-on-Pay result, we engaged in a robust engagement program to discuss with our stockholders their vote and hear from them on other concerns and topics (see “2025 Say-on-Pay Vote and Stockholder Engagement” on page 36). From our meetings with stockholders representing over 43% of our outstanding shares, we learned that the key factors impacting the 2025 Say-on-Pay vote were the above target annual equity grant for our CEO, concerns regarding pay-for-performance alignment and a desire for a better understanding of how our executive compensation program supports long-term stockholder value creation.

Based on your feedback, the Committee has taken actions to address these concerns, including:

•	Approving no above target or one-time awards to our CEO in 2025 (and no such increase or awards have been made or are anticipated in 2026).
•	Adjusting our short- and long-term incentive programs for 2026 to eliminate overlapping performance metrics.
•	Enhancing proxy disclosures to provide more business context, detail on Committee decisions, and a scorecard format highlighting performance against targets.

We are confident that these changes, among others, directly reflect your feedback and enhance our executive compensation program and related disclosures. Our primary goal remains to reward performance and align compensation with shareholder results. This commitment is demonstrated by the following compensation results and program features and outcomes:

92%		~34% less
of the CEO’s compensation opportunity is performance-based and at-risk; for other NEOs, the average is 78%, with performance-based compensation directly tied to value-creating metrics.	Target compensation for executives is set near the peer group median while actual pay is determined by performance against goals and stockholder value creation.	The CEO’s three-year average realized compensation was ~34% less than the compensation awarded, reflecting alignment with changes in our stock price and stockholder returns.

Executive Compensation Alignment with Strategy Execution

The CD&A provides further details about how our executive compensation programs support execution of our Beyond strategy and our evolving value proposition. The Compensation Committee has focused on aligning incentives with the multi-year investments we are making in pricing, products, and technology to strengthen Western Union’s market-competitive position. At our 2025 Investor Day, we highlighted our progress in growing digital customers and transactions and improving the end-to-end customer experience. Our program is designed to reinforce that trajectory by tying pay outcomes to key financial, strategic, and customer-centric metrics, as well as broader transformation milestones. This design helps ensure that executive compensation is aligned with value-creation for our employees, the customers who rely on Western Union every day and, most importantly, our stockholders. For a more detailed discussion of the ambitious, measurable goals we have set for 2028 as part of our Beyond strategy, see “Business Overview and 2025 Performance Highlights” on page 39.

We are grateful for your support of our Say-on-Pay proposal.

Michael A. Miles, Jr.
Compensation and Benefits Committee Chair

34	Western Union

>> Compensation Discussion And Analysis

Compensation Discussion And Analysis

This Compensation Discussion and Analysis (“CD&A”) describe our 2025 executive compensation program and how the Compensation and Benefits Committee (“Compensation Committee” or “Committee”) determined the compensation of each of our NEOs. The information provided should be read together with the information presented in the “Executive Compensation” section of this Proxy Statement.

Our Named Executive Officers (NEOs):

NAME	PRINCIPAL POSITION

Devin B. McGranahan	President and Chief Executive Officer

Matt Cagwin	Executive Vice President, Chief Financial Officer

Benjamin Hawksworth	Executive Vice President, Chief Operating Officer

Giovanni Angelini	President, Europe, Middle East and Africa

Benjamin Adams	Executive Vice President, Chief Legal Officer

Compensation Section Roadmap

A Message from Compensation and Benefits Committee Chair Shares Committee’s perspective on 2025 performance and its impact on compensation outcomes	Page 34
2025 Say-on-Pay Vote and Stockholder Engagement Discussion of the 2025 Say-on-Pay vote, Stockholder engagement, and the Committee’s actions in response	Page 36
Business Overview and 2025 Performance Highlights	Page 39
How We Determine Executive Compensation
Outlines the Company’s compensation philosophy and overall executive compensation framework. Explains how the pay programs are designed to align compensation with performance, including the Committee’s rationale behind 2025 NEO compensation decisions	Page 41
2026 Compensation Program Design Previews changes to drive our Beyond strategy	Page 56
Other Elements of Compensation Describes other elements of the executive compensation program and the Company’s governance policies and practices	Page 58
Executive Compensation Tables	Page 63

2026 Proxy Statement	35

>> Compensation Discussion And Analysis

2025 Say-On-Pay Vote And Stockholder Engagement

Robust Stockholder Outreach in Consideration of 2025 Say-on-Pay Vote

Management and the Compensation Committee Chair regularly engage with stockholders to better understand their perspectives on the Company’s executive compensation program, the Say-on-Pay vote, and our related disclosures. Feedback from these engagements directly informs the Compensation Committee’s and the Board’s decision-making processes and plays an important role in shaping our compensation program and disclosure approach. The Board values an open dialogue with our stockholders and believes that regular communication with our stockholders and other stakeholders is a critical part of enabling our long-term success.

Our annual Say-on-Pay proposal has historically received strong support, with an average approval level of approximately 94% from the inception of Say-on-Pay through the 2024 Annual Meeting. At our 2025 Annual Meeting, we received support from approximately 46% of the total votes cast on our Say-on-Pay proposal, well below our historical and desired support levels.

In 2025, stockholder engagement continued to be a priority of the Board, and particularly for the Compensation Committee, as illustrated by the following:

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>> Compensation Discussion And Analysis

Stockholder Input Driving Compensation Design

While we maintain an ongoing stockholder engagement program and have a strong track record of incorporating investor feedback into our deliberations and actions, we used this year’s engagement process as an opportunity to further expand the scope of our outreach. Our goal was to ensure we fully understood the factors underlying stockholder voting decisions. While perspectives varied, we appreciated that most stockholders expressed support for our pay for performance approach, with concerns largely focused on last year’s above target grant to our CEO that was viewed by some stockholders as a one time award. We acknowledge this feedback and remain committed to maintaining disciplined and transparent executive pay practices. A consistent theme across our engagements was a desire for greater insight into specific elements of our compensation program, which we outline below.

Investor Perspectives and Priorities	The Committee’s Response
One-Time Awards The CEO’s 2024 compensation included an above target LTI grant of stock options that some stockholders viewed as a “one-time” grant.

•

While the Committee intended this compensation as an above target grant within the framework of the current compensation plan, we recognize and appreciate stockholder feedback that this constituted a one-time grant.

•

No similar compensation was awarded in 2025 or 2026. Going forward, the Committee will avoid any similar compensation barring extraordinary circumstances.

Pay-for-Performance Alignment Executive compensation has not been aligned with shareholder returns.

•

Redesigned CD&A with enhanced disclosures to highlight the strong alignment between stockholder returns and realized compensation.

•

Note that 2025 annual incentive payments were significantly below target.

•

Exercised negative discretion and reduced the CEO’s annual incentive payout by an additional 30% to acknowledge that, while significant progress has been made to advance our transformation initiatives, further efforts are necessary.

Enhanced Disclosure on Performance Metrics

The 2024 incentive plans included a performance target for negative revenue growth.

Some stockholders expressed a desire to see metrics and targets disclosed and the rationale for them explained in better detail.

•

The negative revenue targets were set to adjust for a temporary spike in revenues caused by 2023 Iraq Central Bank policy changes. The Committee exercised negative discretion in 2023 to prevent management from benefiting from this one-time unanticipated event. Absent this adjustment the target would not have been negative.

•

See enhanced disclosures throughout the CD&A.

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>> Compensation Discussion And Analysis

Investor Perspectives and Priorities	The Committee’s Response

Overlapping Performance Metrics The STIP and LTIP both include revenue as a performance metric raising concerns about “overlapping metrics.”

•

For 2026, the Company has eliminated the overlapping metrics in the annual and long-term incentive programs.

•

The revenue metric is only included in the annual incentive program, with an increased weighting to align the management team’s focus on this core driver of stockholder value creation. (See preview of 2026 performance metrics summary on page 57.).

One-Year Performance Periods Use of one-year performance periods in the 3-year Long Term Incentive plan.

•

Resetting goals annually in the LTIP reflects the realities of our business transformation taking place in a volatile environment. Over the last several years, the business has experienced one-time macro events that had an outsized impact on results, i.e., the COVID-19 pandemic, the Russian invasion of Ukraine, and Iraq Central Bank policy changes.

•

The design we have implemented avoids locking in targets which may prove too easy or impossible to attain because of macro impacts. This keeps the plan relevant to management for the full three years.

•

The use of a three-year TSR modifier ensures alignment with shareholder returns over the life of the plan.

38	Western Union

>> Compensation Discussion And Analysis

Business Overview and 2025 Performance Highlights

The Western Union Company is a global leader in providing fast, reliable, and convenient payment solutions to a diverse customer base which includes people and businesses in over 200 countries and territories. Western Union operates at scale in a dynamic regulatory environment and maintains a strong network of agents and client relationships worldwide. In recent years, the Company has embarked on a comprehensive multi-year transformation journey to reposition itself as a digital first, omni-channel financial services provider, responding proactively to evolving market demands and the needs of a diverse, global customer base.

The Right Leadership Executing on a High-Impact Strategic Transformation

In 2021, recognizing the need for renewed growth and competitiveness, the Board appointed Devin McGranahan as President and CEO. Under his leadership, Western Union accelerated its transition toward a digital-first model, leveraging the Company’s robust retail presence to drive digital adoption and expand its services. The management team, in partnership with the Board, implemented decisive strategic initiatives — redeploying costs to modernize products and platforms, strengthening talent, and expanding into additional products and services, all while maintaining industry leading margins. These actions resulted in more than $150 million in cost redeployments in support of the Company’s digital-first strategy, achieving these milestones two years ahead of schedule. These accomplishments have strengthened the Company’s foundation for future growth.

Recruiting and motivating skilled, mission-driven individuals with diverse backgrounds is crucial, especially during times of change when business performance may fluctuate. Retaining key leaders and teams ensures stability, preserves institutional knowledge, and supports long-term value for our customers, employees, communities, and stockholders.

Financial and Operational Highlights

The impact of our transformation is evident in Western Union’s recent performance, with key achievements reflecting a disciplined approach to capital allocation and a steadfast commitment to delivering value to stockholders. Over the past three years, the Company has:

Despite recent headwinds from macroeconomic conditions and declines in remittance activity, Western Union accomplished many of the strategic priorities laid out in our Evolve 2025 Strategy. The executive team drove a 400-basis-point improvement in the revenue growth rate since 2022, fueled by growth in the branded digital business and a 25% increase in branded digital customers. Consumer Services revenue grew by 80%, supported by product expansion and platform enhancements. While the Company did not meet its overall revenue target for 2025, it achieved its adjusted Earnings Per Share (EPS) goal, maintained industry-leading margins, completed five strategic acquisitions, and demonstrated strong operational discipline.

Aligning Executive Leadership with Long Term Shareholder Value

Looking ahead, Western Union is focused on driving long term growth and value creation through disciplined execution of the Beyond strategy — including accelerating digital innovation, expanding market presence, and advancing financial inclusion. The 2025 and 2026 executive compensation programs are structured to maintain our focus on aligning pay with performance and providing the Compensation Committee with effective tools to incentivize, reward, and retain the leadership talent necessary to execute the Company’s strategy.

2026 Proxy Statement	39

>> Compensation Discussion And Analysis

2025 Financial Highlights
$4.1B in GAAP Revenue	$4B in Adjusted Revenue(1)
$1.52 in GAAP EPS	$1.75 in Adjusted EPS
$530M Returned to Stockholders	$543.7M in Free Cash Flow(1)
100%+ in Adjusted Cash Flow Conversion(1)
2025 Strategic Highlights
Consumer Services GAAP Revenue Growth 32%	Consumer Services Adjusted Revenue Up 29%(1)
GAAP Operating Margin 19%	Adjusted Operating Margin 20%(1)
New Digital Customer Growth 20%	Branded Digital Revenue Up 7%(1) with Transactions Up 12%
Consumer Money Transfer (CMT) Transaction Growth (1)%	–
CMT Retention (17)%	–

For more information, see Western Union’s Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission (SEC) on February 20, 2026.

Footnotes:

(1)	Please see our 2025 Annual Report on Form 10-K for more information regarding our performance. See Annex B of this Proxy Statement for a reconciliation of measures that are not based on accounting principles generally accepted in the United States (“GAAP”) to the comparable GAAP measure.

40	Western Union

>> Compensation Discussion And Analysis

How We Determine Executive Compensation

Our Executive Compensation Philosophy and Objectives

A critical component supporting the Company’s transformation is Western Union’s executive compensation philosophy, which is grounded in a pay for performance approach and directly ties leadership incentives to the achievement of strategic and financial objectives. The Compensation Committee’s philosophy supports:

•	Pay for Performance: A significant portion of executive compensation is at risk and contingent on achieving rigorous financial and strategic goals, with rewards earned for advancing the transformation strategy.

•	Transformation Strategy: Performance metrics and incentives are directly tied to the strategic pillars of operational excellence, digital innovation, and market expansion, motivating executives to drive progress and deliver tangible results.

•	Stockholder Interest Alignment: Long term incentives are structured to promote sustained value creation for stockholders, with vesting and payout levels based on both absolute and relative performance measures.

Our Executive Compensation Philosophy The Compensation Committee believes the Company’s executive compensation program should reward actions and behaviors that build a foundation for the long-term strength and performance of the Company, while also rewarding the achievement of short-term performance goals informed by the Company’s strategy.
Our Objective	Guiding Principles
Align executive goals and compensation with stakeholders’ interests

Align Compensation with Stakeholders’ Interests: A significant portion of incentive pay is delivered in equity — with multi-year vesting provisions — to encourage executives to drive sustainable, meaningful results for our customers and the communities we serve and create value for our stockholders over the long term.

Principled Programs: The Company maintains sound governance practices and structures compensation programs that are both transparent and understandable by our employees and stockholders. Programs are thoughtfully designed to reward results and deter undue risk-taking.

Attract, retain, and motivate outstanding executive talent	Hire, Motivate, and Retain Top Talent: Market-competitive total target compensation packages enable the Company to attract high-caliber individuals who are committed to the Company’s mission and who possess diverse backgrounds, skill sets, and experiences. This is especially important during periods of transformation, when the business may move through periods of uneven performance. Retaining key leaders and team members through these transitional periods helps ensure continuity, preserves institutional knowledge, and positions the Company to deliver long term value for customers, the communities we serve, and our stockholders.

2026 Proxy Statement	41

>> Compensation Discussion And Analysis

Our Objective	Guiding Principles
Pay-for-performance – Hold executives accountable and reward them for achieving financial, strategic, and operating goals	Pay-for-Performance: Pay is significantly performance- based and at-risk, and dependent on achievement of Company, business unit, and individual results. Incentive pay rewards our executives and holds them accountable for results relative to financial and strategic performance measures aligned with the Company’s key business priorities while upholding our culture of ethics and compliance.

Following our discussions with stockholders during our stockholder engagement meetings after the 2025 Say-on-Pay, we made a number of enhancements to our executive compensation program to increase clarity, reinforce alignment with performance, and strengthen the link between compensation outcomes and measurable progress on strategic initiatives — including digital acceleration, diversification through consumer services growth, and retail stability.

Designing Our Performance Based Pay to Reflect Stockholders’ Experience

The table below shows how the executive compensation program ties CEO actual pay to stockholder returns. Our CEO’s three-year average realized compensation was ~34% less than the total compensation awarded, reflecting alignment with changes in our stock price and stockholder experience.

Total Shareholder Return is calculated based on the change in stock price plus the value of dividends paid during the measurement period. Awarded Pay differs from values disclosed in Summary Compensation Table, which conforms with SEC requirements. Realized Pay is defined as the sum of the base salary, awarded annual incentive and the long-term incentive award valued at closing stock price on 12/31/25 ($9.31), earned PSUs based on actual performance for the 2023 PSU awards, and estimated PSUs for the 2024 and 2025 PSU awards based on performance at target (100%). Dividends accrued or paid with respect to the PSU awards are excluded from Realized Pay.

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>> Compensation Discussion And Analysis

Structuring Executive Compensation to Be Predominantly At Risk and Strategy Driven

The Compensation Committee structured the 2025 executive compensation program so that performance based elements represent a significant majority of total compensation. As shown in the charts below, the program’s core components, base salary, annual incentive awards, and long term incentive awards (PSUs, RSUs, and, for certain NEOs, stock options), reflect a strong pay for performance orientation, designed to drive long term stockholder value by emphasizing performance accountability, aligning executives with stockholder interests through equity ownership, and attracting and retaining the talent required to execute our strategy.

A key principle of the program is ensuring that senior leaders are aligned around common performance goals. On balance, 78%-92% of total compensation is performance based, comprised of 57%-77% long term incentives, 15%-21% in annual incentives, and 8%-22% in base salary.

Performance Metrics		Why It Matters
Annual Incentive Plan
Total Company Adjusted Revenue	30%	Financial Performance: Drives performance against current year financial commitments that create value for our stockholders.
Adjusted Operating Income/EPS Matrix	20%
Customer Retention	10%	Strategic Focus: Drives long-term goals directly linked to Beyond strategy targets, which supports sustainable stockholder value creation.
Digital Customer Growth	10%
CMT Transaction Growth	10%
Business Unit Goals*

Ties portion of the annual incentive to areas where executives have the greatest impact on a day-to-day basis:

•  Regional Revenue and Contribution Profit

•  Non-Regional Operating Expense

•  Compliance/Enterprise Risk Management

	20%
Long-Term Incentive Plan
Total Company Adjusted Revenue Growth	50%

Drives performance against our financial objectives and long-term goals directly linked to Beyond strategy targets that support sustainable stockholder value creation.

The use of a three-year TSR modifier adjusting results +/- 25% creates alignment with shareholder returns over the life of the plan.

Consumer Services Adjusted Revenue Growth	25%
Operational Efficiency	25%
Three-Year Cumulative relative TSR

Footnote:* Weighting of each Business Unit performance measure may vary based on region and/or function.

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>> Compensation Discussion And Analysis

Setting Robust Performance Goals Aligned to Our Strategy

The Compensation Committee is responsible for setting our annual incentive and long-term incentive plan performance goals. At the beginning of each year, the Compensation Committee assesses the robustness and rigor of management’s proposed performance goals, considering the following:

•	prior year target performance goals and actual performance against those goals;
•	alignment with our annual operating plans to effectively incentivize top-line growth, profitability and efficiency;
•	alignment with our multi-year transformation strategy, considering where we are in this evolution and the actions needed to implement the next phase of this multi-year transformation;
•	public commitments regarding our operational performance;
•	expected market growth rates for our services;
•	performance measures, compensation program designs, and performance results at direct competitors;
•	the likelihood of achieving various levels of Company performance in consideration of macroeconomic factors for the relevant performance period; and
•	the global complexity of our business and an uncertain macroeconomic environment.

Specifically, when setting performance targets for the 2025 annual incentive plan, the Compensation Committee carefully considered the broader business environment and management actions that appropriately prioritize sustainable stockholder value creation over immediate or short-term results, including:

The Compensation Committee took these factors into consideration as part of its robust target setting process to set goals that would appropriately incentivize our executive officers to meet the Company’s Board-approved 2025 annual operating plan and execute on our strategy by providing challenging but realistically achievable goals.

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>> Compensation Discussion And Analysis

Market Comparison

For 2025, the Compensation Committee considered market pay practices when setting executive compensation but did not target percentile ranks of specific compensation elements or total target direct compensation against the market data. Instead, the committee used market data to assess the overall competitiveness and reasonableness of the Company’s executive compensation program, considering:

•	input from the Compensation Committee’s independent compensation consultant around the competitive landscape, best practices, and compensation levels;
•	each NEO’s prior performance, tenure, and leadership, including leadership on transformation initiatives;
•	the total compensation levels and mix paid to similarly situated executive officers at the Company; and
•	Company, business unit, and individual performance.

Factors like market competition for a particular skill, the strategic importance of the executive’s role, proven performance, experience, tenure, and leadership skills, inform the Compensation Committee’s decision as to whether any element of compensation will be below, at, or even exceed the median. The Committee generally believes that increases in long-term equity incentive award values are an effective way to link executive compensation to long-term growth and stockholder value creation, and therefore, tends to reward high performance by increasing annual equity award values.

The Compensation Committee believes that the Company’s executive compensation peer group should reflect similar-sized companies in the markets in which the Company competes for business, executive talent, and capital.

In 2024, Meridian Compensation Partners, LLC (“Meridian”), the Committee's independent compensation consultant, reviewed the Company’s peer group for 2025 pay decisions. Based on Meridian’s recommendations, the Compensation Committee updated the peer group as follows: (i) CME Group, Inc., Intercontinental Exchange, Inc., and Nasdaq were removed because of limited industry similarity and larger market capitalizations, while Discover Financial Services and Money Gram International, Inc. were removed due to M&A activity; and (ii) NCR Atleos Corporation and Rocket Companies, Inc. were added because they share industry characteristics as financial technology companies with comparable revenues to Western Union. The Committee also discussed the continued inclusion of Fiserv and eBay and determined to keep them in the peer group due to business comparability and overall balance. The median estimated revenues among all 2025 peers was $4.8 billion when the benchmarking peer group was approved.

2025 Peer Group

Bread Financial Holdings, Inc.	Fidelity National Information Services, Inc.	NCR Atleos Corporation
Broadridge Financial Solutions, Inc.	Fiserv, Inc.	Paychex, Inc.
Corpay, Inc.	Genpact Limited	Rocket Companies, Inc.
eBay Inc.	Global Payments Inc.	SS&C Technologies Holdings, Inc.
Euronet Worldwide, Inc.	Jack Henry & Associates, Inc.	WEX Inc.

Based on data compiled by Meridian at the time the peer group was established, the Company’s revenues were between the 25th and 50th percentiles, above the 75th percentile in terms of percentage of total revenues outside of the U.S., and below the 25th percentile in terms of market capitalization.

Meridian compiled compensation information from publicly filed documents for each member of the peer group. The Compensation Committee also reviewed general industry compensation survey data for a broader perspective on market practices. Meridian provided data for companies with comparable revenues, sourced from third-party executive compensation surveys and publicly available peer group data.

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>> Compensation Discussion And Analysis

2025 Compensation Decisions And Outcomes

2025 Total Compensation for NEOs

At a Glance	No changes to CEO target compensation for 2025

Mr. Hawksworth’s compensation increased following his promotion to COO and expanded responsibilities. Messrs. Cagwin and Angelini received increases in their LTI awards, recognizing strong performance and broader roles while reinforcing stockholder alignment

None of the other NEOs received a 2025 adjustment to their target compensation as compared to 2024

The principal components of the Company’s 2025 annual executive compensation program included base salary, an annual incentive award, and a long-term incentive award delivered in the form of Performance Stock Units (PSUs), Restricted Stock Units (RSUs), and, for certain NEOs, stock options. The chart below summarizes the total compensation awarded to each NEO during 2025, which was determined following a comprehensive evaluation of Company and business unit performance outcomes against pre-established performance metrics described on page 48, as well as individual achievements outlined below under the heading “Key Individual 2025 Accomplishments.”

2025 Total Awarded Compensation Relative to Target Compensation

EXECUTIVES (in $100)	Devin McGranahan	Matt Cagwin	Benjamin Hawksworth(1)	Giovanni Angelini(2)	Benjamin Adams
Base Salary	1,000	575	550	529	450
Annual Incentive Plan (AIP) Target	1,800	575	492	529	405
Annual Incentive Plan (AIP) Award(3)	479	284	201	201	150
Long-Term Incentive Target	9,500	2,350	1,100	1,000	1,060
Long-Term Incentive Award(3)	9,500	2,585	1,375	1,150	1,060
2025 Total Awarded Compensation	10,979	3,444	2,126	$1,880	1,660
2025 AIP Determination	Page 49	Page 50	Page 50	Page 51	Page 51
2025 LTI Determination	Page 53	Page 53	Page 53	Page 53	Page 53

Footnotes:

(1)	Mr. Hawksworth’s total compensation was increased to reflect his promotion and expanded responsibilities and relevant peer group market data. His salary is annualized with prorated 2025 incentive payouts. He also received a promotion award of $500,000, which was delivered as 50% RSUs and 50% PSUs, subject to the same vesting terms as the annual 2025 long-term incentive program awards.
(2)	Mr. Angelini’s salary and annual incentive are denominated in U.S. dollars but paid to Mr. Angelini in euros, based on a conversion rate of 1.1713 (EUR 451,630 x 1.1713 = $528,995).
(3)	AIP Award is the amount paid in March 2026 based on 2025 performance. Long-Term Incentive Award is the grant made in February 2025.

Base Salary

Our philosophy is that base salaries should meet the objectives of attracting and retaining the executives needed to lead the business. Base salary is a fixed compensation component payable in cash. Mr. Hawksworth’s salary was increased from $500,000 to $550,000 in recognition of his expanded responsibilities as Chief Operating Officer. No other NEOs received salary increases for 2025.

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>> Compensation Discussion And Analysis

Annual Incentive Plan (AIP) Design And Decisions

2025 Annual Incentive Compensation for NEOs

At a Glance	Overall business results did not fully meet expectations in 2025 due to headwinds in the Americas and slower uptake in our Branded Digital business.

Several achievements contributing to our results, including strategic partnerships with UrPay and Barq; winning exclusivity with the UK Post, and Kroger; Europe reigniting growth; and most of the functional teams becoming more efficient.

As a result, annual incentive results are below target and do not yet reflect the revenue and transaction growth we expect to achieve going forward. Notably, the Committee exercised negative discretion and reduced the CEO’s payout by an additional 30% to acknowledge that, while significant progress has been made to advance our transformation initiatives, further efforts are necessary to drive desired performance outcomes.

All executive officers were eligible to receive a cash award under the 2025 annual incentive plan, which is designed to motivate and reward executives for short-term performance measured against the pre-established goals tied to our financial and strategic operating plan as outlined above. The following formula illustrates the calculation of the annual incentive plan payouts, subject to a 200% maximum payout and no payout if performance is below threshold. The individual modifier can adjust annual incentive award payouts +/- 25% for all executives except for our CEO. The modifier serves to incentivize exceptional performance against pre-established individual strategic goals. For 2025, these goals focused on leadership impact, as measured across areas such as customer focus, employee engagement, talent management, and individual objectives and key performance indicators.

2025 Annual Incentive
Annual Incentive Target	Company/Business Unit Performance	Individual Modifier	Annual Incentive Award for 2025
(% of Salary)	(Financial, Strategic, BU)	+/-25%	(200% max payout limit)

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>> Compensation Discussion And Analysis

2025 Compensation Decisions And Outcomes

		PERFORMANCE TARGET	2025 ANNUAL INCENTIVE OUTCOMES
	Weight	Target	Actual	Incentive Outcomes
Adjusted Revenue Growth (%)(1)	30%	(1%)	(4.7%)	0% • below threshold
Adjusted Operating Income/EPS Matrix (%)(2)	20%	$810M $1.80	$791M $1.75	0% • below threshold
CMT Retention (bps increases)(3)	10%	40 bps	(17) bps	0% • below threshold
New Digital Customer Growth(4)	10%	8%	20%	200% • at maximum
Total CMT Transaction Growth(5)	10%	3.5%	(1.4%)	0% • below threshold
Regional Adjusted Revenue Functional Operating Expense Regional Contribution Profit Compliance Enterprise/ Risk Management	20%	Targets and Payouts Vary By Business Units		13% - 23%
				33% - 43% (38% on average)

Footnotes:

(1)	Adjusted Revenue Growth: Publicly disclosed adjusted revenue vs. prior year. Adjusted revenue is GAAP revenue less currency impact, impact of Argentina inflation during hyperinflationary periods and unplanned material acquisitions and dispositions. Revenue target was set at (1)% due to impact of Iraq revenues reverting back to normalized levels in Q2 2024.
(2)	Adjusted Operating Income/EPS Matrix: Generally aligned with publicly disclosed Adjusted Operating Profit and adjusted EPS. Adjusted Operating Income and Adjusted EPS is GAAP adjusted for restructuring/severance charges, and significant unusual items. Additionally, the impact of share buyback and taxes versus plan is limited to +/- $0.03.
(3)	CMT Retention Rate: Number of returning Consumer Money Transfer (CMT) send customers that were active send customers in prior 12 months, excluding Iraq.
(4)	New Digital Customer Growth: Number of active cross border digital send customers that are new to franchise or segment or reactivated after being dormant for 12 months or more.
(5)	CMT Transactions Growth: Year over year growth in the total number of CMT transactions.

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>> Compensation Discussion And Analysis

Key 2025 Accomplishments

For our NEOs, excluding the CEO, the individual performance modifier is set after evaluating their performance against pre-established strategic goals that emphasize leadership impact. These goals include areas like customer focus, employee engagement, talent management, and key performance indicators. To determine each NEO’s individual performance modifier, the Compensation Committee follows a thorough review process: the CEO provides recommendations based on each NEO’s performance, and the Compensation Committee then assesses these results against the initial goals. For 2025, the Compensation Committee considered the collective achievements of the NEO team that contributed to key successes for the Company. It also considered the Company’s overall performance. After this evaluation, the Compensation Committee approved individual performance modifiers for the NEOs (other than the CEO) within a range of 100% to 115%. Performance highlights for the NEOs, as noted by the Compensation Committee in making the 2025 pay decisions, are outlined below.

Devin B. McGranahan President and Chief Executive Officer

Mr. McGranahan’s annual incentive award is determined by overall Company performance, utilizing the weighted average of business unit payouts across all regions, functions, and products, and is typically not adjusted for individual performance.

Following a comprehensive assessment of performance and outcomes for 2025, the Compensation Committee exercised negative discretion and determined to reduce Mr. McGranahan’s annual incentive award by an additional 30%. This decision reflects an acknowledgment that, although substantial progress has been achieved in our transformation efforts, further work remains.

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>> Compensation Discussion And Analysis

Matt Cagwin Executive Vice President, Chief Financial Officer

Key Individual Accomplishments

•   Drove initiatives that improved free cash flow by over $90 million.

•   Led agent renewal processes and negotiations for several strategic agents, worth over $100 million in annual revenue.

•   Directed initiatives that improved EPS by over $0.20.

•   Strengthened M&A processes and pipeline, including completing five deals in 2025 with the largest deal, Eurochange, beating our business case by 5%.

•   Strengthened finance leadership team with the addition of a new Chief Accounting Officer, Head of FP&A, and Treasurer.

Benjamin Hawksworth Executive Vice President, Chief Operating Officer

Key Individual Accomplishments

•   Restructured technology delivery and optimized technology vendor network, delivering $23 million in 2025 savings, and up to $100 million over the next five years.

•   Replaced and retired legacy technologies and consolidated to one global platform across our retail business.

•   In his new role as COO, he re-imagined end-to-end processes to maximize delivery effectiveness across technology, product, and operations. Delivered material reductions in collective operational expense.

•   Recruited strong talent in several critical areas.

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>> Compensation Discussion And Analysis

Giovanni Angelini President, Europe, Middle East and Africa

Key Individual Accomplishments

•   Expanded digital wallet capabilities in Saudi Arabi with key partnership agreements with UrPay and Barq.

•   Signed new exclusive deal with Deutsche Post, Europe’s largest postal network, and agreed on exclusivity terms with the Post Office Ltd., the UK’s largest retail network, to expand and improve money remittance network.

•   Completed acquisitions of Eurochange, a leading UK travel money retailer, and Ucambio, a travel money provider in Germany.

•   Activated a new payment partner in Africa, AZA Finance.

•   Appointed a new regional leadership in the APAC and Middle East, Afghanistan, and Pakistan (MEPA) regions.

•   Established dedicated product organizations in these regions to execute a digital-first strategy anchored in proprietary wallet capabilities.

Benjamin Adams Executive Vice President, Chief Legal Officer

Key Individual Accomplishments

•   Reduced potential adverse impacts of the Federal Remittance Tax and improved operational and compliance clarity for implementation.

•   Spearheaded Western Union’s digital asset strategy, leading the Company’s Stablecoin initiative and advancing the Company’s innovation agenda.

•   Delivered M&A initiatives to accelerate strategic progress in core markets, supporting the company’s future growth and competitive positioning, including closing the Eurochange acquisition ahead of schedule, signing of the Intermex acquisition, and obtaining early HSR termination.

•   Advanced critical global licensing initiatives in the EU, Philippines, and Australia, strengthening regulatory readiness and market expansion.

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>> Compensation Discussion And Analysis

Long-Term Incentive Compensation Design And Decisions

2025 Long-Term Incentive Compensation for NEOs

At a Glance	The 2025 PSUs maintained the 2024 design but replaced the cost redeployment metric with an adjusted operating expense metric to better align with controllable expense management as a strategic priority.

The Committee approved modest increases for Messrs. Cagwin and Angelini to recognize strong performance and expanded roles, delivered entirely as long term incentives to reinforce stockholder alignment.

In February 2026, the Compensation Committee certified the final results for the 2023 PSUs at a 94% average payout over the three year period. Performance attainment was 125% and this was adjusted downward 25% based on the rTSR modifier, reinforcing alignment with shareholder experience.

A significant portion of each NEO’s compensation depends upon the long-term value we create for our stockholders. Our equity-based long-term incentive program helps ensure realized compensation reflects changes in stockholder value over the long term, and helps us recruit, retain and motivate highly skilled executives.

The Company’s long term incentive program is delivered through a mix of PSUs, RSUs, and stock options designed to drive long term value creation and support retention. PSUs, which represent 50%-60% of the opportunity, tie NEO compensation directly to strategic performance over a 2025-2027 period, with payouts ranging from 0%-200% based on annual metric attainment averaged over three years and further adjusted by a 75%-125% relative TSR modifier (capped at 200%). Dividend equivalent units accrue and are paid only if the underlying awards vest and NEOs must retain 50% of vested PSUs until ownership guidelines are met. RSUs comprise 30%-40% of the opportunity and vest in equal annual thirds, providing stable value linked to stock performance; dividend equivalents are payable only upon vesting, and NEOs must retain 50% of vested RSUs until ownership guidelines are met. Stock options, representing 0%-20% of the mix, deliver value only if the stock price appreciates above the grant date exercise price, vest in four annual installments, and have a 10 year term.

After careful consideration of the factors set forth above under “How We Determine Executive Compensation,” for 2025, the Compensation Committee approved long-term incentive awards for each NEO as shown in the Total Long-Term Incentive Award column in the table below.

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>> Compensation Discussion And Analysis

EXECUTIVE	2025 LONG-TERM INCENTIVE AWARD ($000)	PERFORMANCE STOCK UNITS ($000)	RESTRICTED STOCK UNITS ($000)	STOCK OPTION ($000)
Devin McGranahan	9,500.0	5,700.0	1,900.0	1,900.0
Matt Cagwin	2,585.0	1,292.5	775.5	517.0
Benjamin Hawksworth*	1,375.0	825.0	550.0	–
Giovanni Angelini	1,150.0	575.0	345.0	230.0
Benjamin Adams	1,060.0	530.0	318.0	212.0

* Mr. Hawksworth’s total compensation was increased with his promotion. He also received a promotion award of $500,000, which was delivered as 50% RSUs and 50% PSUs, subject to the same vesting terms as the annual 2025 long-term awards.

	2025 PSU WITH TSR MODIFIER AWARD OPPORTUNITY

EXECUTIVE	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Devin McGranahan	267,858	535,715	1,071,430
Matt Cagwin	60,738	121,476	242,952
Benjamin Hawksworth	38,769	77,538	155,076
Giovanni Angelini	27,021	54,042	108,084
Benjamin Adams	24,907	49,813	99,626

2025 PSUs in Detail

The 2025 PSUs are designed to reinforce our Evolve 2025 Strategy by focusing on the performance areas considered most critical to our long term success. They reward meaningful progress in stabilizing revenue amid competitive pressures, expanding our consumer services business, and driving disciplined cost management through an updated adjusted operating expense metric. While the awards retain the core structure of the prior year’s 2024 design, the Compensation Committee approved the below change to the financial performance measures in the program to strengthen the focus on the areas leaders can most directly influence.

2025 Performance Share Units (2025-2027)

PSUs Awarded	Performance Attainment %	TSR Modifier	PSU Payout
(# shares)	(average of 3 years)	(3yr TSR, S&P MidCap 400 Index) (75%-125% range)	(# shares)

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>> Compensation Discussion And Analysis

Aligned with our long standing approach, goals are set and measured annually to remain responsive to changing market conditions, with payouts based on the average of each year’s results and adjusted by a three year relative TSR (rTSR) modifier. The awards vest only after the full three year period, keeping executives closely aligned with the Company’s long term performance and stockholder value creation.

At the conclusion of the three-year vesting period, the Company’s three-year Total Shareholder Return (TSR) rank is measured against the S&P MidCap 400 Index. The Company’s resulting percentile rank (rTSR rank) results in a payout modifier between 75% and 125%. rTSR rank between the 25th and 75th percentile of the S&P MidCap 400 Index will be interpolated linearly (i.e., +/- 1% change from the 50th percentile), such that rTSR results for the 50th percentile performance will not result in the application of any TSR modifier and rTSR results for 60th percentile performance would result in the application of 110% of the TSR modifier.

2023 PSU Award Vesting And Performance

In February 2026, the Compensation Committee certified the below performance results related to the PSU awards granted in 2023, with a 3-year average performance attainment of 125% based on performance against the pre-established goals, and a modifier of 75% based on the Company’s rTSR over the performance period (relative to the S&P 500 Index, which ranked in the 16th percentile).

	Adj. Revenue Growth(1) (50% weighted)	Other Revenue Growth(2), 2023 Adj. Consumer Services Revenue Growth, 2024-2025 (25% weighted)	Operational Efficiency(3), 2023-2024 Adj. Operating Expense(4), 2025 (25% weighted)
2023	Threshold = (5)% Target = (1)% - 1% Max = 2%	Threshold = 7% Target = 10% Max = 13%	Threshold = $20M Target = $30M Max= $40M
2024	Threshold = (7%) Target = (4%) Max = 0%	Threshold = 9% Target = 12% Max = 22%	Threshold = $20M Target = $45M Max = $90M
2025	Threshold = (3%) Target = (1)% Max = 3%	Threshold = 5% Target = 10% Max = 20%	Threshold = $30M Target = $60M Max = $90M

Footnotes:

(1)	Adjusted Revenue Growth: Publicly disclosed adjusted revenue vs. prior year. Adjusted revenue is GAAP revenue less currency impact, impact of Argentina inflation during hyperinflationary periods and unplanned material acquisitions and dispositions. Revenue target was set at (1)% due to impact of Iraq revenues reverting back to normalized levels in Q2 2024.

54	Western Union

>> Compensation Discussion And Analysis

(2)	Other Revenue Growth/Adjusted Consumer Services Revenue Growth: Aligned with publicly disclosed adjusted revenue. Adjusted revenue is GAAP revenue less currency impact and Argentina inflation during hyperinflationary periods. Includes revenue from bill payment services, money order services, travel money services, check acceptance services, media network, prepaid cards, lending partnerships, and digital wallets.
(3)	Operational Efficiency: Operational efficiencies are cost savings versus run rate, including real estate optimization, procurement savings, reallocation of headcount, marketing efficiencies, technology efficiencies, operations efficiencies, etc.
(4)	Adjusted Operating Expense Year Over Year Savings: Adjusted Operating Expenses (OPEX) ex agent commissions is GAAP OPEX adjusted for foreign currency changes, Argentina inflation, restructuring/severance charges, significant unusual items, amortization of acquisition intangibles, acquisitions/dispositions and activities that move costs between OPEX and non-operating expenses.

Based on the performance percentage and the rTSR modifier, our NEOs received the following payouts with respect to their 2023 PSUs.

EXECUTIVE	2023 PSUs AWARDED(#)	PERFORMANCE	2023 PSUs EARNED (#)*
Devin McGranahan	429,541	X 94% =	403,771
Matt Cagwin	95,911		90,157
Benjamin Hawksworth	N/A		N/A
Giovanni Angelini	37,473		35,226
Benjamin Adams	57,993		54,516

Footnotes:

*	The number of PSUs earned is calculated at the tranche level, resulting in slight differences due to rounding.

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>> Compensation Discussion And Analysis

2026 Compensation Program Design

We are Charting a Path Towards Delivering Exceptional Returns for Our Stockholders

In November 2025, Western Union unveiled its Beyond strategy. This strategy is focused on leveraging the Company’s global retail network and expanding digital platforms to offer a broader suite of financial products and services. The strategy continues to diversify Beyond retail remittances, focusing on digital innovation, the expansion of consumer financial services, and the modernization of our payment infrastructure, including the development of digital wallets and a USD-denominated stablecoin. These initiatives are designed to enhance customer experience, promote financial inclusion, and position Western Union as a diversified, digital-first enterprise.

As Western Union advances its strategy to reach these objectives, the Company is investing in innovation, modernizing its payments platform, expanding its Consumer Services offerings, strengthening its footprint in key markets, and embedding a more efficient operating model. These efforts reinforce business resilience, leverage the strength of the Western Union brand, and harness the value of the Company’s global network.

We believe we are executing a clear strategy designed to drive durable growth and create exceptional long term returns for our stockholders. To measure our progress and keep ourselves accountable, the Company has set ambitious, measurable goals that reflect both our strategic priorities and the confidence we have in our long term trajectory:

Growing through Branded Digital and Consumer Services	Growing revenue by 20% to $5B in 2028	Growing adjusted EPS by 30% to $2.30 in 2028	Delivering $1.7B in Free Cash Flow over next 3 years

These goals reflect our commitment to disciplined execution, operational excellence, and an unwavering focus on delivering results that matter to our customers, employees, stockholders, and other stakeholders.

Aligning 2026 Executive Compensation With Long Term Value Creation

Guided by this framework and in response to common themes heard during our stockholder engagement meetings, the Compensation Committee approved a series of design enhancements intended to better align incentive structures with our Investor Day targets and Beyond strategy, simplify the program to improve transparency and line of sight, and reinforce our pay for performance philosophy centered on delivering long term stockholder value. The updated design incorporates key performance indicators that closely track progress across our most critical growth drivers, including Account Payment Network expansion, Digital Transaction growth, and Consumer Services performance. We have also removed the duplicative revenue metrics, reduced the number of metrics in both programs, and have re-assigned the metric weightings. Together, these refinements strengthen the connection between management’s decisions, our strategic priorities and the value ultimately delivered to our stockholders. We remain committed to enhancing the clarity and transparency of our disclosures and welcome readers to review next year’s proxy statement, where we intend to provide information on our continued progress.

56	Western Union

>> Compensation Discussion And Analysis

Performance Metrics		Why It Matters
Annual Incentive Plan
Total Company Adjusted Revenue Growth	40%	Financial Performance: Drives performance against current year financial commitments that create value for our stockholders.
Account Payout Network Transaction Growth	10%	Strategic Focus: Drives long-term goals directly linked to Beyond strategy targets, which supports sustainable stockholder value creation.
Branded Digital Transaction Growth	10%
Consumer Services Adjusted Revenue Growth	10%
Business Unit Goals	30%

Ties portion of the annual incentive to areas where executives have the greatest impact on a day-to-day basis:

• Regional Revenue and Contribution Profit

• Non-Regional Operating Expense

• Compliance/Enterprise Risk Management

Long-Term Incentive Plan

Adjusted Earnings Per Share	50%

Drives performance against our financial objectives and long-term goals directly linked to Beyond strategy targets that support sustainable stockholder value creation.

The use of a three-year TSR modifier adjusting results +/- 25% creates alignment with shareholder returns over the life of the plan.

Adjusted Free Cash Flow	50%
Three-Year Cumulative relative TSR

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>> Compensation Discussion And Analysis

Other Elements Of Compensation

We are Charting a Path Towards Delivering Exceptional Returns for Our Stockholders

To remain competitive with other employers and to attract, retain, and motivate highly talented executives and other employees, we provide the benefits listed in the following table to our U.S.-based employees:

BENEFIT OR PERQUISITE	NAMED EXECUTIVE OFFICERS	OTHER OFFICERS AND KEY EMPLOYEES	ALL FULL-TIME AND REGULAR PART-TIME EMPLOYEES
401(k) Plan
Supplemental Incentive Savings Plan (a nonqualified defined contribution plan)
Severance and Change-in-Control Benefits (Double-Trigger)
Health and Welfare Benefits
Limited Perquisites

Retirement Savings Plans

The Company executives on U.S. payroll are eligible for retirement benefits through a qualified defined contribution 401(k) plan, the Incentive Savings Plan, and a nonqualified defined contribution plan, the Supplemental Incentive Savings Plan (“SISP”). The SISP provides a vehicle for additional deferred compensation with contributions from the Company. We maintain the Incentive Savings Plan and the SISP to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Compensation Committee believes that these types of savings plans are consistent with competitive pay practices and are an important element in attracting and retaining talent in a competitive market. Please see the 2025 Nonqualified Deferred Compensation Table in the “Executive Compensation” section of this Proxy Statement for further information regarding the Company’s retirement savings plans.

Severance and Change-in-Control Benefits

The Company has an Executive Severance Policy for executive officers. The Executive Severance Policy helps accomplish the Company’s compensation philosophy of attracting and retaining exemplary talent. The Compensation Committee believes it is appropriate to provide executives with the rewards and protections afforded by the Executive Severance Policy. In the event of a change-in-control, the Executive Severance Policy’s severance benefits are payable only upon a qualifying termination within 24 months after the date of a change-in-control. Severance benefits under this policy are conditioned upon the executive executing an agreement and release that includes, among other things, non-solicitation and non-competition restrictive covenants and a release of claims against the Company.

Please see the “Executive Compensation—Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement for further information regarding the Executive Severance Policy, including the treatment of equity awards upon qualifying termination events or a change-in-control.

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>> Compensation Discussion And Analysis

Employment Arrangements

The Company generally executes an offer of employment before an executive joins the Company. This offer describes the basic terms of the executive’s employment, including his or her start date, starting salary, annual incentive target, and long-term incentive award target.

Under certain circumstances, the Compensation Committee recognizes that special arrangements with respect to an executive’s employment may be necessary or desirable. For example, Mr. Angelini and a subsidiary of the Company are parties to an employment contract with respect to Mr. Angelini’s employment with the Company. Employment contracts are a competitive market practice in Italy where Mr. Angelini resides, and the Compensation Committee believes the terms of this contract are consistent with those for similarly situated executives in Italy. The terms of Mr. Angelini’s employment contract provide for (i) eligibility to participate in an annual incentive program and long-term incentive program and (ii) eligibility to participate in retirement, health, and welfare benefit programs on the same basis as similarly situated employees in this location. The employment contract with Mr. Angelini also includes non-competition, non-solicitation, and confidentiality provisions.

Benefits and Limited Perquisites

The Company’s global benefit philosophy for employees, including executives, is to provide a package of benefits consistent with local practices and competitive within individual markets. While employed with the Company, each of our NEOs participates in the health and welfare benefit plans and fringe benefit programs generally available to all other Company employees in the individual market in which they are located.

The Company provided its NEOs with limited, yet competitive perquisites and other personal benefits such as the annual physical examination. Based on a comprehensive security assessment conducted by an independent security firm, the Board advised Mr. McGranahan to utilize the Company’s leased aircraft for personal travel at the Company’s expense, with Mr. McGranahan’s spouse or other guests able to accompany him if the aircraft could accommodate additional passengers. The Company believes that the costs of this aircraft use are appropriate and necessary based on its security assessment. In certain of those cases, there was no additional aggregate incremental cost to the Company and, as a result, no amount is reflected with respect to those cases in the “2025 All Other Compensation Table.”

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs.

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>> Compensation Discussion And Analysis

Executive Compensation Governance Policies And Practices

Compensation Governance

Our Board oversees the goals and objectives of the Company and the CEO, evaluates succession planning with respect to the CEO and evaluates the CEO’s performance.

The Compensation Committee oversees and approves Western Union’s overall approach to compensation, including its executive compensation policies, plans, and awards, making sure these are consistent with company strategy and objectives. It gathers input from stockholders, management, and external advisors when necessary. The committee meets regularly during the year to assess both company-wide and individual performance, review tally sheets, track progress on incentive plan measures, evaluate market trends, and make decisions regarding compensation programs and executive awards, always aiming for alignment with company goals and shareholder interests. In addition, the committee upholds strict governance practices, including executive sessions, working with an independent compensation consultant, and conducting thorough risk reviews of all compensation programs.

During 2025, the Compensation Committee met five times. Mr. McGranahan, while not a member of the Compensation Committee, attends portions of each meeting to contribute to and understand the Compensation Committee’s oversight of executive compensation. He does not attend portions of the meetings relating to his compensation. Our Executive Vice President, Chief People Officer, along with other key members of our human resources team, also attend most Compensation Committee meetings and provide the Compensation Committee with data, analyses, and perspectives on relevant market and industry trends.

Compensation Consultant

During 2025, Meridian continued to provide executive and director compensation consulting services to the Compensation Committee.

Meridian is retained by and reports directly to the Compensation Committee and participates in committee meetings. Meridian informs the committee on market trends, as well as regulatory issues and developments and how they may impact the Company’s executive compensation program. Meridian also:

•	Participates in the design of the executive compensation program to help the committee evaluate the link between pay and performance;
•	Reviews market data and advises the committee regarding the compensation of the Company’s executive officers;
•	Reviews and advises the committee regarding outside director compensation; and
•	Performs an annual risk assessment of the Company’s compensation program, as described in the “Executive Compensation—Risk Management and Compensation” section of this Proxy Statement.

Meridian does not provide any other services to the Company. The Compensation Committee has assessed the independence of Meridian pursuant to the NYSE rules and the Company concluded that the work performed by Meridian for the Compensation Committee did not raise any conflict of interest.

Stock Ownership Guidelines

To align our executives’ interests with those of our stockholders and to assure that our executives own meaningful levels of Company stock throughout their tenures with the Company, the Compensation Committee established the following stock ownership guidelines for our NEOs:

Position	Stock Ownership Guidelines
CEO	6x base salary
Other NEOs	3x base salary

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>> Compensation Discussion And Analysis

Under the stock ownership guidelines, the executives must retain, until the required ownership guideline levels have been achieved and thereafter if required to maintain the required ownership levels, at least 50% of after-tax shares resulting from the vesting of RSUs, including PSUs. As of the record date, our NEOs all comply with their stock ownership and retention requirements.

WHAT COUNTS TOWARD THE GUIDELINE	WHAT DOES NOT COUNT TOWARD THE GUIDELINE
Company securities owned personally	Stock options
Shares held in any Company benefit plan	PSUs
After-tax value of service-based restricted stock awards and RSUs

Clawback Policies

In addition to the required Dodd-Frank Policy, the Company also maintains the Misconduct Clawback Policy, under which the Company may, in its discretion and subject to applicable law, “clawback” incentive compensation (including time-based equity awards) paid to certain officers of the Company if such officer engaged in detrimental conduct, as defined in the clawback policy, or if the executive officer engaged in conduct that is determined to have directly contributed to material compliance failures.

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>> Compensation Discussion And Analysis

Compensation And Benefits Committee Report

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and its Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Compensation and Benefits Committee

Michael A. Miles, Jr. (Chair)

Martin I. Cole

Suzette M. Deering

Betsy D. Holden

Angela A. Sun

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>> Executive Compensation

Executive Compensation

The following table contains compensation information for our NEOs for the year ended December 31, 2025 and, to the extent required under the SEC executive compensation disclosure rules, the years ended December 31, 2024 and December 31, 2023.

2025 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($000)(1)	BONUS ($000)	STOCK AWARDS ($000)(2)	OPTION AWARDS ($000)(2)	NON- EQUITY INCENTIVE PLAN COMPEN- SATION ($000)(3)	CHANGE IN PENSION VALUE AND NON- QUALIFIED DEFERRED COMPEN- SATION ($000)	ALL OTHER COMPEN- SATION ($000)(4)	TOTAL ($000)
Devin McGranahan President and Executive Officer	2025 2024 2023	1,000.0 1,000.0 1,000.0	– – –	7,122.6 6,802.8 5,033.4	1,900.0 3,400.0 1,900.0	478.8 1,890.0 1,870.0	– – –	196.4 179.9 163.5	10,697.8 13,272.7 9,966.9
Matt Cagwin Executive Vice President, Chief Financial Officer	2025 2024 2023	575.0 566.7 525.6	– – –	1,923.5 1,616.4 1.386.9	517.0 475.0 –	284.3 621.0 635.3	– – –	49.3 49.4 193.2	3,349.1 3,328.5 2,741.0
Benjamin Hawksworth Executive Vice President, Chief Financial Officer	2025 2024 2023	510.4 N/A N/A	– N/A N/A	1,356.0 N/A N/A	– N/A N/A	201.3 N/A N/A	– N/A N/A	93.2 N/A N/A	2,160.9 N/A N/A
Giovanni Angelini(5) President, Europe, Middle East and Africa	2025 2024 2023	529.0 450.6 440.3	– 50.0 50.0	829.8 868.3 602.8	230.0 200.0 –	200.8 589.3 535.2	– – –	38.5 30.5 29.7	1,828.1 2,188.7 1,658.0
Benjamin Adams Executive Vice President, Chief Legal Officer	2025 2024 2023	450.0 450.0 450.0	– – –	864.2 760.4 797.6	212.0 212.0 –	149.9 449.6 423.2	– – –	93.2 113.1 128.7	1,769.3 1,985.1 1,799.5

Footnotes:

(1)	Except with respect to salary adjustments in connection with promotions (or, in the case of Mr. Angelini, base salary increases in accordance with the local collective bargaining agreement to which he and similarly situated employees are subject), any salary adjustments are effective as of March of each reporting year. Mr. Cagwin received a salary increase in March of 2024.

(2)	The amounts reported in these columns for 2025 represent equity grants to the NEOs under the 2024 Plan. The amounts reported in these columns are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The amounts included in the Stock Awards column for the PSUs granted during 2025 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. In accordance with FASB ASC Topic 718, the amount reported for 2025 is based on one-third of the full number of shares subject to the 2023, 2024 and 2025 PSUs for which the target financial performance goals were established in 2025. Assuming the highest level of performance is achieved for the 2023, 2024 and 2025 PSUs, the maximum value for the portion of the 2023, 2024 and 2025 PSUs reflected as 2025 compensation in this column under FASB ASC Topic 718 would be as follows ($000): Mr. McGranahan - $10,445.2; Mr. Cagwin - $2,296.1; Mr. Hawksworth - $1,097.9; Mr. Angelini - $969.8; and Mr. Adams - $1,092.7. Dividend equivalents with respect to the 2025 PSUs and 2025 RSUs will be paid to the extent the underlying PSUs and RSUs are earned. See Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the years ended December 31, 2025, 2024 and 2023, respectively, for a discussion on the relevant assumptions used in calculating the amounts reported for the applicable year.

(3)	For 2025, the amounts reflect the actual cash bonus received under the Annual Incentive Plan.

(4)	Amounts included in this column for 2025 are set forth by category in the 2025 All Other Compensation Table below.

(5)	For purposes of this table, the actual salary and all other compensation paid in euros to or on behalf of Mr. Angelini during 2025 have been converted to U.S. dollars based on a conversion rate of 1.1713.

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>> Executive Compensation

2025 All Other Compensation Table

NAME	PERQUISITES & OTHER PERSONAL BENEFITS ($000)(1)	COMPANY CONTRIBUTIONS TO DEFINED CONTRIBUTION PLANS ($000)(2)	INSURANCE PREMIUMS ($000)	TOTAL ($000)
Devin McGranahan	75.9	115.6	4.9	196.4
Matt Cagwin	–	47.8	1.5	49.3
Benjamin Hawksworth	78.5	14.0	0.7	93.2
Giovanni Angelini	22.2	–	16.3	38.5
Benjamin Adams	54.0	38.1	1.1	93.2

Footnotes:

(1)	Amounts shown in this column for the NEOs consist of the following:
•	For Mr. McGranahan, consists of the incremental cost or valuation of personal jet usage. Based on a comprehensive security assessment conducted by an independent security firm, the Board advised Mr. McGranahan to utilize the Company’s leased aircraft for personal travel at the Company’s expense. Those personal travel expenses reported in this column were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid directly to the third-party vendor from which the Company leases corporate aircraft.

•	For Mr. Hawksworth, consists of a commuter allowance.

•	For Mr. Angelini, consists of a car allowance.

•	For Mr. Adams, consists of a commuter allowance.

(2)	Amounts shown in this column represent contributions made by the Company on behalf of each of the NEOs, except for Mr. Angelini, to the Company’s Incentive Savings Plan and/or the SISP.

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2025 Grants Of Plan-Based Awards Table

			ESTIMATED POSSIBLE PAYOUT UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)		ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK UNITS (#)(3)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)(4)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/Sh)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($000)(5)

Name	GRANT DATE	APPROVAL DATE	TARGET ($000)	MAXIMUM ($000)(3)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Devin McGranahan	2/24/2025 2/24/2025 2/24/2025 2/24/2025 2/24/2025	2/23/2023 2/21/2024 2/19/2025 2/19/2025 2/19/2025	1,800.0	3,600.0	71,590 74,219 89,286	143,180 148,438 178,572	286,360 296,876 357,144	178,572	1,637,932	10.64	1,444.7 1,692.2 2,085.7 1,900.0 1,900.0
Matt Cagwin	2/24/2025 2/24/2025 2/24/2025 2/24/2025 2/24/2025	2/22/2023 2/21/2024 2/19/2025 2/19/2025 2/19/2025	575.0	1,150.0	15,985 15,463 20,246	31,970 30,925 40,492	63,940 61,850 80,984	72,886	445,960	10.64	322.6 352.5 472.9 775.5 517.0
Benjamin Hawksworth	2/24/2025 2/24/2025 3/7/2025 2/24/2025 3/7/2025	2/21/2024 2/19/2025 3/7/2025 2/19/2025 3/7/2025	491.7	983.4	7,162 12,923 3,586	14,323 25,846 7,172	28,646 51,692 14,344	51,692 21,515			163.3 301.9 90.8 550.0 250.0
Giovanni Angelini	2/24/2025 2/24/2025 2/24/2025 2/24/2025 2/24/2025	2/22/2023 2/21/2024 2/19/2025 2/19/2025 2/19/2025	500.0	1,000.0	6,246 6,511 9,007	12,491 13,021 18,014	24,982 26,042 36,028	32,425	198,276	10.64	126.0 148.4 210.4 345.0 230.0
Benjamin Adams	2/24/2025 2/24/2025 2/24/2025 2/24/2025 2/24/2025	2/22/2023 2/21/2024 2/19/2025 2/19/2025 2/19/2025	405.0	810.0	9,666 6,901 8,303	19,331 13,802 16,605	38,662 27,604 33,210	29,888	182,759	10.64	195.0 157.3 193.9 318.0 212.0

Footnotes:

(1)	These amounts consist of the target and maximum cash award levels set in 2025 under the Annual Incentive Plan. The amount actually paid to each NEO is included in the Non-Equity Incentive Plan Compensation column in the 2025 Summary Compensation Table. Please see “Compensation Discussion and Analysis” for further information regarding the Annual Incentive Plan.

(2)	These amounts represent the threshold, target and maximum PSUs granted under the 2015 Long-Term Incentive Plan (the “2015 Plan”) for PSUs granted in 2023 and 2024 and the 2024 Plan for PSUs granted in 2025. As noted above, with respect to the 2023, 2024 and 2025 PSUs, the Compensation Committee establishes annual performance goals for each year of the three-year performance period at the beginning of each applicable year during the performance period. In accordance with FASB ASC Topic 718, reported in this table is one-third of the full number of shares subject to the 2023, 2024 and 2025 PSUs for which target financial performance goals were established in 2025. The 2023 PSUs vested on February 22, 2026 (or, in the case of Mr. McGranahan, February 23, 2026), the 2024 PSUs are generally scheduled to vest on February 26, 2027, and the 2025 PSUs are generally scheduled to vest on February 24, 2028 (and, in the case of Mr. Hawksworth, his promotion award of 50% PSUs and 50% RSUs on March 7, 2028), each subject to the achievement of financial performance metrics during the relevant performance period, and a payout modifier (ranging from 75% to 125%) for our TSR performance over the three-year performance periods. To determine vesting level for the 2023, 2024, and 2025 PSUs, financial results for the three-year performance period are averaged and then multiplied by the TSR payout modifier. The PSU award includes cash dividend equivalent rights entitling the recipient to cash dividend equivalents for dividends paid with respect to Company common stock subject to the award during the PSU vesting period, subject to the same vesting conditions as the underlying PSUs.
(3)	These amounts represent RSUs granted under the 2024 Plan to the NEOs and which vest in three substantially equal installments on the first, second and third anniversaries of the grant date, provided that the NEO is still employed by the Company on the vesting date or as otherwise provided for pursuant to the Executive Severance Policy, the 2024 Plan or the underlying equity award agreement. Please see “Compensation Discussion and Analysis” for further information regarding these RSU grants. Each RSU award includes cash dividend equivalent rights entitling the recipient to cash dividend equivalents for dividends paid with respect to the Company common stock subject to the award during the RSU vesting period, subject to the same vesting conditions as the underlying RSUs.

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Footnotes:

(4)	This amount represents stock options granted under the 2024 Plan to Messrs. McGranahan, Cagwin, Angelini, and Adams. These options were granted subject to vesting in 25% increments on each of the first through fourth year anniversaries of the date of grant, in each case, provided that the NEO is still employed by the Company on the vesting date or as otherwise provided for pursuant to the Executive Severance Policy, the 2024 Plan, or the underlying equity award agreement. Please see “Compensation Discussion and Analysis” for further information regarding these awards.

(5)	The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. In the case of the PSUs, in accordance with FASB ASC Topic 718, the aggregate grant date fair value computed for the 2023, 2024, and 2025 PSUs is based on one-third of the full number of shares subject to the applicable award for which target financial performance goals were established in 2025. The remaining portion of the 2024 PSUs and 2025 PSUs that will be linked to goals for subsequent years will be reported in the Grants of Plan-Based Awards Table for those years in which the goals are established. See Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of the relevant assumptions used in calculating the amounts.

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2025 Outstanding Equity Awards At Fiscal Year-End Table

	OPTION AWARDS				STOCK AWARDS

Name	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($000)(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($000)(1)
Devin McGranahan	574,324 454,545 345,822 2,149,838	1,637,932(2) 1,722,974(3) 454,546(4) 115,274(5)	10.64 12.80 13.27 18.62 17.70	2/24/2035 2/26/2034 2/23/2033 2/24/2032 12/27/2031	178,572(7) 98,959(9) 47,727(11) 403,769 (12)	1,662.5 921.3 444.3 3,759.1	296,876(13) 178,572(14)	2,763.9 1,662.5
Matt Cagwin	80,236	445,690(2) 240,710(3)	10.64 12.80	2/24/2035 2/26/2034	72,886(7) 37,110(9) 21,314(11) 90,156(12)	678.6 345.5 198.4 839.4	61,850(13) 40,492(14)	575.8 377.0
Benjamin Hawksworth	37,162	111,487(3)	12.80	2/26/2034	21,515(6) 51,692(7) 17,188(9) 19,562(10)	200.3 481.3 160.0 182.1	28,646(13) 25,846(14) 7,172(15)	266.7 240.6 66.8
Giovanni Angelini	33,784	198,276(2) 101,352(3)	10.64 12.80	2/24/2035 2/26/2034	32,425(7) 15,626(9) 8,446(8) 8,328(11) 35,225(12)	301.9 145.5 78.6 77.5 327.9	26,042(13) 18,014(14)	242.5 167.7
Benjamin Adams	35,811	182,759(2) 107,433(3)	10.64 12.80	2/24/2035 2/26/2034	29,888(7) 16,563(9) 12,888(11) 54,513(12)	278.3 154.2 120.0 507.5	27,605(13) 16,605(14)	257.0 154.6

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Footnotes:

(1)	The market value of shares or units of stock that have not vested reflects the closing stock price of $9.31 per share on December 31, 2025.
(2)	These options were granted on February 24, 2025, subject to vesting in 25% increments on each of the first through fourth year anniversaries of the date of grant; provided that the executive is still employed by the Company on the applicable vesting date or as otherwise provided for pursuant to the Executive Severance Policy, the 2024Plan or the equity award agreement.
(3)	These options were granted on February 26, 2024, subject to vesting in 25% increments on each of the first through fourth year anniversaries of the date of grant; provided that the executive is still employed by the Company on the applicable vesting date or as otherwise provided for pursuant to the Executive Severance Policy, the 2015 Plan or the equity award agreement.
(4)	These options were awarded on February 23, 2023, subject to vesting in 25% increments on each of the first through fourth year anniversaries of the date of grant; provided that the executive is still employed by the Company on the applicable vesting date or as otherwise provided for pursuant to the Executive Severance Policy, the 2015 Plan or the equity award agreement.
(5)	These options were awarded on February 24, 2022, subject to vesting in 25% increments on each of the first through fourth year anniversaries of the date of grant; provided that the executive is still employed by the Company on the applicable vesting date or as otherwise provided for pursuant to the Executive Severance Policy, the 2015 Plan or the equity award agreement.
(6)	Represents RSUs that are scheduled to vest in three substantially equal installments on the first, second and third anniversaries of the grant date commencing on March 7, 2025; provided that the executive is still employed by the Company on the vesting date or as otherwise provided for pursuant to the Executive Severance Policy, the 2024 Plan or the equity award agreement.
(7)	Represents RSUs that are scheduled to vest in three substantially equal installments on the first, second and third anniversaries of the grant date commencing on February 24, 2025; provided that the executive is still employed by the Company on the vesting date or as otherwise provided for pursuant to the Executive Severance Policy, the 2024 Plan or the equity award agreement.
(8)	Represents RSUs that are scheduled to vest in three substantially equal installments on the first, second and third anniversaries of the grant date commencing on October 2, 2024; provided that the executive is still employed by the Company on the vesting date or as otherwise provided for pursuant to the Executive Severance Policy, the 2024 Plan or the equity award agreement.
(9)	Represents RSUs that are scheduled to vest in three substantially equal installments on the first, second and third anniversaries of the grant date commencing on February 26, 2024; provided that the executive is still employed by the Company on the vesting date or as otherwise provided for pursuant to the Executive Severance Policy, the 2015 Plan or the equity award agreement.
(10)	Represents RSUs that are scheduled to vest in three substantially equal installments on the first, second and third anniversaries of the grant date commencing on September 8, 2023; provided that the executive is still employed by the Company on the vesting date or as otherwise provided for pursuant to the Executive Severance Policy, the 2015 Plan or the equity award agreement.
(11)	Represents RSUs that vested on February 22, 2026, or, in the case of Mr. McGranahan on February 23, 2026.
(12)	Represents PSUs that vested on February 22, 2026, or, in the case of Mr. McGranahan, February 23, 2026, based on the Company’s revenue and operating margin performance, measured annually during the 2023-2025 performance period.
(13)	Based on financial performance target attainment through 2025, the first and second tranches of the PSUs granted in 2024 which are scheduled to vest on February 26, 2027 are reported based on the achievement of target performance level. Additionally, excluded from this table are 148,437, 30,924, 14,323 , 13,021 and 13,802 PSUs (at target) for Mr. McGranahan, Mr. Cagwin, Mr. Hawksworth, Mr. Angelini, and Mr. Adams, respectively, with respect to the portion of the 2024 PSUs associated with performance goals to be established in 2026. To determine vesting level for the 2024 PSUs, results for the three-year performance period will be averaged and then multiplied by the TSR payout modifier.
(14)	Based on financial performance target attainment through 2025, the first tranche of the PSUs granted in 2025 which are scheduled to vest on February 22, 2028 are reported based on the achievement of target performance level. Additionally, excluded from this table are 357,143, 80,984, 51,692, 36,028 and 33,208 PSUs (at target) for Mr. McGranahan, Mr. Cagwin, Mr. Hawksworth, Mr. Angelini, and Mr. Adams, respectively, with respect to the portion of the 2025 PSUs associated with performance goals to be established in 2026 and 2027. To determine vesting level for the 2025 PSUs, results for the three-year performance period will be averaged and then multiplied by the TSR payout modifier.
(15)	Based on financial performance target attainment through 2025, the first tranche of the PSUs granted in 2025 which are scheduled to vest on March 7, 2028 are reported based on the achievement of the target performance level. Additionally, excluded from this table are 14,343 PSUs (at target) for Mr. Hawksworth, with respect to the portion of the 2025 PSUs associated with performance goals to be established in 2026 and 2027. To determine vesting level for the 2025 PSUs, results for the three-year performance period will be averaged and then multiplied by the TSR payout modifier.

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2025 Option Exercises And Stock Vested Table

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($000)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($000)
Devin McGranahan	–	–	267,634	2,853.5
Matt Cagwin	–	–	68,634	657.5
Benjamin Hawksworth	–	–	28,156	263.3
Giovanni Angelini	–	–	35,576	368.9
Benjamin Adams	–	–	49,133	485.8

2025 Nonqualified Deferred Compensation Table

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($000)(1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($000)(2)	AGGREGATE EARNINGS/ (LOSS) IN LAST FY ($000)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($000)	AGGREGATE BALANCE AT LAST FYE ($000)(3)
Devin McGranahan	239.0	101.6	228.9	–	1,516.3
Matt Cagwin	554.3	33.8	229.0	–	1,867.5
Benjamin Hawksworth	–	–	–	–	–
Giovanni Angelini	–	–	–	–	–
Benjamin Adams	47.7	24.1	13.2	–	126.6

Footnotes:

(1)	These amounts represent deferrals of the NEO’s salary and compensation received under the Annual Incentive Plan and are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the 2025 Summary Compensation Table.

(2)	These amounts are included in the “All Other Compensation” column in the 2025 Summary Compensation Table.

(3)	Amounts in this column include the following amounts that were previously reported in the Summary Compensation Table as compensation for 2023 (in $000): Mr. McGranahan - $214.8; Mr. Cagwin - $183.7 and for 2024 (in $000): Mr. McGranahan - $338.0; Mr. Cagwin - $684.2; and Mr. Adams - $40.5.

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Incentive Savings Plan

We maintain a defined contribution retirement plan (the “Incentive Savings Plan” or “ISP”) for our employees on United States payroll, including each of our NEOs other than Mr. Angelini. The ISP is structured with the intention of qualifying under Section 401(a) of the Internal Revenue Code. Under the ISP, participants are permitted to make contributions up to the maximum allowable amount under the Internal Revenue Code. For 2025, each participating NEO was eligible to receive a Company contribution equal to 4% of his eligible compensation.

Supplemental Incentive Savings Plan

We maintain a nonqualified supplemental incentive savings plan, the SISP, for certain of our employees on U.S. payroll, including each of our NEOs other than Mr. Angelini. Under the SISP, participants may defer up to 80% of their salaries, including commissions and incentive compensation (other than annual bonuses), and may make a separate election to defer up to 80% of any annual bonuses and up to 100% of any performance-based cash awards they may earn. The SISP also provides participants the opportunity to receive credits for matching contributions equal to the difference between the Company contributions that a participant could receive under the ISP but for the contribution and compensation limitations imposed by the Internal Revenue Code, and the Company contributions allowable to the participant under the ISP. Participants are generally permitted to choose from among the mutual funds available for investment under the ISP for purposes of determining the imputed earnings, gains, and losses applicable to their SISP accounts. The SISP is unfunded. Participants may specify the timing of the payment of their accounts by choosing either a specified payment date or electing payment upon separation from service (or a date up to five years following separation from service), and in either case may elect to receive their accounts in a lump sum or in annual or quarterly installments over a period of up to ten years. With respect to each year’s contributions and imputed earnings, the participant may make a separate distribution election. Subject to the requirements of Section 409A of the Internal Revenue Code, applicable Internal Revenue Service guidance, and the terms of the SISP, participants may receive an early payment in the event of a severe financial hardship and may make an election to delay the timing of their scheduled payment by a minimum of five years.

Potential Payments Upon Termination Or Change-In-Control

Executive Severance Policy

In 2025, we maintained the Executive Severance Policy for the payment of certain benefits to senior executives, including each of our NEOs, upon termination of employment from the Company and upon a change in control of the Company. Under the Executive Severance Policy, an eligible executive will become eligible for benefits if (i) prior to a change-in-control or more than 24 months following a change-in-control, he or she is involuntarily terminated by the Company other than on account of death or disability or for cause, or (ii) on or within 24 months after a change-in-control, he or she is involuntarily terminated by the Company other than on account of death or disability or for cause, or he or she terminates employment voluntarily for “good reason” (which may arise from a material reduction in title or position, reduction in base salary or bonus opportunity or an increase in the executive’s commute to his or her current principal working location of more than 50 miles without consent). Under the Executive Severance Policy, a change-in-control is generally defined to include:

•	The acquisition by a person or entity of 35% or more of either the outstanding shares of the Company or the combined voting power of such shares, with certain exceptions;

•	An unapproved change in a majority of the Board members within a 24-month period; and

•	Certain corporate restructurings, including certain mergers, dissolution and liquidation.

The Executive Severance Policy provided for the following severance and change-in-control benefits as of December 31, 2025:

•	A lump sum severance payment equal to the eligible executive’s base salary as of their termination date (or, if applicable, the base salary in effect prior to a reduction under circumstances constituting good reason) multiplied by 1.0 (or, in the case of the CEO, 1.5), provided that in the case of an eligible executive who, as of their termination date, has been employed by the Company for six months or less, the amount of severance pay otherwise payable to such individual will be reduced to an amount equal to 0.5 multiplied by the eligible executive’s base severance pay. However, in the event of a change-in-control termination, the eligible executive will be entitled

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to receive an amount equal to 2.0 multiplied by the sum of the eligible executive’s base salary plus the eligible executive’s target bonus for the year in which the termination date occurs.

•	A cash payment equal to the bonus which would have been paid to the eligible executive under the Annual Incentive Plan for the year in which the termination occurs, based on actual performance during such year and prorated based on number of days the eligible executive was employed during such year. No bonus will be payable unless the Compensation Committee certifies that the performance goals under the Annual Incentive Plan have been achieved for the year in which the termination occurs (except for eligible terminations following a change-in-control).
•	A lump sum payment for medical and dental coverage equal to: (i) up to $18,000 for the CEO; (ii) up to $12,000 for all other eligible executives if they have been employed for more than six months; and (iii) up to $6,000 for all other eligible executives if they have been employed by the Company for six months or less.
•	Outplacement benefits.
•	With respect to awards made pursuant to the Company’s applicable Long-Term Incentive Plan, if an eligible executive is involuntarily terminated without cause and no change-in-control has occurred, awards granted pursuant to our Long-Term Incentive Plan generally will vest on a prorated basis based on the period served during the vesting period.
•	With respect to awards made pursuant to the Company’s applicable Long-Term Incentive Plan, if an eligible executive experiences a qualifying termination of employment during the 24 month period following a change-in-control, then all time-vested awards will become fully vested and exercisable as of such termination date, and all performance-vested awards will become fully vested and exercisable effective as of the termination date based on the greater of target or actual performance (as estimated based on performance through the termination date).
•	Any benefits triggered by a change-in-control are subject to an automatic reduction to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code in the event such reduction would result in a better after-tax result for the executive.

The provision of severance benefits under the Executive Severance Policy is conditioned upon the executive executing an agreement and release which includes, among other things, non-competition and non-solicitation restrictive covenants, as well as a release of claims against the Company. These restrictive covenants vary in duration, but generally do not exceed two years.

Additionally, as noted earlier, Mr. Angelini is subject to an employment agreement. Under the terms of this agreement, upon an involuntary termination of employment, Mr. Angelini is required to receive any notice period required by applicable law or by the provisions of the National Collective Bargaining for executives of the Trade Sector in Italy or, to the extent permissible, to receive an indemnity in lieu of notice. Mr. Angelini’s employment agreement further provides that in the event of his termination of employment, then for six months following this termination, he will be entitled to receive an indemnity equal to 30% of one month of base salary per month, provided that he complies with certain non-competition covenants set forth in his employment agreement during this period. Thirty percent (30%) of this indemnity is payable upon Mr. Angelini’s termination of employment, with the remainder payable upon the expiration of the six-month period.

For each of the NEOs, we have quantified the potential payments upon termination under various termination circumstances in the tables set forth below. These tables assume that the covered termination took place on December 31, 2025.

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Payments Upon Termination Or Change-In-Control Tables

Termination Following A Change-In-Control(1)
			LONG-TERM INCENTIVES(4)

NAME	SEVERANCE ($000)(2)	WELFARE BENEFITS ($000)(3)	STOCK OPTIONS ($000)	PSUs ($000)	RSUs ($000)	DEU ACCRUAL ($000)	TOTAL ($000)
Devin McGranahan	6,078.8	18.0	–	13,132.4	3,028.1	3,040.6	25,297.9
Matt Cagwin	2,584.3	12.0	–	2,887.5	1,222.5	757.5	7,463.8
Benjamin Hawksworth	2,401.3	12.0	–	1,322.2	1,205.8	367.2	5,308.5
Giovanni Angelini	2,396.1	–	–	1,215.7	642.8	328.3	4,582.9
Benjamin Adams	1,859.9	12.0	–	1,389.2	552.5	384.5	4,198.1

Involuntary Termination Other Than For Death, Disability, Or Cause
			LONG-TERM INCENTIVES(4)

NAME	SEVERANCE ($000)(2)	WELFARE BENEFITS ($000)(3)	STOCK OPTIONS ($000)	PSUs ($000)	RSUs ($000)	DEU ACCRUAL ($000)	TOTAL ($000)
Devin McGranahan	1,978.8	18.0	–	7,763.6	1,238.6	2,049.8	13,048.8
Matt Cagwin	859.3	12.0	–	1,701.2	507.7	497.3	3,577.5
Benjamin Hawksworth	751.3	12.0	–	505.0	497.6	169.2	1,935.1
Giovanni Angelini	809.1	–	–	698.1	262.3	207.5	1,977.0
Benjamin Adams	599.9	12.0	–	882.2	246.6	269.1	2,009.8

Death Or Disability
			LONG-TERM INCENTIVES(4)

NAME	SEVERANCE ($000)	WELFARE BENEFITS ($000)	STOCK OPTIONS ($000)	PSUs ($000)	RSUs ($000)	DEU ACCRUAL ($000)	TOTAL ($000)
Devin McGranahan	–	–	–	13,132.4	3,028.1	3,040.6	19,201.1
Matt Cagwin	–	–	–	2,887.5	1,222.5	757.5	4,867.5
Benjamin Hawksworth	–	–	–	1,322.2	1,205.8	367.2	2,895.2
Giovanni Angelini	–	–	–	1,215.7	642.8	328.3	2,186.8
Benjamin Adams	–	–	–	1,389.2	552.5	384.5	2,326.2

Retirement(5)
NAME	SEVERANCE ($000)	WELFARE BENEFITS ($000)	STOCK OPTIONS ($000)	PSUs ($000)	RSUs ($000)	DEU ACCRUAL ($000)	TOTAL ($000)
Giovanni Angelini	–	–	–	1,058.8	547.6	274.5	1,880.9

Footnotes:

(1)	Under the Executive Severance Policy, an eligible executive will become entitled to severance benefits if he or she is involuntarily terminated by the Company other than on account of death or disability or for cause, or he or she terminates employment voluntarily for good reason within 24 months after the date of the change-in-control.
(2)	In accordance with the Executive Severance Policy, amounts in this column represent severance payments equal to (i) in the case of a qualifying termination where no change-in-control has occurred, the NEO’s base salary as of December 31, 2025 multiplied by 1.0 (or, in the case of Mr. McGranahan, 1.5), plus a prorated portion of the NEO’s bonus for 2025 based on actual performance, and (ii) in the case of a qualifying termination during the 24 month period following a change-in-control, a multiple of 2.0 times the sum of the NEO’s base salary as of December 31, 2025 and the NEO’s target bonus for 2025, plus a prorated portion of the NEO’s bonus for 2025 based on actual performance. This amount also includes, for Mr. Angelini, an amount equal to 15% of Mr. Angelini’s base salary as of December 31, 2025, representing the amount to which he would be entitled for complying with the non-competition covenants under his employment agreement for six months following his termination of employment.
(3)	Amounts in this column represent a lump sum cash payment for each of the NEOs based upon the health and dental coverage in which each such individual was enrolled as of December 31, 2025.

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(4)	Amounts in these columns reflect the long-term incentive awards to be received upon a termination or a change-in-control calculated in accordance with the Executive Severance Policy and the applicable Long-Term Incentive Plan. In the case of stock grants, the equity value represents the value of the shares determined by multiplying the closing stock price of $9.31 per share on December 31, 2025 by the number of unvested RSUs or, in the case of PSUs, by the number of shares to be awarded based on target achievement. In the case of option awards, the equity value was determined by multiplying (i) the spread between the exercise price and the closing stock price of $9.31 per share on December 31, 2025 and (ii) the number of unvested option shares that would vest following a qualifying termination or termination due to death or disability. The calculation with respect to unvested long-term incentive awards reflects the following additional assumptions under the Executive Severance Policy and the applicable Long-Term Incentive Plan:

Event	Stock Options	RSUs	PSUs
Change-in-control and qualifying termination within subsequent 24-month period	Accelerate.	Accelerate. Accrued dividend equivalents would be distributed on accelerated RSUs.

Accelerated vesting and award is payable to the extent earned based on the greater of (i) target and (ii) actual performance results.

Accrued dividend equivalents would be distributed on accelerated PSUs.

Change-in-control (without termination of employment)	Vesting continues under normal terms.	Vesting continues under normal terms.	Vesting continues under normal terms.

Involuntary termination without cause (outside the 24-month period following a change-in-control)*

*If the NEO would satisfy the age and service requirements for retirement, then the NEO would receive retirement vesting under this termination scenario

	Prorated vesting by grant based on period served during vesting period.	Prorated vesting by grant based on period served during vesting period. Accrued dividend equivalents would be distributed on accelerated RSUs.	Prorated vesting by grant based on actual performance results and period served during the vesting period. Accrued dividend equivalents would be distributed on accelerated PSUs.

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Event	Stock Options	RSUs	PSUs
Death or disability	Accelerate.	Accelerate. Accrued dividend equivalents would be distributed on accelerated RSUs.	Accelerated vesting and award is payable to the extent earned based on actual performance results. Accrued dividend equivalents would be distributed on accelerated PSUs.
Retirement

Prorated vesting by grant based on period served during vesting period, with an exercise period equal to the earlier of (i) two years post-termination (three years, in the case of the CEO if termination is a severance-eligible event) and (ii) the expiration date.

Grants after May 17, 2024 will continue to vest during the remaining vesting period, provided the NEO notifies the Company of the NEO’s retirement at least six months prior to the retirement date.

Prorated vesting by grant based on period served during vesting period.

Grants after May 17, 2024 will continue to vest during the remaining vesting period, provided the NEO notifies the Company of the NEO’s retirement at least six months prior to the retirement date.

Accrued dividend equivalents would be distributed on accelerated RSUs.

Prorated vesting by grant based on actual performance results and period served during vesting period.

Grants after May 17, 2024, will continue to vest during the remaining vesting period provided the NEO notifies the Company of the NEO’s retirement at least six months prior to the retirement date.

Accrued dividend equivalents would be distributed on accelerated PSUs.

(5)	As of December 31, 2025, Mr. Angelini was the only NEO eligible for retirement treatment under his equity incentive awards. For the purpose of these calculations, we have assumed that Mr. Angelini provided at least six months notice of his hypothetical retirement on December 31, 2025, as a result of which any unvested awards granted to him after May 17, 2024 would receive full vesting continuation upon such retirement.

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Risk Management And Compensation

Appropriately incentivizing behaviors which foster the best interests of the Company and its stockholders is an essential part of the compensation-setting process. The Company believes that risk-taking is necessary for continued innovation and growth, but that risks should be encouraged within parameters that are appropriate for the long-term health and sustainability of the business. As part of its compensation setting process, the Company evaluates the merits of its compensation programs through a comprehensive review of its compensation policies and programs to determine whether they encourage unnecessary or inappropriate risk-taking by the Company’s executives and employees below the executive level. Based on this review, the Company has concluded that the risks arising from its compensation programs are not reasonably likely to have a material adverse effect on the Company.

Management and the independent compensation consultant review the Company’s compensation programs, including the broad-based employee programs and the programs tied to the performance of individual business units. The team maps the level of “enterprise” risk for each business area, as established through the Company’s enterprise risk management oversight process, with the level of compensation risk for the associated incentive programs. In developing the risk assessment, the team reviews the compensation programs within each business area for:

•	The mix of fixed versus variable pay;
•	The performance metrics to which pay is tied;
•	Whether the pay opportunity is capped;
•	The timing of payout;
•	Whether “clawback” adjustments are permitted;
•	The use of equity awards; and
•	Whether stock ownership guidelines apply.

Annual incentive awards and long-term incentive awards granted to executives are tied primarily to corporate performance goals, including revenue and EPS growth, and strategic performance objectives. The Compensation Committee believes that these metrics encourage performance that supports the business as a whole. The executive annual incentive awards include a maximum payout opportunity equal to 200% of target (inclusive of an additional +/- 25% modifier for participants other than Mr. McGranahan based on individual leadership and impact as measured across areas such as customer focus, sustainability and team engagement). Our executives are also expected to meet share ownership guidelines in order to align the executives’ interests with those of our stockholders. Further, the Company’s Dodd-Frank Policy requires the Company to recover incentive compensation paid to covered officers in the event of a financial restatement and the Company’s Misconduct Policy provides that the Company may, in its sole discretion, recoup certain incentive compensation from covered officers in the event the covered officer engages in compliance misconduct or detrimental conduct. The Misconduct Policy helps to discourage inappropriate risks, as executives will be held accountable for misconduct which is harmful to the Company’s financial and reputational health. In addition, the Misconduct Policy and specific clawback provisions in the Company’s annual and long-term incentive award agreements allow the Company to “claw back” executive pay if the executive engages in conduct that is determined to have contributed to material compliance failures, subject to applicable law.

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CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. McGranahan, our CEO.

To understand this disclosure, we think it is important to give context to our operations. As noted above, The Western Union Company provides people and businesses with fast, reliable, and convenient ways to send money and make payments around the world. As a global organization, approximately 83% of our employees are located outside of the United States, with our employees located in more than 50 countries. We strive to create a competitive global compensation program in terms of both the position and the geographic location in which the employee is located. As a result, our compensation program varies amongst each local market, in order to allow us to provide a competitive total rewards package.

Given the leverage of our executive compensation program towards performance-based elements, we expect that our pay ratio disclosure will fluctuate year-to-year based on the Company’s performance against the pre-established performance goals.

Ratio

For 2025,

•	The median of the annual total compensation of all of our employees, other than Mr. McGranahan, was $36 thousand.
•	Mr. McGranahan’s annual total compensation, as reported in the Total column of the 2025 Summary Compensation Table, was $10.7 million.
•	Based on this information, the ratio of the annual total compensation of Mr. McGranahan to the median of the annual total compensation of all employees is estimated to be 293 to 1.

In determining the annual total compensation of the 2025 median employee, we calculated such employee’s 2025 compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2025 Summary Compensation Table with respect to each of the NEOs. For purposes of this disclosure, we converted such employee’s compensation from the employee’s local currency to U.S. dollars using an exchange rate as of December 31, 2025.

Identification of Median Employee

As permitted by SEC rules, we have used the same median employee as last year because we do not believe there has been a change in our employee population or employee compensation program that would significantly impact the CEO pay ratio disclosure.

For purposes of identifying the median employee, we considered the aggregate of the following compensation elements for each of our employees, as compiled from the Company’s payroll records:

•	Base Salary
•	Target Annual Bonus
•	Actual Equity Awards
•	Target Commissions

We selected the above compensation elements as they represent the Company’s principal broad-based compensation elements. A complete description of the methodology that we used to identify the median employee can be found in our 2025 Proxy Statement, filed on March 31, 2025.

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>> Pay Versus Performance

Pay Versus Performance

YEAR(1)	SUMMARY COMPEN- SATION TABLE TOTAL FOR MCGRANAHAN ($000)(2)	SUMMARY COMPEN- SATION TABLE TOTAL FOR ERSEK ($000)(2)	COMPEN- SATION ACTUALLY PAID TO MCGRANA- HAN ($000)(3)	COMPEN- SATION ACTUALLY PAID TO ERSEK ($000)(3)	AVERAGE SUMMARY COMPEN- SATION TABLE TOTAL FOR NON-PEO NEOS ($000)(2)	AVERAGE COMPEN- SATION ACTUALLY PAID TO NON-PEO NEOS ($000)(3)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:(4)		NET INCOME ($000)	ADJUSTED REVENUE ($000)(6)

							TOTAL SHAREHOLDER RETURN ($)	PEER GROUP TOTAL SHAREHOLDER RETURN ($)(5)
2025	10,697.8	–	14,662.1	–	2,276.9	2,895.1	61.07	203.47	499.6	4,013
2024	13,272.7	–	11,631.9	–	2,393.1	2,287.4	62.80	176.89	934.2	4,199
2023	9,966.9	–	7,603.1	–	2,071.6	2,000.5	65.28	135.49	626.0	4,342
2022	7,241.7	–	782.4	–	1,975.9	1,109.0	69.67	120.81	910.6	4,512
2021	14,117.4	10,834.6	9,871.5	639.4	3,277.1	1,402.5	84.85	135.04	805.8	5,012

Footnotes:

(1)	The Principal Executive Officer (“PEO”) and NEOs for the applicable years were as follows:
•	2025: Devin McGranahan served as the Company’s Chief Executive Officer for the entirety of 2025, and the Company’s other NEOs were: Matt Cagwin, Benjamin Adams, Giovanni Angelini, and Benjamin Hawksworth.
•	2024: Devin McGranahan served as the Company’s Chief Executive Officer for the entirety of 2024, and the Company’s other NEOs were: Matt Cagwin, Andrew Walker, Benjamin Adams, and Giovanni Angelini.
•	2023: Devin McGranahan served as the Company’s Chief Executive Officer for the entirety of 2023, and the Company’s other NEOs were: Matt Cagwin, Andrew Walker, Benjamin Adams, Giovanni Angelini, and Jean Claude Farah.
•	2022: Devin McGranahan served as the Company’s Chief Executive Officer for the entirety of 2022 and the Company’s other NEOs were: Matt Cagwin; Jean Claude Farah; Gabriella Fitzgerald; Benjamin Adams; and Raj Agrawal.
•	2021: Devin McGranahan assumed the role of the Company’s Chief Executive Officer on December 27, 2021 and Hikmet Ersek served as Chief Executive Officer during 2021 through his December 27, 2021 retirement. The Company’s other NEOs for 2021 were: Raj Agrawal; Michelle Swanback; Jean Claude Farah; and Gabriella Fitzgerald.

(2)	Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Messrs. McGranahan and Ersek and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs for the applicable year other than the PEOs for such years.

(3)	To calculate compensation actually paid (“CAP”), adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Messrs. McGranahan and Ersek and for the average of the other NEOs is set forth following the footnotes to this table.

(4)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2020. Historic stock price performance is not necessarily indicative of future stock price performance.

(5)	The TSR Peer Group consists of the Standard & Poor’s Composite – 500 Financials Index (the “S&P 500 Financials Index”), an independently prepared index that includes companies in the financial services industry.

(6)	As noted in the “Compensation Discussion and Analysis,” for 2025, the Compensation Committee determined that adjusted revenue continues to be viewed as a core driver of the Company’s performance and stockholder value creation and, accordingly, was utilized as a component in the Annual Incentive Plan. Total adjusted revenue for 2025 represents revenue adjusted for currency impact, to exclude Argentina hyperinflation, and material acquisitions and dispositions.

2026 Proxy Statement	77

>> Pay Versus Performance

CAP Adjustments

YEAR	SUMMARY COMPENSATION TABLE TOTAL ($000)(a)	MINUS GRANT DATE FAIR VALUE OF STOCK OPTION AND STOCK AWARDS GRANTED IN FISCAL YEAR ($000)(b)	PLUS FAIR VALUE AT FISCAL YEAR-END OF OUTSTANDING AND UNVESTED STOCK OPTION AND STOCK AWARDS GRANTED IN FISCAL YEAR ($000)(c)	PLUS/(MINUS) CHANGE IN FAIR VALUE OF OUTSTANDING AND UNVESTED STOCK OPTION AND STOCK AWARDS GRANTED IN PRIOR FISCAL YEARS ($000)(d)	PLUS FAIR VALUE AT VESTING OF STOCK OPTION AND STOCK AWARDS GRANTED IN FISCAL YEAR THAT VESTED DURING FISCAL YEAR ($000)(e)	PLUS/(MINUS) CHANGE IN FAIR VALUE AS OF VESTING DATE OF STOCK OPTION AND STOCK AWARDS GRANTED IN PRIOR YEARS FOR WHICH APPLICABLE VESTING CONDITIONS WERE SATISFIED DURING FISCAL YEAR YEAR ($000)(f)	MINUS FAIR VALUE AS OF PRIOR FISCAL YEAR-END OF STOCK OPTION AND STOCK AWARDS GRANTED IN PRIOR FISCAL YEARS THAT FAILED TO MEET APPLICABLE VESTING CONDITIONS DURING FISCAL YEAR ($000)(g)	PLUS DOLLAR VALUE OF DIVIDENDS OR OTHER EARNINGS PAID ON STOCK AWARDS IN FISCAL YEAR AND PRIOR TO VESTING DATE ($000)(h)	EQUALS COMPENSATION ACTUALLY PAID ($000)
Devin McGranahan
2025	10,697.8	(9,022.6)	8,701.6	4,489.0	–	(203.7)	–	–	14,662.1
2024	13,272.7	(10,202.8)	6,080.0	2,273.0	–	209.0	–	–	11,631.9
2023	9,966.9	(6,933.4)	6,285.0	(1,164.6)	–	(550.8)	–	–	7,603.1
2022	7,241.7	(5,007.1)	1,723.5	(2,527.5)	–	(648.2)	–	–	782.4
2021	14,117.4	(13,100.0)	8,854.1	–	–	–	–	–	9,871.5
Hikmet Ersek
2021	10,834.6	(8,200.0)	3,064.3	(5,871.4)	–	811.9	–	–	639.4

Other NEOs (Average) (i)
2025	2,276.9	(1,483.1)	1,545.0	582.9	–	(26.6)	–	–	2,895.1
2024	2,393.1	(1,290.7)	881.0	266.0	–	38.0	–	–	2,287.4
2023	2,071.6	(902.9)	899.4	(52.1)	–	(15.5)	–	–	2,000.5
2022	1,975.9	(1,297.4)	572.5	(164.7)	–	22.7	–	–	1,109.0
2021	3,277.1	(2,200.0)	1,115.4	(854.6)	–	64.6	–	–	1,402.5

Footnotes:

(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the Other NEOs, amounts shown represent averages.

(b)	Represents the grant date fair value of the stock option and stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(c)	Represents the fair value as of the indicated fiscal year-end of the outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(d)	Represents the change in fair value during the indicated fiscal year of the outstanding and unvested option awards and stock awards held by the applicable NEO as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(e)	Represents the fair value at vesting of the option awards and stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(f)	Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(g)	Represents the fair value as of the last day of the prior fiscal year of the option award and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(h)	Represents the dollar value of any dividends or other earnings paid on stock awards in the indicated fiscal year and prior to the vesting date that are not otherwise included in the total compensation for the indicated fiscal year. The Company does not pay dividends or other earnings on unvested stock awards.

(i)	See footnote 1 above for the NEOs included in the average for each year.

78	Western Union

>> Pay Versus Performance

Relationship Between Pay and Performance

We believe the “Compensation Actually Paid” or “CAP” in each of the years reported above and over the four-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our varying levels of achievement against pre-established performance goals under our Annual Incentive Plan and our Long-Term Incentive Program, including our adjusted revenue performance, and our stock performance.

1. TSR: COMPANY VERSUS PEER GROUP AND CAP

As shown in the chart below, the Company’s five-year cumulative TSR for the period of 2021-2025 is less than the five-year cumulative TSR for companies included in our peer group TSR. While the average CAP for the other NEOs is relatively aligned with the Company’s TSR, the CAP for the PEO increased due to actual financial performance attainment levels for PSU awards granted in 2025, 2024, and 2023.

2. CAP VERSUS ADJUSTED REVENUE (COMPANY SELECTED MEASURE)

The chart below demonstrates the relationship between CAP amounts for our PEO and each of our NEOs and our adjusted revenue for the applicable fiscal year. Variations in the CAP amounts for our PEO and other NEOs are due in large part to the significant emphasis the Company places on long-term incentives, the value of which fluctuates most significantly based on the vesting level of our PSU awards and changes in stock price over time. As noted in the “Compensation Discussion and Analysis,” the Compensation Committee determined that adjusted revenue continues to be viewed as a core driver of the Company’s performance and stockholder value creation and, accordingly, was utilized as a component in both the Annual Incentive Plan and long-term incentive program. While the average CAP for the other NEOs is relatively aligned with the Company’s adjusted revenue performance, the CAP for the PEO position was impacted by the actual financial performance attainment levels in 2025 and vesting levels for PSUs in 2023. In addition, the CAP for the PEO position was impacted by the new hire grants received by Mr. McGranahan in 2021 in connection with the commencement of his employment.

2026 Proxy Statement	79

>> Pay Versus Performance

3. CAP VERSUS NET INCOME

The chart below demonstrates the relationship between CAP amounts for our PEO and our other NEOs and our net income. Net income is not a component of our executive compensation program. Variations in the CAP amounts for our PEO and other NEOs are due in large part to the significant emphasis the Company places on long-term incentives, the value of which fluctuates most significantly based on the vesting level of our PSU awards and changes in stock price over time.

80	Western Union

>> Pay Versus Performance

Performance Measures Used to Link Company Performance and CAP to the NEOs

Below is a list of financial performance measures, which in the Company’s assessment represent the most important financial performance measures used by the Company to link CAP to the NEOs for 2025 to Company performance. As noted in the “Compensation Discussion and Analysis,” the Company used both financial and non-financial performance measures in order to link compensation paid to NEOs to Company performance in 2025. To measure individual performance against key objectives for the Company as well as the executive’s success in fulfilling the executive’s responsibilities, the total payout under the Annual Incentive Plan for the participating NEOs other than Mr. McGranahan in 2025 was subject to a +/- 25% modifier based on the Compensation Committee’s assessment versus non-financial performance metrics relating to leadership, sustainability and customer focus. These goals were included in the Annual Incentive Plan design to reinforce these objectives as priorities throughout the organization. Please see the “Compensation Discussion and Analysis” for further information regarding how each of these goals is calculated as well as the Company’s use of strategic and non- financial goals in its executive compensation program.

•	Adjusted Revenue
•	Adjusted Earnings Per Share
•	CMT Customer Retention
•	New Digital Customer Growth
•	Operational Efficiency
•	Total Stockholder Return
•	Company Stock Price

2026 Proxy Statement	81

>> Policies and Practices Related to the Timing of Grants of Certain Equity Awards

Policies and Practices Related to the Timing of Grants of Certain Equity Awards

The Compensation Committee and senior management monitor the Company’s equity grant practices to evaluate whether such policies comply with governing regulations and are consistent with good corporate practices. When making regular annual equity grants, the Compensation Committee’s practice is to approve them at its meeting in February of each year as part of the annual compensation review and after results for the preceding fiscal year become available. In addition, the Compensation Committee may make grants at any time during the year it deems appropriate, including with respect to new hires or transitions. The Company does not schedule its equity grants in anticipation of the release of material non-public information (“MNPI”) nor does the Company time the release of MNPI based on equity grant dates.

During 2025, no stock option grants were made to any of our NEOs during any period beginning four business days before the filing or furnishing of a periodic report or current report and ending one business day after the filing or furnishing of any such report with the SEC.

82	Western Union

>> Proposal 2: Advisory Vote To Approve Executive Compensation

Proposal 2:

Advisory Vote To Approve Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing stockholders the opportunity to advise the Compensation Committee and the Board of Directors regarding the compensation of our NEOs, as such compensation is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, beginning on page 35, which we do annually. We strongly encourage you to read these sections for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Committee has made under those programs, the factors considered in making those decisions, the changes approved to such programs and the feedback we received from our stockholder engagement.

At the 2025 Annual Meeting of Stockholders, only 46% of stockholders supported our Say-on-Pay proposal, a significant drop from our historical average of 94%. The Compensation Committee values input from stockholders, and following the Annual Meeting, we contacted our top 36 stockholders (about 70% of shares), and 13 responded, representing roughly 43% of shares outstanding. Our Compensation Committee Chair, Mr. Miles, joined all but one meeting.

In response to concerns voiced, the Committee has:

•	Not granted any above target or one-time awards to our CEO in 2025 (and no such increase or awards have been made or are anticipated in 2026).

•	Adjusted our short- and long-term incentive programs for 2026 to eliminate overlapping performance metrics.

•	Enhanced proxy disclosures to provide more business context, detail on Committee decisions, and a scorecard format highlighting performance against targets.

We are confident that these changes, among others, directly reflect your feedback and enhance our executive compensation program and related disclosures. Our primary goal remains to reward performance and incentivize stockholder value creation.

Accordingly, the Board is requesting your nonbinding vote on the following “say-on-pay” resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, each as set forth in the Company’s Proxy Statement for its 2026 Annual Meeting of Stockholders.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee may consider the outcome of the vote when considering future executive compensation arrangements.

The Board Of Directors Recommends That You Vote For Proposal 2.

2026 Proxy Statement	83

>> Proposal 3: Ratification Of Selection Of Auditors

Proposal 3:

Ratification Of Selection Of Auditors

The Board of Directors and the Audit Committee believe it is in the best interest of the Company and its stockholders to recommend to the stockholders the ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for 2026. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the Company became a public company in 2006. Consistent with the regulations adopted pursuant to the Sarbanes-Oxley Act of 2002, the lead audit partner having primary responsibility for the audit and the concurring audit partner are rotated every five years.

A representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Summary Of Independent Registered Public Accounting Firm’s Fees For 2025 And 2024

Fees for professional services provided by our independent auditors, Ernst & Young LLP, for fiscal years 2025 and 2024, respectively, included the following (in millions):

	2025	2024
Audit Fees(1)	$5.3	$5.7
Audit-Related Fees(2)	$0.6	$0.9
Tax Fees(3)	$0.9	$1.5

Footnotes:

(1)	“Audit Fees” primarily include fees related to (i) the integrated audit of the Company’s annual consolidated financial statements and internal controls over financial reporting; (ii) the review of its quarterly consolidated financial statements; (iii) statutory audits required domestically and internationally; (iv) comfort letters, consents and assistance with and review of documents filed with the SEC; and (v) other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the PCAOB (United States).

(2)	“Audit-Related Fees” primarily include fees, not included in “Audit Fees” above, related to (i) service auditor examinations; (ii) attest services that are not required by statute or regulation; and (iii) consultation concerning financial accounting and reporting standards that are not classified as “Audit Fees.”

(3)	“Tax Fees,” which incorporate both tax advice and tax planning services, primarily include fees related to (i) consultations, analysis and assistance with domestic and foreign tax matters, including value-added and goods and services taxes; (ii) local tax authority audits; and (iii) other miscellaneous tax consultations, including tax services requested as part of the Company’s procedures for commercial agreements, the acquisition of new entities, and other potential business transactions.

During 2025 and 2024, all audit and non-audit services provided by the independent registered public accounting firm were pre-approved, consistent with the pre-approval policy of the Audit Committee. The pre-approval policy requires that all services provided by the independent registered public accounting firm be pre-approved by the Audit Committee or one or more members of the Audit Committee designated by the Audit Committee.

The affirmative vote of the holders of a majority of shares of the Company’s Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required to approve this Proposal 3. In the event the stockholders fail to ratify the selection of Ernst & Young LLP, the Audit Committee of the Board of Directors will consider it a direction to select another independent registered public accounting firm for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year, if it feels that such a change would be in the best interest of the Company and its stockholders.

The Board Of Directors Recommends That You Vote For Proposal 3.

84	Western Union

>> Proposal 4: Approval Of The Company’s 2026 Employee Stock Purchase Plan

Proposal 4:

Approval Of The Company’s 2026 Employee Stock Purchase Plan

Our stockholders are being asked to approve the adoption of The Western Union Company 2026 Employee Stock Purchase Plan (the “ESPP”). Subject to the capitalization adjustment provisions included in the ESPP, the ESPP provides for the issuance of up to 3,000,000 shares of Common Stock to participating employees.

Description of the ESPP

The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Annex A and incorporated into this Proxy Statement by reference.

Purpose

The purpose of the ESPP is provide an incentive to attract and retain employees and to increase employee moral by providing a program through which employees may acquire a proprietary interest in the Company through the purchase and issuance of shares of Common Stock. The ESPP will permit participants to purchase shares of Common Stock through payroll deductions, as well as to receive matching grants of restricted stock units with respect to shares of Common Stock.

The ESPP is not intended to be an employee benefit plan under the Employee Retirement Income Security Act of 1974, as amended, nor is the ESPP intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Plan Administration

The ESPP will be administered by the Compensation and Benefits Committee, or a subcommittee thereof, or such other committee designated by the Board to act as administrator of the ESPP (the “ESPP Committee”), unless the Board elects to assume administration of the ESPP in whole or in part. ESPP Committee members will be intended to qualify as “independent directors” (or terms of similar meaning) if and to the extent required under applicable law.

Subject to the provisions of the ESPP and applicable law, the ESPP Committee will have full and final authority, in its discretion, to take any action with respect to the ESPP. Every finding, decision and determination made by the ESPP Committee will, to the full extent permitted by applicable law, be final and binding upon all parties. Except to the extent prohibited by the ESPP or applicable law, the ESPP Committee may appoint one or more agents to assist in the administration of the ESPP and may delegate any part of its responsibilities and powers to any such person or persons appointed by it.

Subject to applicable law, no member of the Board or ESPP Committee, and no officer or employee to whom the ESPP Committee delegates any of its power and authority, will be liable for any act, omission, interpretation, construction or determination made in connection with the ESPP in good faith, and the members of the Board and the ESPP Committee and officers and employees will be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s certificate of incorporation and/or by-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time and applicable to the individual.

Eligibility and Participation

Unless otherwise determined by the ESPP Committee, any employee of the Company or any present or future subsidiary of the Company which the ESPP Committee has designated as a “Participating Company” will be eligible to participate in the ESPP.

An employee who has satisfied the eligibility requirements under the ESPP may become a participant in the ESPP by completing an authorization for participant contributions and delivering such form(s) and documents to the Company or its designated agent prior to the designated start date of the applicable offering period. If the ESPP was in effect as of March 12, 2026 and all Company subsidiaries were designated as a Participating Company, approximately 9,280 employees would be eligible to participate in the ESPP.

2026 Proxy Statement	85

>> Proposal 4: Approval Of The Company’s 2026 Employee Stock Purchase Plan

Offering Periods

Offering Periods” under the ESPP will refer to any period with respect to which a right to purchase shares of Common Stock (“Purchase Rights”) may be granted. Unless otherwise determined by the ESPP Committee, each Offering Period will be six months, commencing on each December 1 and May 1 on or following the effective date of the ESPP. The ESPP Committee will have the power to change the frequency and duration of the Offering Periods as it deems appropriate from time to time.

Participant Contributions

Under the terms of the ESPP, in connection with each Offering Period, each participant may designate an amount of payroll deductions (on an after-tax basis) to be made from the participant’s paycheck to purchase shares of Common Stock under the ESPP. The participant contributions will be designated in whole percentages of the participant’s base salary from the Participating Companies, up to a maximum of 15% (or such other maximum percentage or dollar value as determined by the ESPP Committee). In no event may a participant’s aggregate payroll deductions for any calendar year exceed $2,000, unless otherwise determined by the ESPP Committee.

The payroll deduction amount designated by the participant will continue until altered or terminated. Participants may withdraw, terminate or discontinue participation in the ESPP at any time; however, unless determined by the ESPP Committee before the beginning of an Offering Period, participants may not alter the rate of their payroll deductions for a specific Offering Period during that Offering Period.

Participants may withdraw contributions credited to the participant’s account during an Offering Period at any time prior to the last day of that Offering Period by giving sufficient prior written notice to the Company or its designated agent, in which case all of the participant’s contributions that have not already been used to purchase shares of Common Stock will be paid to the participant promptly, without interest (unless required by applicable law), after receipt of the participant’s notice of withdrawal, and no further contributions will be made with respect to the participant during such Offering Period.

Upon termination of a participant’s employment for any reason, the participant’s participation in the ESPP will be terminated, unless otherwise required by applicable law. In such case, or in the event that the participant otherwise ceases to be eligible to participate in the ESPP, then the payroll deductions credited to the participant’s plan account, to the extent not yet used to purchase stock, will be returned (without interest, unless otherwise required by law) to the participant or, in the case of death, their designated beneficiary, and the participant will not be entitled to any shares of Common Stock or RSUs with respect to such contributions.

Company Grant of Match RSUs

For each Offering Period, each participant who remains employed through the end of such Offering Period and applicable grant date will be eligible to receive a grant of RSUs representing the right to receive one share of Common Stock (the “Match RSUs”) under the ESPP. Except as otherwise determined by the ESPP Committee prior to the commencement of an Offering Period, the number of Match RSUs to be granted to a participant with respect to each Offering Period in which the participant participates will be determined by multiplying the participant’s contributions for such Offering Period by 25% (the “Matching Contributions”) and dividing the Matching Contributions by the fair market value of a share of Common Stock on the last day of the Offering Period. Unless otherwise provided in an award agreement, the Match RSUs will be fully vested as of the date of grant and settled in accordance with the terms of the applicable award agreement.

Purchase of Stock; Share Reserve

Within 10 days following the end of each Offering Period, the amount credited to each participant’s plan account in respect of their payroll deductions will be transferred to a financial institution designated by the Company to act as a broker for the ESPP, who will use these amounts to purchase shares of Common Stock on the open market on the participant’s behalf. Any excess account balance remaining after such purchase will be credited back to the participant’s account and automatically re-invested in a subsequent Offering Period, unless otherwise elected by the participant or unless the Company elects to return such participant contributions to the participant. Unless otherwise determined by the ESPP Committee, fractional shares will be issued under the ESPP.

86	Western Union

>> Proposal 4: Approval Of The Company’s 2026 Employee Stock Purchase Plan

The Company will pay certain broker administrative charges, while the participants will pay all other expenses of their share accounts, including but not limited to the broker’s fees attributable to the issuance of certificates for shares of Common Stock held in the participant’s share account and any brokerage commissions and charges associated with the sale of Common Stock held in the participant’s share account.

Subject to the adjustment provisions of the ESPP, the maximum number of shares of Common Stock that may be purchased under the ESPP or issued under the Plan in connection with the settlement of Match RSUs is 3,000,000 shares. Shares of Common Stock purchased with participant deductions under the ESPP will be purchased on the open market, while shares of Common Stock that are issued in connection with the settlement of Match RSUs may be shares of Common Stock that are authorized and unissued or shares of Common Stock that were acquired by the Company, including via purchase on the open market. As of March 12, 2026, the closing price of a share of Common Stock, as reported on The New York Stock Exchange, was $9.73.

Adjustment and Change in Control

In the event of any merger, reorganization, consolidation, “change in control” (as defined in the ESPP), recapitalization, liquidation, stock dividend, split-up, spinoff, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the shares of Common Stock, such adjustment shall be made in the number and kind of shares of Common Stock that may be purchased under the ESPP and provisions of the ESPP and any award agreements issued thereunder may be adjusted, as may be determined to be appropriate and equitable by the ESPP Committee, in its sole discretion.

In the event of a “change in control,” as defined in The Western Union Company 2024 Long-Term Incentive Plan (or any successor plan in effect as of the commencement of the applicable Offering Period), the ESPP Committee’s discretion will include, but will not be limited to, the authority to provide for one or more of the following: each Purchase Right will be assumed (including the right to receive Match RSUs) or an equivalent purchase right (including the matching component) will be substituted by the successor entity or parent or subsidiary of such successor entity; (ii) a date selected by the ESPP Committee on or before the date of consummation of such change in control will be treated as the “purchase date” under the ESPP and all outstanding Purchase Rights will be exercised and any Matching RSUs in respect thereof will be granted on that date; (iii) all outstanding Purchase Rights will terminate and the accumulated participant contributions will be refunded to each participant upon or prior to the change in control (without interest, unless otherwise required by applicable law); or (iv) outstanding Purchase Rights (including the right to receive Match RSUs) will continue unchanged.

Amendment and Termination

Under the terms of the ESPP, the Board has the right to amend, modify or terminate the ESPP (or any award agreement issued thereunder) at any time, provided that approval of an amendment to the ESPP by the stockholders of the Company will be required to the extent that stockholder approval of such amendment is required by applicable law. Upon termination of the ESPP, all cash in each participant’s account will be paid to the participant. No such amendment or termination shall affect rights previously granted, nor may any amendment make any change in any right previously granted, in each case, which would materially and adversely affect the rights of any participant without the consent of such participant.

Tax Withholding

The Company (or any other Participating Company, as applicable) will have the right to deduct from all amounts payable or provided to a participant any taxes required by law to be withheld in respect of amounts payable or provided under the ESPP.

Recoupment

Except to the extent prohibited by law, the awards granted under the ESPP and any cash payment or Common Stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation the Company’s Misconduct Clawback and Forfeiture Policy and the Company’s Dodd-Frank Clawback and Forfeiture Policy.

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>> Proposal 4: Approval Of The Company’s 2026 Employee Stock Purchase Plan

New Plan Benefits

The benefits that might be received by participating employees under the ESPP cannot be determined because the benefits depend upon the degree of participation by employees and the trading price of the Common Stock in future offering periods.

Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to participating in the ESPP. This discussion does not address all aspects of the United States federal income tax consequences of participating in the ESPP that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the ESPP. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to participation in the ESPP.

A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. The participant’s basis in the shares will equal the amount paid for the shares on the purchase date, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss.

Upon issuance of the shares of Common Stock in settlement of Match RSUs, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) in an amount equal to the fair market value of any shares delivered and, if applicable, the amount of any cash paid by the Company. The amount of ordinary income recognized is deductible by the Company (or the affiliated employer) as compensation expense subject to Section 162(m) of the Code.

The Board Of Directors Recommends That You Vote For Proposal 4.

88	Western Union

>> Proposal 5: Stockholder Proposal Regarding Stockholder Right To Act By Written Consent

Proposal 5:

Stockholder Proposal Regarding Stockholder Right To Act By Written Consent

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owner of more than $2,000 worth of shares of the Company’s Common Stock, has notified the Company that he intends to present a proposal for consideration at the Annual Meeting. As required by the Exchange Act, the text of the stockholder proposal and supporting statement appear as submitted to the Company by the proponent. The Board and the Company accept no responsibility for the contents of the proposal or the supporting statement.

Proposal 5 - Shareholder Right To Act By Written Consent

Shareholders request that the board of directors take the necessary steps to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting (without any unnecessary restriction based on length of stock ownership or the method by which shareholders hold their shares). This includes shareholder ability to initiate any appropriate topic for written consent.

Shareholders acting by written consent and calling for a special shareholder meeting are 2 means that shareholders of a company can use to put forth a proposal on a timely basis without waiting for the annual shareholder meeting.

It is particularly important for Western Union (WU) shareholders to have a right to act by written consent because WU shares not owned for at least one year are excluded from having a right to call for a special shareholder meeting.

It is believed that no company out of a pool of 3000 companies has ever held a special shareholder meeting, called for by shareholders, with this one year exclusion, highlighting what a deterrent a one year exclusion is. Thus the special meeting right at WU seems to be useless.

Acting by written consent is hardly ever used by shareholders but the main point of having a right to act by written consent is that it gives shareholders greater standing to engage effectively with management when Western Union (WU) underperforms.

Since a director can be removed by written consent, enabling shareholders to act by written consent may serve as an incentive for WU directors to perform better.

The following challenging 2025 news reports regarding WU make it more important to adopt this proposal without delay:

The WU Q2 2025 results missed analyst estimates for both adjusted earnings per share (EPS) and revenue. This followed a similar trend in the first quarter.

Due to weaker-than-expected performance, management revised its full-year 2025 financial outlook downward for both adjusted revenues and adjusted EPS.

The primary driver of the revenue decrease was the Consumer Money Transfer (CMT) segment, which saw an 8% decline in reported revenue in Q2 2025.

The overall number of consumer money transfer transactions declined by 3% in Q2 2025, reflecting broader market headwinds and increased competition from digital platforms.

Management cited ongoing “geopolitical environment” headwinds, including market softness in U.S. outbound corridors and impacts from changes in immigration policies, as contributing to the downturn.

The financial results led to a decline in Western Union’s stock price, which fell 4% after the Q2 report and had a year-to-date drop of 24% by October 2025.

Analysts project the company’s profit margins will shrink in the coming years, a potential long-term challenge that could weigh on future earnings power

Please vote yes: Shareholder Right to Act by Written Consent – Proposal 5.

2026 Proxy Statement	89

>> Board’s Statement Opposing The Proposal

Board’s Statement Opposing The Proposal

The Company routinely monitors and evaluates trends in corporate governance, reviews them against our current practices and structures and regularly asks for and receives input from stockholders. After careful consideration, and for the reasons described below, the Board believes that the proposal is not in the best interests of the Company or its stockholders, and the Board recommends voting “AGAINST” this proposal.

Similar written consent proposals have previously received limited support from our stockholders.

The Board’s recommendation is informed by its stockholder engagement efforts and prior stockholder voting results, which have illustrated limited stockholder support for a written consent right following the Company’s prior action to lower the ownership threshold required for stockholders to call a special meeting. This historical background is further detailed below:

After a proposal to establish the right of stockholders to act by written consent received approximately 51% approval at the 2017 annual meeting of stockholders, the Board conducted a comprehensive stockholder engagement process to solicit input in response.

•	A significant majority of the stockholders who responded in the engagement process (representing approximately 31% of the Company’s outstanding stock at the time) indicated that a reduction in the ownership threshold required under the Company’s existing special meeting right was preferable to implementing a right for stockholders to act by written consent.

•	In response to this feedback, the Board proposed a reduction in the ownership threshold for stockholders to call a special meeting from 20% to 10%, which was approved by approximately 83% of all outstanding shares entitled to vote at the 2018 annual meeting of stockholders.

In subsequent years, two additional stockholder proposals to adopt a written consent right were presented, each with limited voting support.

•	At the 2021 annual meeting of stockholders, the written consent proposal received approximately 32.5% of votes cast in favor.

•	At the 2023 annual meeting of stockholders, the written consent proposal received approximately 33.5% of votes cast in favor.

In light of this history, the Board continues to believe that a written consent right is not supported by a majority of our stockholders and the Company’s existing governance structure allows adequate opportunities for stockholders to raise important issues with the Board.

Action by written consent is unnecessary given the ability of stockholders to call special meetings. Stockholder meetings provide a more transparent, informed, and equitable process for all stockholders to exercise their rights.

The Board also believes that permitting stockholder action by written consent is not appropriate for Western Union, a large, widely held public company with both institutional and retail investors. Stockholder meetings offer important protections and advantages to all stockholders that are absent from the written consent process. The protections and advantages of stockholder meetings include the following:

•	Meetings are held at a time, date and venue publicly announced in advance, and all stockholders may attend, consider the proposed actions, and vote their shares.

•	All stockholders have a chance to engage meaningfully in the process, voice their concerns, offer their perspectives, and cast their votes, and also have greater flexibility to change their decisions before the proposed action becomes effective.

•	Accurate and complete information about the proposed actions is widely distributed in a proxy statement well in advance of stockholder meetings, thereby encouraging a fully informed discussion and consideration of the merits of the proposed actions.

•	The Board can analyze the proposed actions and provide a well-informed recommendation on them before stockholders vote on the proposed action.

90	Western Union

>> Board’s Statement Opposing The Proposal

Action by written consent could create confusion and disruption for stockholders and the Company.

If action by written consent is permitted, multiple stockholder groups could solicit written consents at any time and as frequently as they choose on a range of insignificant or self-interested issues, or with respect to issues that Company management and the Board are already contemplating or reviewing. Some of these written consents may be duplicative or contradictory, which has the potential to create substantial confusion and disruption for stockholders and a significant burden on the Company’s resources, including the time and attention of the Board, its executives and its employees with no corresponding benefit to our stockholders. The Board believes the Company’s limited resources would be better spent on executing its growth strategy to deliver results for the Company’s stockholders.

The Company’s existing corporate governance practices promote transparency and accountability, while providing stockholders with effective access to the Board.

The Board is already highly accountable to stockholders. The Company has implemented comprehensive governance practices and policies that enable stockholders to hold the Board accountable and, where necessary, take quick action to support their interests between annual meetings. Elements of this comprehensive package include:

•	Directors are elected annually, with majority voting for uncontested Director elections;

•	the Company was among the first U.S. companies to adopt the “proxy access” right for its stockholders;

•	a stockholder or group of stockholders holding 10% or more of our outstanding shares may call a special meeting;

•	our Amended and Restated Certificate of Incorporation and By-Laws have no supermajority provisions; and

•	the Company regularly seeks to engage with its stockholders to better understand their perspectives.

The Company’s existing corporate governance practices and policies give stockholders sufficient means to take actions which might otherwise be taken by written consent. There is, accordingly, no need for stockholders to be provided with the right to act by written consent.

The Company’s current practice is consistent with market practice.

The Company’s current practice of not permitting stockholder action by written consent is consistent with the practice of most other large public companies. A significant majority of S&P 500 companies, 70%, either do not permit stockholders to act by written consent or require that any stockholder action by written consent be unanimous (which is effectively the same as not permitting action by written consent for a large public company). As such, the Board believes that the combination of our ongoing dialogue with stockholders and our current corporate governance practices, including a meaningful special meeting right and proxy access right, renders the proposal’s implementation unnecessary and not aligned with stockholders’ interests.

Required Vote; Recommendation Only.

The affirmative vote of the holders of a majority of shares of the Company’s Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter is required to approve this proposal. Stockholders should be aware that this proposal is simply a request that the Board take action stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Board, and therefore, its approval would not implement the actions requested by the proposal.

The Board Of Directors Recommends That You Vote Against Proposal 5.

2026 Proxy Statement	91

>> Equity Compensation Plan Information

Equity Compensation Plan Information

The following table gives information, as of December 31, 2025, about our Common Stock that may be issued upon the exercise of options and settlement of other equity awards under all compensation plans under which equity securities are reserved for issuance. The Company’s 2025 Plan is our only equity compensation plan pursuant to which our equity securities are authorized for issuance.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))
Equity compensation plans approved by security holders	(a) 21,821,647(1)	(b) $13.51(2)	(c) 22,189,814(3)
Equity compensation plans not approved by security holders	–	N/A	–
Total	21,821,647(1)	$13.51(2)	22,189,814(3)

Footnotes:

(1)	Includes 9,576,578 restricted stock units, PSUs, deferred stock units, and bonus stock units that were outstanding on December 31, 2025 under the Company’s 2024 Plan. Restricted stock unit awards, deferred stock unit awards and bonus stock units may be settled only for shares of Common Stock on a one-for-one basis. The number included for PSUs reflects grant date units awarded. Assuming maximum payout for PSU grants that have not completed the required performance period, the number of securities to be issued would increase by 2,896,220. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for further information regarding PSUs, including the performance metrics applicable to such awards..
(2)	Only option awards were used in computing the weighted-average exercise price.
(3)	This amount represents shares of Common Stock available for issuance under the Company’s 2024 Plan. Awards available for grant under the Company’s 2024 Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, bonus stock units, deferred stock units, performance grants, and any combination of the foregoing awards.

92	Western Union

>> Stock Beneficially Owned By Directors, Executive Officers And Our Largest Stockholders

Stock Beneficially Owned By Directors, Executive Officers And Our Largest Stockholders

At the close of business on March 17, 2026, there were 313,417,288 shares of $0.01 par value common stock outstanding and entitled to vote.

The following table sets forth the beneficial ownership of Common Stock by each person or group that is known by us to be the beneficial owner of more than 5% of our Common Stock, all directors and nominees, each of the executive officers named in the 2025 Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group. Except as otherwise noted, (i) the information is as of March 17, 2026, (ii) each person has sole voting and investment power of the shares, and (iii) the business address of each person shown below is 7001 East Belleview Avenue, Denver, Colorado 80237.

Directors And Executive Officers

NAME	TOTAL COMMON STOCK OWNED(1)	COMMON STOCK UNDERLYING OPTIONS OR STOCK UNITS(2)	COMMON STOCK UNDERLYING DEFERRED STOCK UNITS(3)	PERCENTAGE OF OUTSTANDING STOCK
Julie M. Cameron-Doe	194,935	178,572	–	*
Martin I. Cole	99,097	–	8,686	*
Suzette M. Deering	37,881	–	37,881	*
Betsy D. Holden	549,025	425,480	118,545	*
Jeffrey A. Joerres	976,085	772,199	191,591	*
Devin B. McGranahan	5,749,085	4,850,884	–	1.83%
Michael A. Miles, Jr.	685,815	509,493	166,244	*
Timothy P. Murphy	95,086	20,084	3,237	*
Jan Siegmund	144,320	79,247	55,073	*
Angela A. Sun	177,897	111,906	59,299	*
Solomon D. Trujillo	418,073	341,737	33,652	*
Matt Cagwin	460,762	271,895	–	*
Benjamin Hawksworth	121,077	74,324	–	*
Giovanni Angelini	291,950	117,137	–	*
Benjamin Adams	232,836	117,311	–	*

ALL DIRECTORS AND EXECUTIVE OFFICERS AS GROUP (16)	10,321,054	7,870,269	674,208	3.29%

Footnotes:

* Less than 1%

(1)	Consists of direct and indirect ownership of shares, stock options that are currently exercisable, restricted stock units that vest within 60 days, and deferred stock units.
(2)	Consists of shares underlying stock options that are currently exercisable and restricted stock units that vest within 60 days. None of these shares have any voting rights.
(3)	Consists of deferred stock units that are valued according to the market value and shareholder return on equivalent shares of common stock. Deferred stock units have no voting rights

2026 Proxy Statement	93

>> Stock Beneficially Owned By Directors, Executive Officers And Our Largest Stockholders

Largest Stockholders

NAME OF BENEFICIAL OWNER	ADDRESS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENTAGE OF OUTSTANDING STOCK
5% Owners(1)
BlackRock, Inc.	50 Hudson Yards, New York, NY 10001	36,599,601(2)	11.68%(2)
Schroder Investment Management Ltd.	1 London Wall Place London, EC2Y 5AU, UK	16,948,328(3)	5.4%(3)

Footnotes:

(1)	The Vanguard Group, Inc. (“Vanguard”) previously reported on Amendment No. 11 to its Schedule 13G filing with the Securities and Exchange Commission filed February 13, 2024, its ownership as of December 29, 2023, which included sole voting power over 0 shares, sole dispositive power over 40,319,597 shares, shared voting power over 137,926 shares, and shared dispositive power over 567,036 shares, collectively representing approximately 13.05% of our outstanding shares as of the record date. Based on Amendment No. 12 to the Schedule 13G filed by Vanguard on March 27, 2026, we understand that Vanguard went through an internal realignment on January 12, 2026, and, in accordance with SEC Release No. 34-39538 (January 12, 1998), certain subsidiaries or business divisions of subsidiaries of Vanguard, that formerly had, or were deemed to have, beneficial ownership with Vanguard, will report beneficial ownership separately (on a disaggregated basis) from Vanguard in reliance on such release. These subsidiaries and/or business divisions pursue the same investment strategies as previously pursued by Vanguard prior to the realignment. Further, in accordance with SEC Release No. 34-39538 (January 12, 1998), Vanguard no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions. Accordingly, we have removed Vanguard from the foregoing table.
(2)	The number of shares held and percentage of outstanding shares were obtained from the holder’s Amendment No. 15 to Schedule 13G filing with the Securities and Exchange Commission filed January 24, 2024, which reports ownership as of December 31, 2023. The Schedule 13G/A filing indicates that the holder had sole voting power over 35,380,606 shares, sole dispositive power over 36,599,601 shares, shared voting power over 0 shares, and shared dispositive power over 0 shares.
(3)	The number of shares held and percentage of outstanding shares were obtained from the holder’s Schedule 13G filing with the Securities and Exchange Commission filed November 13, 2025 which reports ownership as of September 30, 2025. The Schedule 13G filing indicates that the holder had sole voting power over 16,948,328 shares, sole dispositive power over 16,948,328 shares, shared voting power over 0 shares, and shared dispositive power over 0 shares.

94	Western Union

>> Certain Transactions And Other Matters

Certain Transactions And Other Matters

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our Common Stock, and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved in accordance with the Company’s written Related Person Transactions Policy by the Corporate Governance Committee of the Board of Directors or, if the Corporate Governance Committee of the Board of Directors determines that the approval of such related person transaction should be considered by all disinterested members of the Board of Directors, by the vote of a majority of such disinterested members. There were no related person transactions since January 1, 2025.

The Corporate Governance Committee considers all relevant factors when determining whether to approve a related person transaction, including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction was undertaken in the ordinary course of business of the Company; and

•	whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

The Company’s Related Person Transactions Policy is available through the “Investor Relations, Corporate Governance” portion of the Company’s website, www.westernunion.com.

2026 Proxy Statement	95

>> The Proxy Process And Stockholder Voting

The Proxy Process And Stockholder Voting

Why did I receive these materials?

A: Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting, which will take place on May 14, 2026, or any adjournment or postponement thereof. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What does it mean if I receive more than one notice of internet availability of proxy materials or set of proxy materials?

A: This means you hold shares of the Company in more than one way. For example, you may own some shares directly as a Registered Holder and other shares through a broker or you may own shares through more than one broker, agent or other nominee (a “broker”). In these situations, you may receive multiple Notices of Internet Availability of Proxy Materials or, if you request proxy materials to be delivered to you by mail, Proxy Cards. It is necessary for you to vote, sign, and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Notices of Internet Availability of Proxy Materials you receive in order to vote all of the shares you own. If you request proxy materials to be delivered to you by mail, each Proxy Card you receive will come with its own prepaid return envelope; if you vote by mail, make sure you return each Proxy Card in the return envelope that accompanied that Proxy Card.

Why did my household receive only one copy of the notice of internet availability of proxy materials or proxy materials?

A: In addition to furnishing proxy materials electronically, we take advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice of Internet Availability of Proxy Materials or, if you have requested paper copies, only one set of proxy materials is delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. If you are a stockholder sharing an address and wish to receive a separate Notice of Internet Availability of Proxy Materials or copy of the proxy materials, you may so request by contacting the Broadridge Householding Department by phone at 1-866-540-7095 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. A separate copy of the proxy materials will be promptly provided following receipt of your request, and you will receive separate materials in the future. If you currently share an address with another stockholder but are nonetheless receiving separate copies of the materials, you may request delivery of a single copy in the future by contacting the Broadridge Householding Department at the number or address shown above.

Does my vote matter and what is a quorum?

A: YOUR VOTE MATTERS! We are required to obtain stockholder approval for the election of directors and other important matters. Each share of Common Stock is entitled to one vote and every share voted has the same weight. In order for the Company to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders (a majority of the issued and outstanding shares entitled to vote) must be represented at the Annual Meeting in person or by proxy. If a quorum is not obtained, the Company must adjourn or postpone the Annual Meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interest of the Company or its stockholders. Accordingly, we encourage you to vote promptly by one of the methods described below to ensure your shares are counted. See also below “How Many Votes are Required to Approve a Proposal?”

96	Western Union

>> The Proxy Process And Stockholder Voting

How do I vote?

A: By Telephone or Internet — You may vote your shares via telephone as instructed on the Proxy Card, or the Internet as instructed on the Proxy Card or the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate your identity, to allow you to vote your shares, and confirm that your instructions have been properly recorded. The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Time, on May 13, 2026.

By Mail — If you request or otherwise receive one or more paper Proxy Cards, you may elect to vote by mail. If you elect to do so, you should complete, sign, and date each Proxy Card you receive, indicating your voting preference on each proposal, and return each Proxy Card in the prepaid envelope that accompanied each Proxy Card. If you return a signed and dated Proxy Card but you do not indicate your voting preferences, your shares will be voted in accordance with the recommendations of the Board of Directors. By returning your signed and dated Proxy Card or providing instructions by the alternative voting procedure in time to be received for the Annual Meeting, you authorize Devin McGranahan and Benjamin Adams to act as your proxies (the “Proxies”) to vote your shares of Common Stock as specified.

By Tablet or Smartphone — If you are a Beneficial Holder, you may vote your shares online with your tablet or smartphone by scanning the QR code. If you are a Registered Holder, you may vote your shares online with your tablet or smartphone by scanning the QR code on your Proxy Card. The ability to vote in this way by tablet or smartphone will expire at 11:59 p.m., Eastern Time, on May 13, 2026.

At the Annual Meeting — Shares held in your name as a Registered Holder may be voted by you in person at the Annual Meeting. Shares held by Beneficial Holders may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker that holds your shares giving you the right to vote the shares, and you bring such proxy to the Annual Meeting. For shares held in The Western Union Company Incentive Savings Plan (the “ISP”), that plan’s trustee will vote such shares as directed. If no direction is given on how to vote such shares to the trustee by mail on or before May 11, 2026 or by Internet, telephone, tablet or smartphone by 11:59 p.m., Eastern Time, on May 11, 2026, the trustee will vote your shares held in that ISP in the same proportion as the shares for which it receives instructions from all other participants in the ISP.

How many votes are required to approve a proposal?

A: The Company’s By-Laws (the “By-Laws”) require that directors be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director with abstentions and broker non-votes not counted as votes “for” or “against”). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the votes of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

The advisory vote to approve executive compensation (Proposal 2), the ratification of Ernst & Young LLP’s selection as independent registered public accounting firm for 2026 (Proposal 3), approval of the Company’s 2026 Employee Stock Purchase Plan (Proposal 4) and the stockholder proposal regarding stockholder right to act by written consent (Proposal 5) each require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

2026 Proxy Statement	97

>> The Proxy Process And Stockholder Voting

What is the effect of not voting?

A: It depends on how ownership of your shares is registered and the proposal to be voted upon. If you own shares as a Registered Holder, rather than through a broker, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement.

If you own shares as a Beneficial Holder through a broker and do not give voting instructions to your broker, your broker may represent your shares at the meeting for purposes of obtaining a quorum by voting on “routine matters” as further described in the answer to the following question, but will not be able to vote on any “non-routine” matter without your instruction.

If I don’t vote, will my broker vote for me? Which matters are considered “routine”?

A: If you own your shares as a Beneficial Holder through a broker and you don’t vote, your broker may vote your shares in its discretion on some “routine matters.” With respect to other proposals, however, your broker may not vote your shares for you. With respect to these proposals, the aggregate number of unvoted shares is reported as the “broker non-vote.” A “broker non-vote” share will not affect the determination of whether the matter is approved. The Company believes that the proposal to ratify Ernst & Young LLP’s selection as independent registered public accounting firm for 2026 (Proposal 3) set forth in this Proxy Statement is the only routine matter to be presented at the Annual Meeting on which brokers will be permitted to vote shares on your behalf, even without voting instructions. If your broker votes these shares on your behalf, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting.

Other than Proposal 3, the Company believes that all proposals set forth in this Proxy Statement are not considered routine matters and brokers will not be able to vote on behalf of their clients if no voting instructions have been furnished. Please give your broker voting instructions on all proposals to ensure your shares are represented in the vote.

How are abstentions treated?

A: Whether you own your shares as a Registered Holder or as a Beneficial Holder, abstentions are counted toward the quorum requirement and have the same effect as votes “against” a proposal, other than the proposal to elect directors (Proposal 1), on which they have no effect.

If I own my shares through a broker, how is my vote recorded?

A: Brokers typically own shares of Common Stock for many stockholders. In this situation, the Registered Holder on the Company’s stock register is the broker. This often is referred to as holding shares in “Street Name.” The Beneficial Holders of such shares do not appear in the Company’s stockholder register. If you hold your shares in Street Name, and elect to vote via telephone, Internet, tablet or smartphone, your vote will be submitted to your broker. If you request paper Proxy Cards and elect to vote by mail, the accompanying return envelope is addressed to return your executed Proxy Card with voting instructions to your broker. Shortly before the Annual Meeting, each broker will total the votes submitted by telephone, Internet, tablet or smartphone or mail by the Beneficial Holders for whom it holds shares and submit a Proxy Card reflecting the aggregate votes of such Beneficial Holders. If you would like to vote at the Annual Meeting see “How Do I Vote? – At the Annual Meeting” above.

98	Western Union

>> The Proxy Process And Stockholder Voting

Is my vote confidential?

A: In accordance with the Company’s Corporate Governance Guidelines, the vote of any stockholder will not be revealed to anyone other than a non-employee tabulator of votes or an independent election inspector (the “Inspector of Election”), except (i) as necessary to meet applicable legal and stock exchange listing requirements, (ii) to assert claims for or defend claims against the Company, (iii) to allow the Inspector of Election to certify the results of the stockholder vote, (iv) in the event a proxy, consent, or other solicitation in opposition to the voting recommendation of the Board of Directors takes place, (v) if a stockholder has requested that his or her vote be disclosed, or (vi) to respond to stockholders who have written comments on Proxy Cards.

Can I revoke my proxy and change my vote?

A: Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted. If you are a Registered Holder, your proxy can be revoked in several ways: (i) by delivery of a written revocation to the Corporate Secretary, The Western Union Company, 7001 E. Belleview Avenue, Denver, Colorado 80237, by 11:59 p.m., Eastern Time, on May 13, 2026, (ii) by timely submission of another valid proxy bearing a later date (including through any alternative voting procedure described on the Notice of Internet Availability of Proxy Materials or Proxy Card), or (iii) by attending the Annual Meeting and giving the Inspector of Election notice that you intend to vote your shares in person. If your shares are held by a broker, you must contact your broker to receive instructions on how to revoke your proxy. See “How do I Vote?” above for additional information about how to timely submit another proxy.

Will any other business be transacted at the meeting? If so, how will my proxy be voted?

A: Management does not know of any business to be transacted at the Annual Meeting other than those matters described in this Proxy Statement. The period specified in the Company’s By-Laws for submitting additional proposals to be considered at the Annual Meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the Annual Meeting, and any adjournments and postponements thereof, shares with respect to which voting authority has been granted to the Proxies will be voted by the Proxies in accordance with their judgment.

Who counts the votes?

A: Votes will be counted and certified by the Inspector of Election, who is an employee of Equiniti Trust Company, the Company’s Transfer Agent and Registrar (“Equiniti”). If you are a Registered Holder, your telephone, Internet, tablet, or smartphone vote is submitted, or your executed Proxy Card is returned, directly to Equiniti for tabulation. As noted above, if you hold your shares as a Beneficial Holder, your broker returns a single Proxy Card to Equiniti on behalf of its clients.

How much does the proxy solicitation cost?

A: The Company has engaged the firm of Sodali & Co., 333 Ludlow Street, 5th Floor, South Tower, Stampford, CT 06902, to assist in distributing and soliciting proxies for a fee of approximately $17,000, plus expenses. However, the proxy solicitor fee is only a small fraction of the total cost of the proxy process. A significant expense in the proxy process is printing and mailing the proxy materials. The Company will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to Beneficial Holders of our Common Stock. Proxies also may be solicited on behalf of the Company by directors, officers, or employees of the Company in person or by mail, telephone, email, or facsimile transmission. No additional compensation will be paid to such directors, officers, or employees for soliciting proxies. The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, and this Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and 2025 Annual Report.

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ANNEX A

The Western Union Company Employee Stock Purchase Plan

The Board of Directors of The Western Union Company, a Delaware corporation (the “Company”), adopted The Western Union Company Employee Stock Purchase Plan on February 19, 2026 (such plan, as may be amended and/or restated from time to time, the “Plan”), subject to stockholder approval of the Plan at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”). The effective date of the Plan shall be the date on which it is approved by the Company’s stockholders at the 2026 Annual Meeting (the “Effective Date”), and the Plan shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 10.1 hereof, until all of the shares of Common Stock (as defined below) authorized under the Plan have been purchased according to the Plan’s provisions.

Article 1 Purpose Of The Plan

The Company has determined that it is in the best interests of the Company and its stockholders to provide an incentive to attract and retain employees and to increase morale by providing a program through which employees may acquire a proprietary interest in the Company through the purchase and issuance of shares of Common Stock. The Plan shall permit Participants (as defined below) to purchase shares of Common Stock through payroll deductions and, subject to the terms and conditions set forth herein, Participants will be eligible to receive restricted stock units granted hereunder. Participation in the Plan is entirely voluntary and neither the Company nor any of its Subsidiaries makes any recommendations to Participants as to whether they should participate in the Plan. The Plan is not intended to be an employee benefit plan under the Employee Retirement Income Security Act of 1974, as amended, nor is the Plan intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Article 2 Definitions

2.1. “Account” shall mean the bookkeeping entry maintained by the Company on behalf of each Participant for the purpose of accounting for all Participant Contributions credited to the Participant pursuant to the Plan.

2.2. “Applicable Law” shall mean each applicable law, rule, regulation and requirement, including, but not limited to, each applicable U.S. federal, state or local law, any rule or regulation of the applicable securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted and each applicable law, rule or regulation of any other country or jurisdiction where equity or equity-based awards are, or will be, purchased or granted hereunder, as each such law, rule and regulation shall be in effect from time to time. References to any applicable laws, rules and regulations, including references to any sections or other provisions of applicable laws, rules and regulations, also refer to any successor or amended provisions thereto unless the Committee determines otherwise.

2.3. “Award Agreement” shall mean a written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award, and shall include any terms and conditions that may apply to such an award.

2.4. “Base Earnings” shall mean, unless otherwise determined by the Committee prior to the commencement of an Offering Period, a Participant’s base salary from one or more Participating Companies, including such amounts of base salary as are deferred by the Participant under: (i) a qualified cash or deferred arrangement described in Section 401(k) of the Code; or (ii) a plan qualified under Section 125 of the Code. Unless otherwise determined by the Administrator, “Base Earnings” does not include overtime, bonuses, annual awards, other incentive payments, reimbursements or other expense allowances, fringe benefits (cash or non-cash), moving expenses, deferred compensation (other than as described in the first sentence of this Section 2.4), contributions (other than contributions described in the first sentence) made on the Participant’s behalf by the Company or one or more Participating Companies under any employee benefit or welfare plan now or hereafter established, and any other payments not specifically referenced in the first sentence.

2.5. “Board” shall mean the Board of Directors of the Company.

2.6. “Broker” shall mean the financial institution designated by the Company to act as broker for the Plan.

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2.7. “Change in Control” has the meaning set forth in The Western Union Company 2024 Long-Term Incentive Plan, or any successor plan in effect as of the commencement of the applicable Offering Period.

2.8. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

2.9. “Committee” shall mean the Compensation and Benefits Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board to act as administrator of the Plan. All references to the Committee in the Plan shall include any administrator to which the Committee has delegated any part of its responsibilities and powers pursuant to Section 8.1(c).

2.10. “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, and all rights appurtenant thereto.

2.11. “Company” shall mean The Western Union Company, and any successor thereto.

2.12. “Eligible Person” shall mean any employee of a Participating Company.

2.13. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.14. “End Date” shall mean, with respect to each Offering Period, the last day of the Offering Period.

2.15. “Offering Period” shall mean any period with respect to which a right to purchase shares of Common Stock hereunder (“Purchase Rights”) may be granted. Unless otherwise determined by the Committee, each Offering Period shall be six months, commencing on each December 1 and June 1 on or following the Effective Date. Notwithstanding the foregoing, the Committee shall have the power to change the frequency and duration of the Offering Periods as it deems appropriate from time to time.

2.16. “Participant” shall mean an Eligible Person who has become a participant in the Plan in accordance with Section 3.2.

2.17. “Participant Contributions” shall have the meaning ascribed to such term in Section 4.1.

2.18. “Participating Company” shall mean the Company and, to the extent designated by the Committee as a Participating Company, any present or future Subsidiary of the Company.

2.19. “Person” shall mean any individual, entity, or group (including any “person” within the meaning of Section 13(d)(3) or 14(d) (2) of the Exchange Act).

2.20. “Restricted Stock Unit” shall mean a right to receive one share of Common Stock, which may be contingent upon the expiration of a specified restriction period and which may, in addition thereof, but contingent upon the attainment of specified performance measures within the specific performance period.

2.21. “Securities Act” shall mean the Securities Act of 1933, as amended, and any successor thereto. Reference in the plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.

2.22. “Share Account” shall mean the account maintained by the Broker on behalf of each Participant for the purpose of accounting for Common Stock purchased by the Participant pursuant to the Plan.

2.23. “Start Date” shall mean, with respect to each Offering Period, the first day of the Offering Period.

2.24. “Subsidiary” shall mean any entity of which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

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Article 3 Eligibility And Participation

3.1. ELIGIBILITY. Unless otherwise determined by the Committee, any Eligible Person shall be eligible to participate in the Plan. For purposes of participation in the Plan, an individual who is on an unpaid leave of absence from such individual’s employment with a Participating Company shall be deemed to be employed for the first 90 days of such leave of absence and such individual’s employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such individual shall have returned to regular full-time or part time employment (as the case may be) prior to the close of business on such 90th day or unless such individual has a right to reemployment that is guaranteed either by statute or contract (including, for avoidance of doubt, any guaranteed right to reemployment provided under any non U.S. law, contract or policy). An individual who is on a paid leave of absence from such individual’s employment with a Participating Company shall be deemed to be employed for the length of such paid leave of absence. Termination by the applicable Participating Company of any individual’s leave of absence, other than termination of such leave of absence on return to full-time or part-time employment, shall terminate such individual’s employment for all purposes of the Plan and shall terminate such individual’s participation in the Plan, unless such individual has a right to reemployment that is guaranteed either by statute or contract.

3.2. PARTICIPATION. An Eligible Person who has satisfied the eligibility requirements of Section 3.1 may become a Participant in the Plan by completing an authorization for Participant Contributions on the form to be provided by the Company (and such other documents as may be required by the Committee) and delivering such forms and documents to the Company or an agent designated by the Company on or before the date set by the Committee, which date shall be prior to the Start Date of the applicable Offering Period (the “Enrollment Procedures”).

3.3. SPECIAL RULES. In the event that a person is excluded from participation in the Plan and a court of competent jurisdiction determines that the person is eligible to participate in the Plan, the person shall be treated as an Eligible Person only from the date of the court’s determination and shall not be entitled to retroactive participation in the Plan.

Article 4 Participant Contributions

U4.1.PARTICIPANT ELECTION. Pursuant to the Enrollment Procedures, each Participant shall designate the amount of payroll deductions, solely on an after-tax basis, to be made from his or her paycheck (“Participant Contributions”) to purchase shares of Common Stock under the Plan. Participant Contributions shall be designated in whole percentages of Base Earnings, up to a maximum of 15% (or such other maximum percentage or dollar value as determined by the Committee). Participant Contributions shall be deducted pro rata from checks issued to such Participant during the Offering Period. Notwithstanding the foregoing, in no event may the aggregate amount of Participant Contributions for any calendar year exceed $2,000 per Participant (unless otherwise determined by the Committee). The amount so designated by the Participant shall continue until terminated or altered in accordance with Section 4.2 below.

4.2.CHANGES IN ELECTION; WITHDRAWAL; TERMINATION.

(a) Change in Payroll Deductions. A Participant may withdraw, terminate or discontinue participation in the Plan at any time as provided in Section 4.2(b) and Section 4.2(c) hereof. However, unless otherwise determined by the Committee before the beginning of Offering Period, a Participant may not alter, decrease or increase the rate of his or her Participant Contributions for a specific Offering Period during such Offering Period. A change with respect to a future Offering Period shall be made by delivering to the Company or an agent designated by the Company a new, completed authorization form (and such other documents as may be required by the Committee). Any such new election shall remain in effect until subsequently modified by the Participant pursuant to this Section 4.2.

(b) Withdrawal. A Participant may withdraw Participant Contributions credited to the Participant’s account during an Offering Period prior to the last day of such Offering Period by giving sufficient prior written notice to the Company or an agent designated by the Company in accordance with the administrative guidelines established by the Company or its agent. Given sufficient prior written notice, all of the Participant Contributions previously credited to the Participant’s account which have not already been used to purchase shares of Common Stock will be paid to the Participant promptly (without interest, unless otherwise required by Applicable Law) after receipt of the Participant’s notice of withdrawal, and no further Participant Contributions will be made during such Offering Period. The Company may, at its option, treat any attempt to borrow by a Participant on the security of such

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Participant’s accumulated Participant Contributions as an election to withdraw such Contributions. A Participant’s withdrawal from any Offering Period will not have any effect upon the Participant’s eligibility to participate in any subsequent Offering Period or in any similar plan which may hereafter be adopted by the Company. Notwithstanding the foregoing, if a Participant withdraws during an Offering Period, Participant Contributions shall not resume at the beginning of a succeeding Offering Period, unless the Participant is eligible to participate and the Participant delivers to the Company or an agent designated by the Company a new, completed authorization form (and such other documents as may be required by the Committee) and otherwise complies with the terms of the Plan.

(c) Termination of Employment; Participant Ineligibility. Upon termination of a Participant’s employment for any reason (including but not limited to termination due to death, but excluding any paid leave of absence, any unpaid leave of absence for a period of less than 90 days, or any leave of absence of any duration where reemployment is guaranteed by either statute or contract), or in the event that a Participant otherwise ceases to be an Eligible Person, the Participant’s participation in the Plan shall be terminated, unless otherwise required by Applicable Law. In the event of a Participant’s termination of employment or in the event that a Participant otherwise ceases to be an Eligible Person, the Participant Contributions credited to the Participant’s account, to the extent they have not already been used to purchase shares of Common Stock, will be returned (without interest, unless otherwise required by Applicable Law) to the Participant, or, in the case of death, to a beneficiary duly designated on a form acceptable to the Committee, and the Participant shall not be entitled to any shares of Common Stock or Match RSUs (as defined below) in respect of such Participant Contributions. For the avoidance of doubt, the transfer of employment from a Participating Company to a Subsidiary which has not been designated as a Participating Company shall constitute a termination of the Participant’s employment for purposes of this Plan.

4.3. PARTICIPANT ACCOUNTS. The Company shall establish and maintain a separate Account for each Participant. The amount of each Participant’s Participant Contributions shall be credited to his or her Account. No interest shall accrue at any time for any amount credited to an Account of a Participant.

Article 5 Purchase Of Stock; Fractional Shares

U4.1.PARTICIPANT ELECTION. Pursuant to the Enrollment Procedures, each Participant shall designate the amount of payroll deductions, solely on an after-tax basis, to be made from his or her paycheck (“Participant Contributions”) to purchase shares of Common Stock under the Plan. Participant Contributions shall be designated in whole percentages of Base Earnings, up to a maximum of 15% (or such other maximum percentage or dollar value as determined by the Committee). Participant Contributions shall be deducted pro rata from checks issued to such Participant during the Offering Period. Notwithstanding the foregoing, in no event may the aggregate amount of Participant Contributions for any calendar year exceed $2,000 per Participant (unless otherwise determined by the Committee). The amount so designated by the Participant shall continue until terminated or altered in accordance with Section 4.2 below.

(a) Purchase of Common Stock. Within 10 days following the end of the Offering Period, the amount credited to a Participant’s Account shall be transferred by the Participating Company to the Broker, and the Plan shall cause the Broker to use such amount to purchase shares of Common Stock on the open market on the Participant’s behalf (such shares, the “ESPP Shares”). With respect to each Offering Period, the last day of the Offering Period shall hereinafter be referred to as a “Purchase Date.” Any balance remaining after the purchase shall be credited to the Participant’s Account and will be automatically re-invested in a subsequent Offering Period, unless the Participant timely revokes such Participant’s authorization to re-invest such excess amounts or the Company elects to return such Participant Contributions to the Participant. Prior to the issuance of the ESPP Shares to the Participant, such Participant shall have no rights as a stockholder of the Company with respect to the ESPP Shares.

(b) Fractional Shares. Fractional shares shall be issued under the Plan, unless otherwise determined by the Committee.

5.2. FEES AND COMMISSIONS. The Company shall pay the Broker’s administrative charges for opening the Share Accounts for the Participants and the brokerage commissions on purchases made that are attributable to the vesting and settlement of Match RSUs and the purchase of shares of Common Stock with Participant Contributions. Participants shall pay all other expenses of their Share Account, including but not limited to the Broker’s fees attributable to the issuance of certificates for any and all shares of Common Stock held in a Participant’s Share Account. Participants shall also pay the brokerage commissions and any charges associated with the sale of Common Stock held in the Participant’s Share Account.

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Article 6 Company Match

6.1. ELIGIBILITY TO RECEIVE MATCH RSUS; MATCH FORMULA. With respect to each Offering Period, each Participant who remains employed through the end of the Offering Period and applicable grant date shall be eligible to receive a grant of Restricted Stock Units (“Match RSUs”), subject to the terms and conditions set forth herein. Except as otherwise determined by the Committee prior to the commencement of an Offering Period, the number of Match RSUs to be granted to the Participant with respect to each Offering Period in which the Participant participates shall be determined by multiplying the Participant Contributions for such Offering Period by 25% (the “Matching Contributions”) and dividing the Matching Contributions by the fair market value of a share of Common Stock on the last day of the Offering Period.

6.2. AWARD AGREEMENT. Any such Match RSUs shall be granted to the Participant as soon as practicable following the last day of the Offering Period (subject to the Participant’s continued employment through the end of the Offering Period and the applicable grant date). Notwithstanding anything herein to the contrary, the grant of Match RSUs hereunder shall be contingent upon, if so required by the Committee, the Participant’s execution or acceptance of an Award Agreement evidencing the grant of the Match RSUs.

6.3. VESTING; SETTLEMENT; OTHER TERMS. Unless otherwise provided in the Award Agreement, (i) the Match RSUs shall be fully vested as of the date of grant, and (ii) shall be settled in accordance with the terms of the Award Agreement. Prior to the settlement of a Match RSU, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award. No shares of Common Stock and no certificates or other indicia of ownership representing shares of Common Stock that are subject to a Match RSU Award Agreement shall be issued upon the grant of Match RSUs. Instead, shares of Common Stock subject to Match RSUs and the certificates or other indicia of ownership representing such shares of Common Stock shall only be distributed at the time of settlement of such Match RSUs in accordance with the terms and conditions of this Plan and the Award Agreement relating to such Match RSUs.

Article 7 Termination Of Employment

In the event that a Participant’s employment with the Participating Company terminates for any reason, the Participant will cease to be a Participant in the Plan as of the date of termination of employment. All cash in the Participant’s Account will be paid to the Participant. The Broker may continue to maintain the Participant’s Share Account on behalf of the Participant; however, the Participant’s Share Account will cease to be administered under or have any other affiliation with the Plan. As of the date of termination of employment, as applicable, the Participant shall pay for any and all expenses and costs related to his or her Share Account, including but not limited to the brokerage commissions on purchases of shares of Common Stock made on or after the date of termination and any other fees, commissions, or charges for which the Participant would otherwise have been responsible for if he or she had continued to be a Participant in the Plan.

Article 8 Plan Administration

8.1. PLAN ADMINISTRATION.

(a) The Plan shall be administered by the Committee, unless the Board elects to assume administration of the Plan in whole or in part. References to the “Committee” include the Board if it is acting in an administrative capacity with respect to the Plan. Committee members shall be intended to qualify as “independent directors” (or terms of similar meaning) if and to the extent required under Applicable Law. However, the fact that a Committee member shall fail to qualify as an independent director shall not invalidate any Purchase Right or other action taken by the Committee under the Plan.

(b) In addition to action by meeting in accordance with Applicable Law, any action of the Committee may be taken by a written instrument signed by all of the members of the Committee and any action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the provisions of the Plan and Applicable Law, the Committee shall have full and final authority, in its discretion, to take any action with respect to the Plan, including, without limitation, the following: (i) to establish, amend and rescind rules and regulations for the administration of the Plan; (ii) to prescribe the form(s) of any agreements or other instruments used in connection with the Plan; (iii) to determine the terms and provisions of the Purchase Rights, ESPP Shares, and Match RSUs; (iv) to determine eligibility and adjudicate all disputed claims filed under the Plan; (v) reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan

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and any instrument or agreement relating to, or Purchase Rights granted under, the Plan; (vi) to construe and interpret the Plan, Award Agreements, the rules and regulations of the Plan, and any other agreements or other written instruments contemplated hereby, (vii) to adopt procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, subject to the restrictions on amendments pursuant to Section 10.1 below, and (viii) to make all other determinations that the Committee determines to be necessary or advisable for the administration of the Plan.

(c) Every finding, decision and determination made by the Committee will, to the full extent permitted by Applicable Law, be final and binding upon all parties. Except to the extent prohibited by the Plan or Applicable Law, and subject to such terms and conditions as may be established by the Committee, the Committee may appoint one or more agents to assist in the administration of the Plan and may delegate any part of its responsibilities and powers to any such person or persons appointed by it. To the maximum extent permitted by Applicable Law, no member of the Board or Committee, as applicable, shall be liable while acting as administrator for any action or determination made in good faith with respect to the Plan or any Purchase Right granted thereunder.

8.2. LIMITATION ON LIABILITY. No member of the Board or Committee, and no officer or employee to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and officers and employees shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s certificate of incorporation and/or by-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time and applicable to the individual.

Article 9 Common Stock

9.1. SHARES. Subject to Section 9.3, the maximum number of shares of Common Stock that may be purchased under the Plan as ESPP Shares pursuant to Participant Contributions or issued under the Plan in connection with the settlement of Match RSUs is 3,000,000 shares. Common Stock issued as ESPP Shares or in settlement of Match RSUs may be shares of Common Stock that are authorized and unissued or shares of Common Stock that were acquired by the Company, including Common Stock purchased on the open market.

9.2. RIGHTS AS A STOCKHOLDER. No Participant or other person shall have any rights as a stockholder unless and until certificates for shares of Common Stock are issued to the Participant or such shares are credited to the Participant’s Share Account.

9.3. ADJUSTMENTS. In the event of any merger, reorganization, consolidation, Change in Control, recapitalization, liquidation, stock dividend, split-up, spinoff, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the shares of Common Stock, such adjustment shall be made in the number and kind of shares of Common Stock that may be purchased under the Plan as set forth in Section 9.1 and provisions of the Plan and any Award Agreements issued under the Plan may be adjusted, as may be determined to be appropriate and equitable by the Committee, in its sole discretion. The decision by the Committee regarding any such adjustment shall be final, binding and conclusive.

9.4. CHANGE IN CONTROL. In addition, without limiting the effect of Section 9.3, in the event of a Change in Control, the Committee’s discretion shall include, but shall not be limited to, the authority to provide for any of, or a combination of any of, the following: (i) each Purchase Right shall be assumed (including the right to receive Match RSUs) or an equivalent purchase right (including the matching component) shall be substituted by the successor entity or parent or subsidiary of such successor entity; (ii) a date selected by the Committee on or before the date of consummation of such Change in Control shall be treated as a Purchase Date and all outstanding Purchase Rights shall be exercised and any Matching RSUs in respect thereof shall be granted on such date; (iii) all outstanding Purchase Rights shall terminate and the accumulated Participant Contributions will be refunded to each Participant upon or prior to the Change in Control (without interest, unless otherwise required by Applicable Law); or (iv) outstanding Purchase Rights (including the right to receive Match RSUs) shall continue unchanged.

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Article 10 Miscellaneous Matters

10.1. AMENDMENT AND TERMINATION. The Board reserves the right to amend, modify, or terminate the Plan or any Award Agreement issued thereunder at any time; provided that approval of an amendment to the Plan by the stockholders of the Company shall be required to the extent, if any, that stockholder approval of such amendment is required by Applicable Law. Upon termination of the Plan, all cash in the Participant’s Account will be paid to the Participant. The Broker may continue to maintain the Participant’s Share Account on behalf of the Participant; however, the Participant’s Share Account will cease to be administered under or have any other affiliation with the Plan, and the Participant shall thereafter be responsible for any and all expenses and costs related to his or her Share Account. Notwithstanding the foregoing, no such amendment or termination shall affect rights previously granted, nor may an amendment make any change in any right previously granted, in each case, which would which materially and adversely affect the rights of any Participant without the consent of such Participant.

10.2. TAX WITHHOLDING. The Company (or other Participating Company, as applicable) shall have the right to deduct from all amounts payable or provided to a Participant (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of amounts payable or provided under this Plan.

10.3. BENEFITS NOT ALIENABLE. Benefits under the Plan may not be assigned, transferred, or alienated, whether voluntarily or involuntarily, except as expressly permitted in this Plan. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

10.4. NO ENLARGEMENT OF EMPLOYEE RIGHTS. This Plan is strictly a voluntary undertaking on the part of the Participating Company and shall not be deemed to constitute a contract between the Participating Company and any Eligible Person or to be consideration for, or an inducement to, or a condition of, the employment of any Eligible Person. Nothing contained in the Plan shall be deemed to give the right to any Eligible Person to be retained as an employee of, or otherwise by, the Participating Company or to interfere with the right of the Participating Company to discharge any Eligible Person at any time.

10.5. GOVERNING LAW. This Plan, each award hereunder and the related Award Agreements, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

10.6. NON-BUSINESS DAYS. When any act under the Plan is required to be performed on a day that falls on a Saturday, Sunday or legal holiday, that act shall be performed on the next preceding day which is not a Saturday, Sunday or legal holiday.

10.7. COMPLIANCE WITH RECOUPMENT, OWNERSHIP AND OTHER POLICIES OR AGREEMENTS. Except to the extent prohibited by law, the awards granted under this Plan and any cash payment or Common Stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation the Company’s Misconduct Clawback and Forfeiture Policy, the Company’s Dodd-Frank Clawback and Forfeiture Policy, and any other policy which the Company may be required to adopt under applicable law or listing standards.

10.8. COMPLIANCE WITH APPLICABLE LAW. The Company may impose such restrictions on Purchase Rights, shares of Common Stock and any other benefits underlying Purchase Rights hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities or other Applicable Law. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan or take any other action, unless such delivery or action is in compliance with Applicable Law (including but not limited to the requirements of the Securities Act). The Company will be under no obligation to register shares of Common Stock or other securities with the Securities and Exchange Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or similar organization, and the Company will have no liability for any inability or failure to do so. The Company may cause a restrictive legend or legends to be placed on any certificate issued pursuant to a Purchase Right hereunder in such form as may be prescribed from time to time by Applicable Law or as may be advised by legal counsel.

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10.9. SECTION 409A OF THE CODE. The ESPP Shares and Match Shares are intended to be exempt from the application of Section 409A of the Code, including under the short-term deferral exception, and any ambiguities shall be construed and interpreted in accordance with such intent, and each issuance to a Participant hereunder shall be considered a separate payment for purposes of Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the ESPP to the contrary, if the Committee determines that a Purchase Right, including an entitlement to Match Shares, granted under the ESPP may be subject to Section 409A of the Code or that any provision in the ESPP would cause a Purchase Right, including an entitlement to Match Shares, to be subject to Section 409A of the Code, the Committee may amend the terms of the ESPP and/or of an outstanding Purchase Right granted under the ESPP, or take such other action the Board determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Purchase Right, Match Share or future Purchase Rights or Match Shares from or to allow any such Purchase Rights and Match Shares to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Board would not violate Section 409A of the Code. Notwithstanding the foregoing, none of the Company, the Participating Companies or any affiliate, or the Board, the Committee or any employee, director, advisor or representative any of the foregoing, shall have any obligation to take any action to prevent the assessment of any penalty or tax on any Person under Section 409A of the Code in respect of Purchase Rights, Match Shares, ESPP Shares, or otherwise, or (ii) liability to a Participant or other Person with respect to this Section 10.9 or taxes and penalties under Section 409A of the Code.

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ANNEX B

Reconciliation Of Non-GAAP Measures

(in millions, unless indicated otherwise)

Western Union’s management believes the non-GAAP financial measures presented provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business, because they provide consistency and comparability to prior periods or eliminate currency volatility, increasing the comparability of the Company’s underlying results and trends.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provides a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is included below. All adjusted year-over-year changes were calculated using prior year amounts.

The Company has not provided a quantitative reconciliation of forecasted adjusted earnings per share to forecasted GAAP earnings per share or forecasted adjusted free cash flow to forecasted GAAP net cash provided by operating activities because the Company cannot, without unreasonable effort, calculate certain reconciling items with confidence due to the variability, complexity, and limited visibility of the adjusting items that would be excluded from forecasted earnings per share and forecasted free cash flow.

Revenues	2024	2025
Revenues (GAAP)	$4,209.7	$4,050.7
Foreign currency translation and Argentina inflation impact(a)	(11.1)	(37.6)
Adjusted revenues (non-GAAP)	$4,198.6	$4,013.1
Less Iraq revenues (GAAP)(l)	(115.3)	(15.8)
Adjusted revenues, excluding Iraq (non-GAAP)	$4,083.3	$3,997.3
Prior year revenues (GAAP)	4,357.0	4,209.7
Less prior year revenues from Business Solutions (GAAP)(b)	(29.7)	—
Adjusted prior year revenues (non-GAAP)	$4,327.3	$4,209.7
Less prior year revenues from Iraq (GAAP)(l)	(263.0)	(115.3)
Adjusted prior year revenues, excluding Iraq (non-GAAP)	$4,064.3	$4,094.4
Revenues (GAAP) - YoY % change	(3)%	(4)%
Adjusted revenues (non-GAAP) - YoY % change	(3)%	(5)%
Adjusted revenues, excluding Iraq (non-GAAP) - YoY % change	0%	(2)%

Operating Income	2024	2025
Operating income (GAAP)	$725.8	$757.3
Acquisition, separation, and integration costs(c)	4.1	10.9
Amortization and impairment of acquisition-related intangible assets(d)	2.4	3.4
Redeployment program costs(e)	41.4	—
Severance costs(f)	1.2	15.8
Russia asset impairments and termination costs(g)	14.8	3.1
Adjusted operating income (non-GAAP)	$789.7	$790.5
Operating margin (GAAP)	17%	19%
Adjusted operating margin (non-GAAP)	19%	20%

B-1	Western Union

Net Income	2023	2024	2025
Net income (GAAP)	$626.0	$934.2	$499.6
Acquisition, separation, and integration costs(c)	3.1	4.1	10.9
Amortization and impairment of acquisition-related intangible assets(d)	—	2.4	3.4
Redeployment program costs(e)	29.5	41.4	—
Severance costs(f)	—	1.2	15.8
Russia asset impairments and termination costs, and currency remeasurement(g)	—	16.7	2.4
Business Solutions gain(b)	(18.0)	—	—
IRS settlement(h)	—	(137.8)	5.9
Non-cash tax impacts of international reorganization(i)	—	(255.2)	43.2
Income tax expense/(benefit) from other adjustments(b)(c)(d)(e)(f)(g)(j)	4.6	(12.2)	(6.6)
Adjusted net income (non-GAAP)	$645.2	$594.8	$574.6

Earnings Per Share		2024	2025
Diluted earnings per share (GAAP) ($- dollars)		$2.74	$1.52
Pretax impacts from the following:
Acquisition, separation, and integration costs(c)		0.01	0.03
Amortization and impairment of acquisition-related intangible assets(d)		0.01	0.01
Redeployment program costs(e)		0.12	—
Severance costs(f)		—	0.05
Russia asset impairments, termination costs, and currency remeasurement(g)		0.05	0.01
Income tax expense/(benefit) impacts from the following:
IRS settlement(h)		(0.40)	0.02
Non-cash tax impacts of international reorganization(i)		(0.75)	0.13
Other adjustments(b)(c)(d)(e)(f)(g)(j)		(0.04)	(0.02)
Adjusted diluted earnings per share (non-GAAP) ($-dollars)		$1.74	$1.75

Free Cash Flow	2023	2024	2025
Net cash provided by operating activities (GAAP)	$783.1	$406.3	$543.7
Payments for capitalized contract costs	(36.4)	(11.8)	(27.3)
Payments for internal use software	(88.5)	(81.4)	(85.0)
Purchases of property and equipment	(22.9)	(37.4)	(38.5)
Free cash flow (non-GAAP)	$635.3	$275.7	$392.9
Tax payments associated with the 2017 United States federal tax liability(k)	119.5	159.3	218.7
Tax payment associated with the IRS settlement(h)	—	68.0	5.9
Estimated payments for acquisition, separation, and integration costs, severance costs, Russia termination costs, and redeployment program costs paid, net of income tax benefit(c)(e)(f)(g)	32.6	45.2	22.5
Adjusted free cash flow (non-GAAP)	$787.4	$548.2	$640.0
Adjusted net income (non-GAAP)	$645.2	$594.8	$574.6
Adjusted free cash flow conversion (non-GAAP)	122%	92%	111%
3-year average adjusted free cash flow conversion (non-GAAP)			109%

2026 Proxy Statement	B-2

>> ANNEX B

Consumer Services	2024	2025
Consumer Services revenues (GAAP)	$411.7	$543.3
Foreign currency translation and Argentina inflation impact(a)	(41.2)	(10.5)
Adjusted Consumer Services revenues (non-GAAP)	$370.5	$532.8
Prior year Consumer Services revenues (GAAP)	322.3	411.7
Consumer Services revenues (GAAP) - YoY % change	28%	32%
Adjusted Consumer Services revenues (non-GAAP) - YoY % change	15%	29%

Branded Digital	2024	2025
Branded Digital revenues (GAAP) - YoY % change	7%	7%
Foreign currency translation and Argentina inflation impact(a)	1%	(1)%
Adjusted Branded Digital revenues (non-GAAP) - YoY % change	8%	6%

Consolidated Metrics	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25
Revenues (GAAP)	$1,049.1	$1,066.4	$1,036.0	$1,058.2	$983.6	$1,026.1	$1,032.6	$1,008.4
Foreign currency translation and Argentina hyperinflation impact(a)	5.6	6.4	(5.5)	(17.6)	(14.4)	(4.0)	(15.1)	(4.1)
Revenues, constant currency, net of Argentina hyperinflation (non-GAAP)	1,054.7	1,072.8	1,030.5	1,040.6	$969.2	$1,022.1	$1,017.5	$1,004.3
Less Iraq revenues (GAAP)(l)	(64.9)	(34.3)	(9.5)	(6.6)	(6.6)	(4.7)	(2.2)	(2.3)
Adjusted revenues, excluding Iraq (non-GAAP)	$989.8	$1,038.5	$1,021.0	$1,034.0	$962.6	$1,017.4	$1,015.3	$1,002.0
Revenues (GAAP)-Yo Y % change	1%	(9)%	(6)%	1%	(6)%	(4)%	0%	(5)%
Revenues, constant currency, net of Argentina hyperinflation non-GAAP-YoY% change	2%	(8)%	(6)%	(1)%	(8)%	(4)%	(2)%	(5)%
Adjusted revenues (non-GAAP) - Yo Y % change	3%	(7)%	(6)%	(1)%	(8)%	(4)%	(2)%	(5)%
Adjusted revenues, excluding Iraq (non-GAAP)-YoY % change	(1)%	0%	1%	1%	(2)%	(1)%	(1)%	(5)%

CMT Segment Metrics	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25
Revenues (GAAP)	$962.0	$965.0	$932.2	$938.8	$872.9	$885.0	$878.0	$871.5
Foreign currency translation and Argentina hyperinflation impact(a)	2.5	12.7	7.4	7.5	11.4	(5.7)	(15.5)	(17.2)
Revenues, constant currency, net of Argentina hyperinflation (non-GAAP)	964.5	977.7	939.6	946.3	884.3	879.3	$862.5	854.3
Less Iraq revenues (GAAP)(l)	(64.9)	(34.3)	(9.5)	(6.6)	(6.6)	(4.7)	(2.2)	(2.3)
Adjusted revenues, excluding Iraq (non-GAAP)	$899.6	$943.4	$930.1	$939.7	$877.7	$874.6	$860.3	$852.0
Revenues (GAAP)-Yo Y % change	3%	(10)%	(9)%	(4)%	(9)%	(8)%	(6)%	(7)%
Adjusted revenues (non-GAAP)-Yo Y % change	3%	(9)%	(8)%	(3)%	(8)%	(9)%	(7)%	(9)%
Adjusted revenues, excluding Iraq (non-GAAP)-YoY % change	(1)%	(1)%	0%	0%	(2)%	(6)%	(7)%	(9)%

B-3	Western Union

>> ANNEX B

CS Segment Metrics	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25
Revenues (GAAP)	$87.1	$101.4	$103.8	$119.4	$110.7	$141.1	$154.6	$136.9
Foreign currency translation and Argentina hyperinflation impact(a)	3.0	(6.2)	(12.9)	(25.1)	(25.9)	1.9	0.4	13.1
Revenues, constant currency, net of Argentina hyperinflation (non-GAAP)	$90.1	$95.2	$90.9	$94.3	$84.8	$143.0	$155.0	$150.0
Prior year revenues (GAAP)	$83.2	$83.5	$78.8	$76.8	$87.1	$101.4	$103.8	$119.4
Revenues (GAAP)-Yo Y % change	5%	21%	32%	56%	27%	39%	49%	15%
Adjusted revenues (non-GAAP)-Yo Y % change	8%	14%	15%	23%	(3)%	41%	49%	26%

Footnotes:

(a)	Represents the impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. Constant currency results also reflect the impact of Argentina inflation, where indicated, due to its economy being hyperinflationary. The Company estimates Argentina inflation as the revenue growth not attributable to either transaction growth or the change in price (revenue divided by principal). Argentina inflation has historically had a more significant impact to revenues in the Company’s Consumer Services segment, as proportionally, there are higher revenues generated from Argentina in the Company’s Consumer Services segment, relative to its Consumer Money Transfer segment. Beginning with the second quarter of 2025, the Company no longer adjusts for the estimated impact of Argentinian hyperinflation in its non-GAAP revenue results, as inflation in the country has moderated significantly - from over 200% in recent years to less than 50% since the second quarter of 2025.
(b)	During 2021, the Company entered into an agreement to sell its Business Solutions business to Goldfinch Partners LLC and The Baupost Group LLC, the final closing of which occurred on July 1, 2023. Revenues have been adjusted to exclude the carved out financial information for the Business Solutions business to compare the year-over-year changes and trends in the Company’s continuing businesses, excluding the effects of this divestiture.
(c)	Represents the impact from expenses incurred in connection with the Company’s acquisition and divestiture activity, including for the review and closing of these transactions, and integration costs directly related to the Company’s acquisitions, such as severance and consulting costs.
(d)	Represents the non-cash amortization and impairment of acquired intangible assets in connection with recent business acquisitions.
(e)	Represented severance, expenses associated with streamlining the Company’s organizational and legal structure, and other expenses associated with the Company’s program which redeployed expenses in its cost base through optimizations in vendor management, real estate, marketing, and people strategy as previously announced in October 2022. Expenses incurred under the program also included non-cash impairments of operating lease right-of-use assets and property and equipment.
(f)	Management excludes severance costs not related to acquisition, separation, and integration activities in its measurement of non-GAAP profitability to focus on those factors it believes to be most relevant to the Company’s operations.
(g)	While the Company had previously made a decision to suspend its operations in Russia, in 2024, the Company decided to pursue either liquidating or selling the Russian assets, which triggered a review of the carrying value of these assets. In 2024, the Company recorded asset impairments of $13.4 million, related to its assets in Russia. Amounts presented also include the costs associated with operating the Russian entity which are no longer needed for the Company’s ongoing operations. Beginning in 2024, the expenses have only been incurred in order to complete the liquidation or possible sale of the Russian assets. Additionally, where indicated, the Company has excluded the impact of the foreign currency remeasurement of the Russian ruble because of the decision to liquidate or sell the Russian assets.
(h)	In 2024, the Company entered into a settlement with the IRS regarding the Company’s 2017 and 2018 federal income tax returns. The Company is contesting the one remaining unagreed adjustment in the U.S. Tax Court and has fully reserved for this unagreed adjustment. The Company has excluded the non-cash reversal of the uncertain tax position liability associated with the settlement because of the significance of this settlement on its reported results. In 2025, the Company recorded non-cash state tax benefits and interest accruals, both of which were associated with the previous federal tax settlement and that are also excluded from adjusted earnings per share.
(i)	In 2024, the Company reorganized the international operations of its business to realign and consolidate the Company’s international activities. The Company recognized deferred tax assets, net of valuation allowance, associated with this reorganization, including from the step-up in tax basis associated with the reorganization. The Company has excluded the non-cash recognition of the deferred tax assets associated with this reorganization because of the significance of this recognition on its reported results. The company has also removed the non-cash reversal of these deferred tax assets from its 2025 adjusted net income and adjusted earnings per share.
(j)	In addition to the income tax effects of the adjustments described above, 2024 included an adjustment to exclude an income tax benefit of $2.6 million related to the non-cash impact of remeasuring the Company’s deferred tax assets and liabilities for tax law changes that were enacted in that period in Barbados.
(k)	Represents installment payments on the tax liability on certain of our previously undistributed earnings pursuant to United States tax reform legislation enacted in December 2017. The Company elected to pay this liability in periodic installments through 2025.
(l)	Represents revenues from transactions originated in Iraq. Beginning in March 2023, the Company experienced a significant increase in its business originating from Iraq. The Company believes this volume to have been the effect of policy changes by United States and Iraqi regulators. In July 2023, the United States Treasury and the Federal Reserve Bank of New York announced actions that banned 14 Iraqi banks, some of whom were the Company’s agents, from conducting U.S. dollar transactions. Additionally, in October 2023, the Central Bank of Iraq suspended the Company’s largest agent in the country, although that agent was later reinstated and resumed offering the Company’s services. The effect of fluctuations between the Iraqi dinar and United States dollar on reported revenues was not significant for these periods. Because of the significant volatility in revenues and disruptions in offering the Company’s services in the country, management believes that revenue measures that exclude the Iraq revenues provide better consistency and comparability to prior periods and assist in understanding trends in the Company’s ongoing revenues.

2026 Proxy Statement	B-4

Important Notice Regarding The Availability Of Proxy Materials

The Company’s Proxy Statement and 2025 Annual Report are available at www.proxyvote.com or www.proxydocs.com/brokers/ WU for Beneficial Holders and www.proxydocs.com/WU for Registered Holders. To access such materials, you will need the control/identification numbers provided to you in your Notice of Internet Availability of Proxy Materials or your Proxy Card.

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TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
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The Board of Directors Recommends a Vote FOR the election of each director nominee and FOR Items 2, 3 and 4.

Election of directors:
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1a. Julie M. Cameron-Doe	☐	☐	☐	1g. Michael A. Miles, Jr.	☐	☐	☐

1b. Martin I. Cole	☐	☐	☐	1h. Timothy P. Murphy	☐	☐	☐

Please fold here – Do not separate

1c. Suzette M. Deering	☐	☐	☐	1i. Milind Pant	☐	☐	☐

1d. Betsy D. Holden	☐	☐	☐	1j. Jan Siegmund	☐	☐	☐

1e. Jeffrey A. Joerres	☐	☐	☐	1k. Angela A. Sun	☐	☐	☐

1f. Devin B. McGranahan	☐	☐	☐	1l. Solomon D. Trujillo	☐	☐	☐

Other Matters:

2.	Advisory Vote to Approve Executive Compensation	☐	For	☐	Against	☐	Abstain

3.	Ratification of Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2026	☐	For	☐	Against	☐	Abstain

4.	Approval of the Company’s 2026 Employee Stock Purchase Plan	☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote AGAINST Item 5.

5.	Stockholder proposal regarding stockholder right to act by written consent	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE AND FOR ITEMS 2, 3 and 4, and AGAINST Item 5. For shares held in The Western Union Company Incentive Savings Plan (the Plan), the Plan’s Trustee will vote the shares as directed. If no direction is given on how to vote the shares to the Trustee by mail on or before May 11, 2026 or by Internet or phone by 11:59 p.m. (EDT) on May 11, 2026, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as the shares for which it receives instructions from all other participants in the Plan.

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THE WESTERN UNION COMPANY

ANNUAL MEETING OF STOCKHOLDERS

May 14, 2026
8:00 a.m. (MDT)

The Western Union Company Corporate Headquarters
7001 East Belleview Avenue
Denver, Colorado 80237

The Western Union Company 7001 East Belleview Avenue Denver, Colorado 80237	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 14, 2026.

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